UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c–5(d)(2))

☐	Definitive Information Statement

AssetMark Financial Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a–101) per Item 1 of this Schedule and Exchange Act Rules 14c–5(g) and 0–11.

PRELIMINARY INFORMATION STATEMENT – SUBJECT TO COMPLETION

ASSETMARK FINANCIAL HOLDINGS, INC.

1655 Grant Street, 10th Floor

Concord, California 94520

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This notice of stockholder action by written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.001 per share (the “Company Common Stock” or our “Common Stock”), of AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with the Agreement and Plan of Merger, dated as of April 25, 2024 (as amended or otherwise modified in accordance with its terms, the “Merger Agreement”), by and among the Company, GTCR Everest Borrower, LLC, a Delaware limited liability company (“Parent”) and GTCR Everest Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), a copy of which is attached as Annex A to the accompanying information statement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”).

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive $35.25 in cash, without interest and less applicable withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid, nor will any distribution be made, in respect of (1) any shares of Company Common Stock held by us as treasury shares or owned by Parent or Merger Sub immediately prior to the Effective Time (other than shares of the Company Common Stock held by any such person in a trustee, custodian or nominee capacity), which at the Effective Time will automatically be cancelled, (2) any shares of Company Common Stock held by any subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time (other than shares of the Company Common Stock held by any such person in a trustee, custodian or nominee capacity), which shares will be converted into such number of shares of stock of the entity surviving the Merger (the “Surviving Corporation”) such that each such subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such subsidiary owned in the Company immediately prior to the Effective Time, and (3) any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted, or caused or permitted to be voted, any shares in favor of the Merger or consented thereto in writing and who has demanded and perfected such holder’s right to appraisal for such shares in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

On April 24, 2024, at a meeting duly called and held, our board of directors (the “Company Board”) unanimously: (1) determined that the Merger Agreement, the other transaction documents contemplated by the Merger Agreement (together with the Merger Agreement, the “Transaction Documents”) and the Merger are advisable, fair to, and in the best interests of the Company and its stockholders, (2) approved the Merger Agreement, the other Transaction Documents and the Merger and (3) recommended the adoption and approval of the Merger Agreement, the other Transaction Documents and the Merger to the stockholders of the Company.

The adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby required the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). On April 25, 2024, following the execution and delivery of the Merger Agreement, Huatai International Investment Holdings Limited (the “Majority Stockholder”), representing approximately 68.4% of the voting power of the outstanding shares of Company Common Stock as of such date (which was the record date for determining stockholders entitled to consent to the adoption of the Merger Agreement), delivered a written consent (the “Written Consent”), which is attached to this information statement as Annex B, constituting the Company Stockholder Approval, adopting the Merger Agreement in all respects and approving the transactions contemplated thereby, including the Merger, in accordance with the DGCL and our amended and restated certificate of incorporation, as amended by the certificate of amendment thereto (the “Charter”). As a result, no further action by any stockholder of the Company is required under applicable law, the Charter or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. This notice and the accompanying information statement shall constitute notice to you from us of the action taken pursuant to the written consent contemplated by Section 228(e) of the DGCL.

Under Section 262 of the DGCL (“Section 262”), if the Merger is completed, subject to compliance with the requirements of Section 262, holders of record and certain beneficial owners of shares of Company Common Stock, other than the Majority Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this notice and the accompanying information statement, which mailing date is [●], 2024, and comply precisely with other procedures set forth in Section 262, which are summarized in the accompanying information statement. This notice and the accompanying information statement shall constitute notice to you from us of the availability of appraisal rights under Section 262 in connection with the Merger.

The accompanying information statement is for informational purposes only. However, we urge you to read the information statement in its entirety for a more complete description of the transactions referenced above and the actions taken by the Company Board and the Majority Stockholder.

We thank you for your continued support and interest in the Company.

Sincerely,

Michael Kim
Chief Executive Officer and President
Concord, California
[●], 2024

The accompanying information statement is dated as of [●], 2024 and is first being mailed to stockholders on or about [●], 2024.

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TRANSACTION SUMMARY

Except as otherwise specifically noted in this information statement, the “Company,” “we,” “us,” “our,” and similar words refer to AssetMark Financial Holdings, Inc., including, in certain cases, the Company’s subsidiaries. Throughout this information statement, the “Company Board” refers to the Company’s board of directors. Throughout this information statement, we refer to GTCR LLC as “GTCR,” GTCR Everest Borrower, LLC as “Parent” and GTCR Everest Merger Sub, Inc. as “Merger Sub.” In addition, throughout this information statement we refer to the Agreement and Plan of Merger, dated as of April 25, 2024, by and among the Company, Parent and Merger Sub (as it may be amended from time to time) as the “Merger Agreement.”

This summary highlights certain information from this information statement related to the proposed merger of Merger Sub (a wholly owned subsidiary of Parent) with and into the Company, with the Company surviving and continuing as a wholly owned subsidiary of Parent. We refer to that transaction as the “Merger.”

This information statement may not contain all of the information that is important to you. To understand the Merger more fully and for a complete description of its legal terms, you should carefully read this information statement, including the annexes to this information statement and the other documents to which we refer in this information statement. You may obtain the information incorporated by reference in this information statement without charge by following the instructions in the section of this information statement captioned “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this information statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Introduction

On April 25, 2024, we agreed to be acquired by Parent. If the Merger is completed, each outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock” or our “Common Stock”) will be converted into the right to receive $35.25 per share in cash (other than as otherwise provided in the Merger Agreement).

Parties Involved in the Merger

The Company

We operate a wealth management platform that powers independent financial advisors and their clients. Together with our affiliates Voyant and Adhesion Wealth, we serve advisory firms of all sizes and business models at every stage of their journey with flexible, purpose-built solutions that champion client engagement and drive efficiency. Our ecosystem of solutions equips advisors with services and capabilities that would otherwise require significant investments of time and money, ultimately enabling them to deliver better investor outcomes and enhance their productivity, profitability and client satisfaction. Founded in 1996 and based in Concord, California, the Company has over 1,000 employees and the Company’s platform serves over 9,300 financial advisors and over 257,000 investor households.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AMK.” Our principal executive offices are located at 1655 Grant Street, 10th Floor Concord, California 94520.

Parent

Parent was formed in Delaware on April 5, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the transactions contemplated by the Merger Agreement. Parent is wholly owned by GTCR Fund XIV/B LP and is an affiliate of GTCR and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto and arranging of the equity financing and any debt financing in connection with the Merger. Parent’s address is c/o GTCR LLC, 300 North LaSalle Drive Suite 5600 Chicago, IL 60654, and its telephone number is (312) 382-2200.

Merger Sub

Merger Sub was formed in Delaware on April 5, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation (as defined below) and a wholly owned subsidiary of Parent. Merger Sub’s address is c/o GTCR LLC, 300 North LaSalle Drive Suite 5600 Chicago, IL 60654, and its telephone number is (312) 382-2200.

Effect of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will survive the Merger and continue to exist after the Merger as a direct, wholly owned subsidiary of Parent (the “Surviving Corporation”).

The Merger will become effective at such time (the “Effective Time”) when the certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the certificate of merger).

If the Merger is completed, we will cease to be a publicly traded company. As a result, you will not own any shares of capital stock of the Surviving Corporation.

Merger Consideration

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of Company Common Stock outstanding as of immediately prior to the Effective Time (other than the Excluded Shares (as defined in the section of this information statement captioned “The Merger Agreement—Conversion of Shares”)) will be converted into the right to receive $35.25 in cash, without interest and less applicable withholding taxes (the “Merger Consideration”). For more information, see the section of this information statement captioned “The Merger Agreement—Conversion of Shares.”

After the Merger is consummated, you will have the right to receive the Merger Consideration for each share of Company Common Stock that you hold as of immediately prior to the Effective Time, but you will no longer have any rights as a stockholder of the Company (except that persons who properly, timely and validly exercise and perfect and do not validly withdraw or otherwise lose, their demand for appraisal rights under the DGCL will have the right to receive a payment for the “fair value” of their shares, as determined pursuant to an appraisal proceeding as contemplated by the DGCL and as described in the section of this information statement captioned “The Merger—Appraisal Rights”). For more information, see the sections of this information statement captioned “The Merger Agreement—Conversion of Shares and “The Merger Agreement—Payment and Issuance of Merger Consideration; Surrender of Shares.”

Recommendation of the Company Board and Reasons for the Merger

The Company Board, after considering various factors described in the section of this information statement captioned “The Merger—Recommendation of the Company Board and Reasons for the Merger,” unanimously: (1) determined that the Merger Agreement, the other transaction documents contemplated by the Merger Agreement (together with the Merger Agreement, the “Transaction Documents”) and the Merger are advisable, fair to, and in the best interests of, the Company and its stockholders, (2) approved the Merger Agreement, the other Transaction Documents and the Merger and (3) recommended the adoption and approval of the Merger Agreement, the other Transaction Documents and the Merger to the stockholders of the Company.

For more information see the section of this information statement captioned “The Merger—Recommendation of the Company Board and Reasons for the Merger.”

Requisite Company Stockholder Approval for the Merger

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the Merger (the “Company Stockholder Approval”). The holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On April 25, 2024, following the execution and delivery of the Merger Agreement, Huatai International Investment Holdings Limited (the “Majority Stockholder”), representing approximately 68.4% of the voting power of outstanding shares of Company Common Stock as of such date (which was the record date for determining stockholders entitled to consent to the adoption of the Merger Agreement), delivered a written consent (the “Written Consent”), which is attached to this information statement as Annex B, constituting the Company Stockholder Approval, adopting the Merger Agreement in all respects and approving the transactions contemplated thereby, including the Merger, in accordance with the DGCL and the Company’s amended and restated certificate of incorporation, as amended by the certificate of amendment thereto (the “Charter”).

As a result, no further action by any other stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement, and we are not, and will not be, soliciting your vote to consent to the adoption of the Merger Agreement and will not call a stockholders’ meeting for that purpose. No action by the stockholders of Parent is required to consummate the Merger, and all requisite corporate action by and on behalf of Merger Sub required to consummate the Merger has been taken.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of such actions be given to those stockholders who did not consent in writing and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice, pursuant to Section 228(e) of the DGCL, to the persons who have not consented in writing to the actions set forth in the Written Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been April 25, 2024, the record date for determining the stockholders entitled to consent to the adoption of the Merger Agreement.

Opinion of Morgan Stanley & Co. LLC

Pursuant to an engagement letter dated as of February 27, 2024, the Company retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as its financial advisor and render a financial opinion in connection with the proposed Merger. The Company Board selected Morgan Stanley to act as the Company’s financial adviser based on, among other things, Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in the Company’s industry and its knowledge of the Company, its business and the industries in which the Company conducts its business.

At the meeting of the Company Board on April 24, 2024, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing delivered April 25, 2024, that, as of April 24, 2024, and based upon and subject to the qualifications, assumptions, limitations and other matters as set forth in its written opinion, the per share price of $35.25 in cash to be received by the holders of shares of Company Common Stock (other than the holders of Excluded Shares or the Majority Stockholder) pursuant to the Merger Agreement was fair, from a financial point of view, as of the date of the opinion, to such holders of shares of Company Common Stock, as set forth in such opinion as more fully described in the section of this information statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC.”

The full text of the written opinion of Morgan Stanley dated as of April 25, 2024, which sets forth, among other things, the assumptions made, procedures followed and other matters set forth therein considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this information statement as Annex C and incorporated by reference in this information statement in its entirety. The summary of the opinion of Morgan Stanley in this information statement is qualified in its entirety by reference to the full text of the written opinion. Company stockholders are urged to, and should, read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Company Board, in its capacity as such, and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the per share price of $35.25 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares or the Majority Stockholder) pursuant to the Merger Agreement and did not address the relative merits of the Merger or the related transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

For more information, see the section of this information statement captioned “The Merger—Opinion of Morgan Stanley  & Co. LLC.”

Treatment of Equity and Long-Term Incentive Awards in the Merger Agreement

Company Stock Options and Company SARs. At the Effective Time, each (i) option to purchase shares of our Common Stock (a “Company Stock Option”) and (ii) stock appreciation right with respect to shares of our Common Stock (including stock appreciation rights which settle in cash) (a “Company SAR”) that is outstanding as of immediately prior to the Effective Time, whether or not exercisable or vested, will, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment (if any), less any required withholding taxes and without interest, determined by multiplying (A) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such Company Stock Option or Company SAR by (B) the number of shares of our Common Stock underlying such Company Stock Option or Company SAR, as applicable, as of the Effective Time. Any Company Stock Option or Company SAR (whether vested or unvested) that has an exercise price per Company Stock Option or Company SAR that is equal to or greater than the Merger Consideration will be cancelled for no consideration.

Company Restricted Stock Units and Company Restricted Stock Awards. At the Effective Time, each (i) restricted stock unit (including restricted stock units which settle in cash) with respect to shares of our Common Stock (a “Company RSU”) and (ii) restricted stock award with respect to shares of our Common Stock (a “Company Restricted Stock Award”), in each case, that is outstanding as of immediately prior to the Effective Time, whether or not vested, will, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment, less any required withholding taxes and without interest, determined by multiplying (A) the per share Merger Consideration by (B) the number of shares of our Common Stock underlying such Company Restricted Stock Unit or Company Restricted Stock Award, as applicable, as of the Effective Time.

Company Long-Term Cash Incentive Awards. At the Effective Time, each long-term cash incentive award (a “Company Cash Incentive Award”) that is outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, awards granted as cash retention awards), whether or not vested, will, automatically and without any action on behalf of the holder thereof, become fully vested and payable, less any required withholding taxes and without interest, as of immediately prior to the Effective Time.

Throughout this information statement “Company Equity Awards” refers, collectively to Company Stock Options, Company SARs, Company RSUs and Company Restricted Stock Awards. For more information, see the section of this information statement captioned “The Merger—Treatment of Equity and Long-Term Incentive Awards in the Merger Agreement.”

Treatment of Equity Plan

The AssetMark Financial Holdings, Inc. 2019 Equity Incentive Plan (as may be amended and restated from time to time), each Company Equity Award and each Company Cash Incentive Award will be terminated by the Company effective as of the Effective Time, and no holder of Company Equity Awards or Company Cash Incentive Awards will have any rights in respect thereof from and after the Effective Time, except for the right to receive the payments contemplated by the Merger Agreement.

For more information, see the section of this information statement captioned “The Merger Agreement—Treatment of Equity Plans.”

Interests of the Company’s Directors and Executive Officers in the Merger

You should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by our stockholders, the Company Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement. These interests include the following:

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for our non-employee directors, the accelerated vesting, at the Effective Time, of Company RSUs issued prior to the Effective Time, as described in the section of this information statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”;

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for our current executive officers, the treatment of their outstanding Company Equity Awards and Company Cash Incentive Awards, as described in the section of this information statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”;

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the eligibility of each executive officer to receive severance payments and benefits under the severance policy proposed in the disclosure schedules in the event of a qualifying termination of employment following the Effective Time; and

•	the continuation of indemnification and directors’ and officers’ liability insurance by the Surviving Corporation following the Effective Time and for at least six years thereafter.

The shares of our Common Stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our Common Stock held by all other stockholders.

For more information, see the section of this information statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Appraisal Rights

Our stockholders and beneficial owners of Company Common Stock are entitled, under certain circumstances, to seek appraisal of their shares in connection with the Merger under Delaware law. Pursuant to Section 262 of the DGCL (“Section 262”) subsection (d), this information statement serves as notice that record or beneficial owners of Company Common Stock may be entitled to appraisal rights under Section 262 in connection with the Merger. Under Section 262, if the Merger is consummated, our stockholders (including beneficial owners of shares of Company Common Stock) other than the Majority Stockholder will be entitled to seek appraisal of their shares of Company Common Stock if they (1) do not deliver a written consent or otherwise vote in favor of the adoption of the Merger Agreement; (2) properly and timely demand appraisal of their shares; (3) continuously hold of record or beneficially own their shares through the Effective Time; (4) meet certain statutory requirements described in this information statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal. This means that these persons will be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the Effective Time through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Only a stockholder of record or a beneficial owner of shares of Company Common Stock may submit a demand for appraisal in connection with the Merger, other than the Majority Stockholder. To exercise appraisal rights, such person must (1) deliver a written demand for appraisal of such person’s shares to us no later than twenty (20) days after the mailing of this information statement, which is [●], 2024; (2) not have delivered a written consent in favor of the proposal to adopt the Merger Agreement; (3) continuously hold of record or beneficially own such person’s shares through the Effective Time; (4) otherwise comply with the procedures for exercising appraisal rights under the DGCL; and (5) not withdraw such person’s demand or otherwise lose such person’s right to appraisal. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company as to all holders and beneficial owners of shares of Company Common Stock unless certain conditions are satisfied by the persons seeking appraisal, as described further below. The requirements under Section 262 for exercising appraisal rights are described in further detail in this information statement, which description is qualified in its entirety by Section 262. Pursuant to Subsection (d)(2) of Section 262, this information statement is to include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. You may find an electronic copy of Section 262 at the following website, accessible without subscription or cost, which copy is incorporated in this information statement by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this information statement or any of the documents incorporated herein by reference and the actual text of Section 262, the actual text of Section 262 controls. All references in Section 262 and in this summary to a “stockholder” are to a holder of record of stock, unless otherwise expressly noted herein. All references in Section 262 and in this summary to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, unless otherwise expressly noted herein. All references in Section 262 and in this summary to a “person” mean any individual, corporation, partnership, unincorporated association or other entity.

For more information, see the section of this information statement captioned “The Merger—Appraisal Rights.”

Material United States Federal Income Tax Consequences of the Merger

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in the section of this information statement captioned “The Merger—Material United States Federal Income Tax Consequences of the Merger”) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder (as defined in the section of this information statement captioned “The Merger—Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States. However, the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Common Stock should read the section of this information statement captioned “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.

Regulatory Clearances and Approvals Required for the Merger

The consummation of the Merger (the “Closing”) is conditioned on, among other things, certain specified regulatory approvals having been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or terminated), including the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the terms of the Merger Agreement, the Company and Parent have agreed to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as soon as practicable, including: (1) preparing and filing, and causing any applicable subsidiaries and affiliates to prepare and file, as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings and (2) obtaining certain specified regulatory consents, approvals, notifications or filings from or to governmental entities, including the Financial Industry Regulatory Authority (“FINRA”), China Securities Regulatory Commission (“CSRC”) of the People’s Republic of China (“PRC”), the Department of Finance of Jiangsu Province of the PRC, the National Securities Clearing Corporation (“NSCC”), the Florida Office of Financial Regulation, Division of Securities, the State of Kentucky Department of Financial Institutions, Division of Securities, and the Arizona Department of Insurance and Financial Institutions. In addition, the Company and Parent are required to file notifications to the state securities regulators in Indiana, Massachusetts, New Mexico, North Carolina, South Dakota and West Virginia.

In addition, the parties to the Merger Agreement have agreed that the obligations of Parent include taking, and causing its subsidiaries to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any applicable law so as to enable the consummation of the transactions contemplated by the Merger Agreement to occur as soon as reasonably possible (and in any event prior to May 1, 2025, as such date may be extended by written agreement or pursuant to the Merger Agreement (the “End Date”)), including:

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entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any governmental authority in connection with the transactions contemplated by the Merger Agreement;

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proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent or those of the Company or its subsidiaries;

•	terminating existing relationships, contractual rights or obligations of Parent or its subsidiaries (including those of the Company and its subsidiaries after the Closing);

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otherwise taking or committing to take actions that after the Closing would limit Parent’s or its subsidiaries’ (including, after the Closing, the Company’s or its subsidiaries’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Parent or its subsidiaries (including, after the Closing, the Company or its subsidiaries) (each of the foregoing four bullets, a “Regulatory Concession”);

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defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by the Merger Agreement or any other agreements entered into in connection therewith or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or any other agreements entered into in connection therewith, in each case, by a governmental authority; and

•

seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any governmental authority with respect to the Merger Agreement or the transactions contemplated thereby.

If requested by Parent, the Company and its subsidiaries shall agree to any Regulatory Concession; provided that none of the Company or the Company’s subsidiaries shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by the Merger Agreement.

Parent and the Company filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on May 14, 2024. The applicable waiting period under the HSR Act expires at 11:59 P.M. Eastern Time on June 13, 2024.

For a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger, see the section of this information statement captioned “The Merger—Regulatory Clearances and Approvals Required for the Merger.”

No-Shop; Acquisition Proposals and Adverse Recommendation Change

The Company has agreed that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will not and will not authorize any of its or their respective Representatives (as defined in the subsection of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”) to, directly or indirectly:

•

solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Alternative Acquisition Proposal (as defined in the section of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”);

•

enter into or participate in any discussion or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate with any third party, in each case, relating to an Alternative Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Alternative Acquisition Proposal;

•

make an Adverse Recommendation Change (as defined in the section of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”) with regard to the Merger; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Alternative Acquisition Proposal other than a confidentiality agreement compliant with certain terms specified in the Merger Agreement.

By virtue of the delivery of the Written Consent following the execution of the Merger Agreement, the provisions of the Merger Agreement with respect to the Company Board’s ability to (i) withhold, withdraw or modify in a manner adverse to Parent its recommendation, (ii) recommend, approve or adopt any Alternative Acquisition Proposal or (iii) terminate the Merger Agreement in connection with a material event, change or circumstance with respect to the Company are, in each case, no longer applicable.

For more information, see the section of this information statement captioned “The Merger Agreement—No-Shop;  Acquisition Proposals and Adverse Recommendation Change.”

Conditions to the Closing of the Merger

The consummation of the Merger is subject to certain customary mutual conditions, including:

•	the Company Stockholder Approval having been obtained (which was satisfied on April 25, 2024), by virtue of the delivery of the Written Consent;

•	this information statement having been mailed to our stockholders at least twenty (20) days prior to the Closing;

•

no injunction or order issued by any court of competent jurisdiction preventing the consummation of the Merger or applicable law enacted, entered, adopted or promulgated by any governmental authority having jurisdiction over Parent, Merger Sub, the Company or any of their respective subsidiaries that, in any case, prohibits, enjoins or makes illegal the Merger, having taken effect after the date of the Merger Agreement and still in effect;

•	any applicable waiting period (and any extension thereof) under the HSR Act having expired or been terminated; and

•

certain required consents, approvals, notifications or filings from or to governmental entities (including FINRA, the CSRC, the Department of Finance of Jiangsu Province of the PRC, the NSCC and specified United States state governmental entities) having been obtained or made, as applicable.

In addition, Parent, Merger Sub and the Company’s obligations to consummate the Merger are subject to certain reciprocal conditions, including:

•

the accuracy (subject to applicable materiality or other qualifiers) of each of the representations and warranties made by the other party in the Merger Agreement as of the Effective Time (or, if applicable, the date in respect of which a representation or warranty was specifically made);

•

the other party having not breached or failed to perform or comply with, in all material respects, its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time; and

•

the receipt of a certificate signed by an executive officer of the other party dated as of the date on which the Closing occurs (the “Closing Date”), certifying that certain conditions have been satisfied at Closing.

Furthermore, Parent and Merger Sub’s obligations to consummate the Merger are conditioned upon the absence of a Company Material Adverse Effect (as defined in the section of this information statement captioned “The Merger Agreement—Representations and Warranties”) or any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect since the date of the Merger Agreement.

For more information, see the section of this information statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”

Financing of the Merger

The Merger is not subject to any financing condition. We estimate that the total amount of funds necessary to consummate the Merger and the related transactions, including payment of related fees and expenses, to be approximately $2.88 billion. We expect these amounts to be funded with the net proceeds from the equity financing and debt financing (collectively, the “Financing”) described below and in the section of this information statement captioned “The Merger Agreement—Financing of the Merger.”

In connection with the Merger Agreement, Parent and Merger Sub have delivered to the Company an equity commitment letter to Parent (the “Equity Commitment Letter”), dated as of April 25, 2024, by and among Parent and GTCR Fund XIV/A LP, GTCR Fund XIV/C LP, GTCR Co-Invest XIV/A LP and GTCR Co-Invest XIV/B LP (collectively, the “Guarantors”), each an investment fund affiliated with Parent, pursuant to which, the Guarantors have committed to provide equity financing at the Closing in an aggregate amount of  $1,580,615,957 (which will be reduced, if at all, to the extent Parent does not require the full amount of the equity financing to fund all amounts payable pursuant to the Merger Agreement) in cash, in immediately available funds, in accordance with the terms and conditions set forth in the Equity Commitment Letter, to Parent, solely for the purpose of allowing Parent to fund a portion of the payments required under the Merger Agreement and pay any fees and expenses that are required to be paid by Parent pursuant to the Merger Agreement and the Equity Commitment Letter.

Concurrently with the execution of the Merger Agreement, the Guarantors have also provided a limited guarantee in favor of the Company, dated as of April 25, 2024 (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms. Pursuant to the Limited Guarantee, the Guarantors have agreed to guarantee the due and punctual payment and performance of Parent of (a) the Parent Termination Fee (as described in the section of this information statement captioned “The Merger Agreement—Termination Fee”) and (b) the reimbursement of certain payment obligations of Parent to the Company under the Merger Agreement, subject to (i) the terms and conditions set forth in the Merger Agreement and the Limited Guarantee and (ii) the maximum aggregate liability amount, which is capped at $171,521,740 (the “Maximum Amount”).

In connection with its entry into the Merger Agreement, Parent entered into an amended and restated debt commitment letter, dated as of May 15, 2024 (the “Debt Commitment Letter”) with UBS AG, Stamford Branch, UBS Securities LLC, Barclays Bank PLC, Jefferies Finance LLC, Bank of America, N.A., BofA Securities, Inc., Bank of Montreal, BMO Capital Markets Corp., Truist Bank, Truist Securities, Inc., Mizuho Bank, Ltd., U.S. Bank National Association, Ares Capital Management LLC and Blackstone Alternative Credit Partners LP (collectively, the “Debt Commitment Parties”). Pursuant to the Debt Commitment Letter, certain of the Debt Commitment Parties (the “Lenders”) have committed to provide debt financing in connection with the consummation of the Merger, on the terms and subject to the conditions set forth in the Debt Commitment Letter. The Debt Commitment Letter provides for, among other things, (i) a term loan facility in an aggregate principal amount of $1,300,000,000 and (ii) a revolving credit facility in an aggregate principal amount of $250,000,000 in connection with the consummation of the Merger, the other transactions contemplated by the Merger Agreement and related transactions, on the terms and subject to the conditions set forth in the Debt Commitment Letter.

For more information, see the section of this information statement captioned “The Merger—Financing of the Merger.”

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent, if:

○

the Merger has not been consummated on or before the End Date (i.e., May 1, 2025, as such date may be extended by written agreement or pursuant to the Merger Agreement); provided that this termination right will not be available to any party (including, in the case of Parent, Merger Sub) whose breach of any provision of the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time; or

○

there is in effect a permanent injunction or other order issued by a governmental authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order has become final and non-appealable; provided that this termination right will not be available to any party whose breach of any provision of the Merger Agreement is the primary cause of, or primarily resulted in, such injunction or other order.

•	by Parent, if:

○

the Company has breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement that would cause the conditions to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied, and incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company has not cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) days after receipt of written notice thereof from Parent stating Parent’s intention to terminate the Merger Agreement pursuant to such breach; provided, however, that Parent will not have this termination right if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement so as to cause any of the conditions to the Company’s obligations to consummate the Merger not to be capable of being satisfied.

•	by the Company, if:

○

Parent or Merger Sub has breached of any representation or warranty or failed to perform any covenant or agreement on the part of Parent and Merger Sub set forth in the Merger Agreement that would cause the conditions to the Company’s obligations to consummate the Merger not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub will not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) days after receipt of written notice thereof from the Company stating the Company’s intention to terminate the Merger Agreement; provided, however, that the Company will not have this termination right if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement so as to cause any of the conditions to Parent and Merger Sub’s obligations to consummate the Merger not to be capable of being satisfied; or

○

(i) all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than (x) those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Parent or Merger Sub of the Merger Agreement), (ii) Parent fails to consummate the Merger by the time the Closing should have occurred, (iii) following such failure by Parent to consummate the Merger, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two (2) business day period immediately thereafter and (iv) Parent fails to consummate the Merger within such two (2) business day period after delivery by the Company to Parent of such notice (a “Financing Failure”).

The Merger Agreement also provides a termination right for (i) both parties in the case of failure to obtain the Company Stockholder Approval (through the Written Consent or at a company stockholder meeting); (ii) Parent, if (a) an Adverse Recommendation Change (as defined in the section of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”) has occurred prior to the receipt of the Company Stockholder Approval or (b) a copy of the Written Consent was not delivered to Parent by 11:59 P.M., Pacific Time, on the date of the Merger Agreement; and (iii) the Company, if prior to the receipt of the Company Stockholder Approval, the Company Board authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal (as defined in the section of this information statement captioned “The Merger Agreement—Termination of the Merger Agreement”), subject to compliance with the restrictions on solicitation of acquisition proposals, if prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee (defined below) required to be paid to Parent as described in the section of this information statement captioned “The Merger Agreement—Termination Fee.” These termination rights are no longer exercisable because the Written Consent was delivered to Parent following the execution of the Merger Agreement.

For more information, see the section of this information statement captioned “The Merger Agreement—Termination of the Merger Agreement.”

Transaction Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is consummated.

The Company has agreed to pay Parent a termination fee of $80,760,870 in immediately available funds (the “Company Termination Fee”) upon termination of the Merger Agreement if:

•

Parent terminates the Merger Agreement in the event an Adverse Recommendation Change occurred prior to the receipt of the Company Stockholder Approval (which is no longer applicable because the Written Consent was delivered to Parent following the execution of the Merger Agreement);

•

the Company terminates the Merger Agreement in the event the Company Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal (which is no longer applicable because the Written Consent was delivered to Parent following the execution of the Merger Agreement); or

•

Parent or the Company (as applicable) terminates the Merger Agreement because (i)(a) the Merger has not been consummated on or before the End Date, (b) of the Company’s failure to obtain the Company Stockholder Approval (which is no longer applicable because the Written Consent was delivered to Parent following the execution of the Merger Agreement) or (c) of any breach by the Company of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), (ii) an Alternative Acquisition Proposal (as defined in the section of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”) was previously publicly announced (or, in certain circumstances, disclosed to the Company Board) and (iii) within twelve (12) months after termination of the Merger Agreement, an acquisition transaction is consummated.

In no event is the Company obligated to pay the Company Termination Fee on more than one occasion.

Parent is obligated to pay to the Company a one-time termination fee (the “Parent Termination Fee”) of $161,521,740 in immediately available funds, if: (i) the Merger Agreement is terminated by the Company because (a) Parent breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances or (b) a Financing Failure occurs or (ii) the Company or Parent, in either case, terminates the Merger Agreement at the End Date because the Merger has not been consummated on or before the End Date at a time when the Company would have been entitled to terminate the Merger Agreement pursuant to the foregoing situations in (a) or (b). Under no circumstances will the maximum aggregate liability of Parent and Merger Sub (and the Guarantor in accordance with, and subject to the limitations in, the Limited Guarantee) exceed an aggregate amount equal to the sum of the Parent Termination Fee plus any reimbursement obligations (including Enforcement Costs (as defined below), not to exceed $10 million), equal to $171,521,740 (the “Parent Liability Cap”).

Additionally, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to the respective Company Termination Fee and Parent Termination Fee, such party will also reimburse any documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the other party in connection with a legal proceeding to enforce the Merger Agreement that results in a final, non-appealable judgment against the paying party for such amount (such costs and expenses, “Enforcement Costs”). The Enforcement Costs are capped at $10 million.

For more information, see the sections of this information statement captioned “The Merger Agreement—Termination Fee”, “The Merger Agreement—Effect of Termination” and “The Merger Agreement—Transaction Expenses.”

Specific Performance

Under the Merger Agreement, the Company and Parent acknowledged and agreed that each party is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement, the Limited

Guarantee and/or the Equity Commitment Letter, or to enforce specifically the performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. For more information, see the section of this information statement captioned “The Merger Agreement—Specific Performance.”

Delisting and Deregistration of Company Common Stock

If the Merger is consummated, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At that time, we will no longer be required to file periodic reports, current reports and proxy and information statements with the U.S. Securities and Exchange Commission (the “SEC”) with respect to our Common Stock. For more information, see the section of this information statement captioned “The Merger—Delisting and Deregistration of Company Common Stock.”

Effect on the Company if the Merger is Not Consummated

If the Merger is not consummated for any reason, our stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead: (1) we will remain an independent public company, (2) Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and (3) we will continue to file periodic reports, current reports and proxy and information statements with the SEC.

Litigation Related to the Merger

As of the date of this information statement, the Company is not aware of any complaints filed or litigation pending relating to the Merger.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger and the Merger Agreement. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this information statement, including the annexes to this information statement and the other documents to which we refer in this information statement. You may obtain the information incorporated by reference in this information statement without charge by following the instructions in the section of this information statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

Applicable requirements of Delaware law and federal securities laws require us to provide you with notice of action taken by the Written Consent that was delivered by the Majority Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or consummate the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262, as further described in the section of this information statement captioned “The Merger—Appraisal Rights.”

Q:	What is the proposed Merger and what effects will it have on the Company?

A:

The proposed Merger is the acquisition of us by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived, and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result, (1) the stockholders of Company Common Stock will receive $35.25 per share of Company Common Stock in cash, without interest and subject to any required withholding taxes, (2) the Company will become a wholly owned subsidiary of Parent, and (3) the Company Common Stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports, current reports and proxy and information statements with the SEC.

Q:	What will I receive if the Merger is consummated?

A:

Upon consummation of the Merger and subject to the terms and conditions of the Merger Agreement, each stockholder will be entitled to receive $35.25 per share in cash, without interest and subject to any required withholding taxes, for each share of Company Common Stock outstanding immediately prior to the Effective Time, unless you properly and timely exercise, and do not effectively withdraw or fail to perfect, appraisal rights under Section 262. For example, if you own 100 shares of Company Common Stock, you will receive $3,525 in cash in exchange for your shares of Company Common Stock, without interest and less any applicable withholding taxes. Upon the consummation of the Merger, you will not own shares of the Surviving Corporation.

Q:	How does the Merger Consideration compare to the market price of the Company’s Common Stock?

A:

The Merger Consideration of $35.25 constitutes a premium of approximately 33% to the unaffected closing price of Company Common Stock on December 15, 2023, which was the last full trading day prior to the Press Report (as defined in the section of this information statement captioned “The Merger—Background of the Merger”).

Q:	Why am I not being asked to vote on the Merger?

A:

Under the Merger Agreement and applicable Delaware law, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on the Merger. Such Company Stockholder Approval was obtained on April 25, 2024, when, effective following the execution and delivery of the Merger Agreement, the Majority Stockholder (representing approximately 68.4% of the voting power of outstanding shares of Company Common Stock as of the record date for determining stockholders entitled to consent to the adoption of the Merger Agreement), delivered the Written Consent. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Did the Company Board approve and recommend the Merger Agreement?

A:

Yes. The Company Board unanimously: (1) determined that the Merger Agreement, the other Transaction Documents and the Merger are advisable, fair to, and in the best interests of, the Company and our stockholders, (2) approved the Merger Agreement, the other Transaction Documents and the Merger and (3) recommended the adoption and approval of the Merger Agreement, the other Transaction Documents and the Merger to the stockholders of the Company.

Q:	What happens if I sell my shares before the consummation of the Merger?

A:

If you transfer your shares of Company Common Stock before the Effective Time, you will have transferred the right to receive the Merger Consideration and will lose your appraisal rights for those shares. For more information, see the section of this information statement captioned “The Merger—Appraisal Rights.” In order to receive the Merger Consideration or exercise appraisal rights for those shares, you must hold those shares through the consummation of the Merger. In the event of a transfer of ownership of any shares of Company Common Stock that has not been registered in the records of our transfer agent prior to the Effective Time, the Merger Consideration may be paid to a person other than the registered owner, provided that the specified requirements under the Merger Agreement are satisfied. Please refer to the section of this information statement captioned “The Merger Agreement—Conversion of Shares.”

Q:	Are there conditions to the consummation of the Merger?

A:

Yes. The consummation of the Merger is conditioned on the satisfaction or waiver of certain conditions, including (1) the adoption of the Merger Agreement by our stockholders (which was satisfied on April 25, 2024) and the mailing of this information statement to our stockholders at least twenty (20) days prior to the Closing; (2) the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (3) certain required consents, approvals, notifications or filings from or to governmental entities (including FINRA, the CSRC, the Department of Finance of Jiangsu Province of the PRC, the NSCC and specified United States state governmental entities) having been obtained or made, as applicable; (4) the absence of an order or law preventing the consummation of the Merger; (5) the accuracy of representations and warranties of the parties, subject to applicable materiality qualifiers (as defined in the section of this information statement captioned “The Merger Agreement—Representations and Warranties”); (6) the compliance by each party with, in all material respects, its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time; and (7) in Parent’s case, the absence of a Company Material Adverse Effect (as defined in the section of this information statement captioned “The Merger Agreement—Representations and Warranties”). Please refer to the section of this information statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”

Q:	What will happen to the Company Equity Awards?

A:	Generally, at the Effective Time, less any required withholding taxes and without interest:

•

Each Company Stock Option and Company SAR will become fully vested and will be cancelled and converted into the right to receive a cash payment equal to the product of (x) the excess (if any) of the per share Merger Consideration over the applicable exercise price of such Company Stock Option or Company SAR and (y) the number of shares of Company Common Stock underlying such Company Stock Option or Company SAR;

•	Each Company RSU and each Company Restricted Stock Award will become fully vested and will be cancelled in exchange for the right to receive the Merger Consideration;

•	Each Company Cash Incentive Award, excluding any cash retention awards, whether or not vested, will become fully vested and payable as of immediately prior to the Effective Time.

For more information, see the section of this information statement captioned “The Merger Agreement—Treatment of Equity and Long-Term Incentive Awards in the Merger Agreement.”

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not consummated, our stockholders will not receive any payment for their shares of Company Common Stock. Instead: (1) we will remain an independent public company; (2) Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports, current reports and proxy and information statements with the SEC.

In specified circumstances in which the Merger Agreement is terminated, we have agreed to pay Parent a termination fee. For more information, see the section of this information statement captioned “The Merger Agreement—Transaction Expenses and Termination Fee.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this information statement has been sent directly to you by or on behalf of us. You will automatically receive the Merger Consideration as promptly as reasonably practicable after the Effective Time without any further action required on your part, except with respect to Excluded Shares (as defined in the section of this information statement captioned “The Merger Agreement—Conversion of Shares”). Please refer to the section of this information statement captioned “The Merger Agreement—Conversion of Shares.”

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this information statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. If you are a beneficial owner, payment for your shares will be made through your bank, broker or other nominee.

Q:	Will I owe taxes as a result of the Merger?

A:

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in the section of this information statement captioned “The Merger—Material United States Federal Income Tax Consequences of the Merger”) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder (as defined in the section of this information statement captioned “The Merger—Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Common Stock should read the section of this information statement captioned “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders of Company Common Stock are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.

Q:	When do you expect the Merger to be consummated?

A:

We currently expect to consummate the Merger in the fourth quarter of 2024. However, the exact timing of consummation of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	What governmental and regulatory approvals are required?

A:

Under the terms of the Merger Agreement, the Merger cannot be consummated until the waiting period applicable to the Merger under the HSR Act has expired or been terminated and the certain required consents, approvals, notifications or filings from or to governmental entities have been obtained or made, as applicable. For more information, see the section of this information statement captioned “The Merger—Regulatory Clearances and Approvals Required for the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?

A:

Our stockholders and beneficial owners of Company Common Stock are entitled, under certain circumstances, to seek appraisal of their shares in connection with the Merger under Delaware law. Pursuant to Section 262(d) of the DGCL, this information statement serves as notice that record or beneficial owners of Company Common Stock may be entitled to appraisal rights under Section 262 in connection with the Merger. Under Section 262, if the Merger is consummated, our stockholders (including beneficial owners of shares of Company Common Stock) will be entitled to seek appraisal of their shares of Company Common Stock if they (1) do not deliver a written consent or otherwise vote in favor of the Merger; (2) properly and timely demand appraisal of their shares; (3) continuously hold of record or beneficially own their shares through the Effective Time; (4) meet certain statutory requirements described in this information statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal. This means that these persons will be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the

Effective Time through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in this information statement, which description is qualified in its entirety by Section 262 regarding appraisal rights, available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of the Company’s stockholders generally?

A:

Yes. You should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In: (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) unanimously recommending that the Merger Agreement be adopted by our stockholders, the Company Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this information statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	Where can I find more information about the Company?

A:

We file periodic reports, current reports and proxy and information statements with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this information statement captioned “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

If you have any questions regarding the Merger after reading this information statement, please contact our Investor Relations department by email at InvestorRelations@assetmark.com. If your broker holds your shares of Company Common Stock, you should call your broker for additional information.

FORWARD-LOOKING STATEMENTS

This information statement, the documents to which we refer you in this information statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this information statement and information included in oral statements or other written statements made or to be made by us or on our behalf that are not statements of historical fact, including statements about the Company’s ability to consummate the Merger and the expected benefits of the Merger, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events.

Our stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this information statement, and the following factors:

(i)	the timing to consummate the proposed Merger;

(ii)	the risk that a condition of closing of the proposed Merger may not be satisfied or that the Closing might otherwise not occur;

(iii)	the risk that a regulatory approval that may be required for the proposed Merger is not obtained or is obtained subject to conditions that are not anticipated;

(iv)	Parent’s failure to obtain financing necessary to consummate the proposed Merger;

(v)	the diversion of management time on transaction-related issues;

(vi)	risks related to disruption of management time from ongoing business operations due to the proposed Merger;

(vii)	the risk that any announcements relating to the proposed Merger could have adverse effects on the market price of the Company Common Stock;

(viii)

the risk that the proposed Merger and its announcement could have an adverse effect on the ability of the Company to retain customers, retain and hire key personnel and maintain relationships with its suppliers and customers;

(ix)

the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee;

(x)	unexpected costs, charges or expenses resulting from the Merger;

(xi)

potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

(xii)

worldwide economic or political changes that affect the markets that the Company’s businesses serve, which could have an effect on demand for the Company’s products and impact the Company’s profitability; and

(xiii)

disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, cyber-security vulnerabilities, foreign currency volatility, swings in consumer confidence and spending, raw material pricing and supply issues, retention of key employees, increases in fuel prices and outcomes of legal proceedings, claims and investigations.

Consequently, all of the forward-looking statements that we make in this information statement are qualified by the information contained or incorporated by reference in this information statement, including: (1) the information contained under this caption; and (2) information in our most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE PARTIES TO THE MERGER AGREEMENT

The Company

We operate a wealth management platform that powers independent financial advisors and their clients. Together with our affiliates Voyant and Adhesion Wealth, we serve advisory firms of all sizes and business models at every stage of their journey with flexible, purpose-built solutions that champion client engagement and drive efficiency. Our ecosystem of solutions equips advisors with services and capabilities that would otherwise require significant investments of time and money, ultimately enabling them to deliver better investor outcomes and enhance their productivity, profitability, and client satisfaction. Founded in 1996 and based in Concord, California, the Company has over 1,000 employees. Today, the Company’s platform serves over 9,300 financial advisors and over 257,000 investor households. As of March 31, 2024, the Company had $116.9 billion in platform assets.

Our Common Stock is listed on the NYSE under the symbol “AMK.” Our principal executive offices are located at 1655 Grant Street, 10th Floor, Concord, California 94520.

Parent

Parent was formed in Delaware on April 5, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the transactions contemplated by the Merger Agreement. Parent is wholly owned by GTCR Fund XIV/B LP and is an affiliate of GTCR and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto and arranging of the equity financing and any debt financing in connection with the Merger. Parent’s address is c/o GTCR LLC 300 North LaSalle Drive Suite 5600 Chicago, IL 60654, and its telephone number is (312) 382-2200.

Merger Sub

Merger Sub was formed in Delaware on April 5, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. Merger Sub’s address is c/o GTCR LLC 300 North LaSalle Drive Suite 5600 Chicago, IL 60654, and its telephone number is (312) 382-2200.

THE MERGER

The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information provided in this information statement. Therefore, this discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this information statement and incorporated into this information statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Company Board, the Transaction Committee (as defined below), the Company’s representatives, and other parties.

The Company Board regularly evaluates the Company’s strategic direction and ongoing business plans with a view toward strengthening the Company’s business and enhancing stockholder value. As part of this evaluation, the Company Board has, from time to time, considered a variety of strategic alternatives. These have included, among others: (1) the continuation of, and potential improvements to, the Company’s then-current business plan, with the Company remaining an independent public company; (2) the investment in, and development of, new products and services; (3) potential expansion opportunities through investments, acquisitions, partnerships or other commercial and strategic relationships; and (4) business combinations and other financial and strategic alternatives, including the sale of the Company.

In early fall 2023, members of the Company Board engaged in various discussions regarding the strategic position of the Company. In particular, members of the Company Board expressed concern that the trading price of the Company Common Stock (which had a volume weighted average market price of $25.07 per share in the months of September and October 2023) did not reflect the underlying value of the Company, including as a result of the Company’s limited public float and low trading volume (principally as a result of the Majority Stockholder holding approximately 68.4% of the outstanding Company Common Stock). In addition, members of the Company Board expressed concern that the Company’s inorganic growth opportunities were limited by virtue of such opportunities being subject to enhanced regulatory review in the United States.

Later in the fall of 2023, representatives of the Majority Stockholder expressed to the management of the Company (the “Company Management”) their concerns regarding the Company’s business prospects. Representatives of the Majority Stockholder also discussed with the Company Management their concerns around key employee retention and morale, given the then-current performance of the Company Common Stock. Representatives of the Majority Stockholder also communicated to the Company Board that it would be supportive of the Company undertaking a review of its strategic alternatives.

On November 2, 2023 and November 9, 2023, representatives of Morgan Stanley met with Mr. Michael Kim, Chief Executive Officer and President of the Company, Mr. Gary Zyla, Chief Financial Officer of the Company, and Mr. Ted Angus, General Counsel of the Company, and discussed the various strategic alternatives that might be available to the Company, including a potential sale of the Company. The discussions covered the Company’s then-current business strategy, a list of potential acquirers and process considerations if the Company were to pursue a sale process and the requisite materials and information for the Company Board to formally consider the strategic alternatives.

Throughout early November, representatives of the Company Management held separate discussions with members of the Company Board regarding the review of strategic alternatives and a potential sale process.

On November 13, 2023, representatives of Morgan Stanley held a meeting with certain members of the Company Board and the Company Management and representatives of the Company’s legal counsel,

Davis Polk & Wardwell LLP (“Davis Polk”) to discuss Morgan Stanley’s preliminary perspectives on the Company and various strategic alternatives that might be available to the Company.

On November 27, 2023, the Company Board held a meeting, which was attended by the Company Management and representatives of Davis Polk and Morgan Stanley. In light of various discussions members of the Company Board, the Company Management and representatives of the Majority Stockholder had previously had regarding the strategic direction of the Company, the Company Board discussed engaging in a formal review of the Company’s strategic alternatives, including a potential sale of the Company. At the request of the Company Board, the Company Management presented certain long-range financial projections prepared by the Company Management. Representatives of Davis Polk reviewed with the Company Board their fiduciary duties under applicable law in connection with a review of strategic alternatives. At the request of the Company Board, representatives of Morgan Stanley provided an overview of a potential sale process, including a proposed list of potential acquirers for initial outreach, should the Company Board determine to pursue a potential sale of the Company. After representatives of Morgan Stanley had left the meeting, the Company Board considered the potential engagement of Morgan Stanley as financial advisor to the Company in connection with the review of strategic alternatives, including the terms and conditions of Morgan Stanley’s engagement. The Company Board determined to engage Morgan Stanley as financial advisor to the Company, based on, among other things, Morgan Stanley’s experience in transactions similar to the contemplated transaction, qualifications, expertise and reputation and its knowledge of the Company and its business and the industries in which the Company conducts its business. Furthermore, the Company Board authorized and instructed the Company Management to negotiate the terms of Morgan Stanley’s engagement as financial advisor to the Company (upon the terms set forth by the Company Board). The Company Board also determined to instruct Morgan Stanley to reach out to an approved list of potential acquirers regarding a potential sale of the Company. In light of the need for frequent input from the Company Board in the review of strategic alternatives, the Company Board determined to form a transaction committee (consisting of Ms. Xiaoning Jiao, Ms. Ying Sun, Mr. Rohit Bhagat and Mr. Michael Kim (the “Transaction Committee”)), to hold regular meetings to discuss and address matters related to the potential transaction on behalf of the Company Board and to report back at appropriate times to the Company Board.

On November 28, 2023, at the direction of the Company Board, Morgan Stanley commenced a process to explore a potential sale of the Company (the “Sale Process”) by contacting 16 potential third party acquirers (consisting of 3 strategic acquirers and 13 financial sponsors), including GTCR. Of the 16 parties contacted by Morgan Stanley on behalf of the Company, one party declined to participate in the Sale Process and the remaining 15 potential acquirers entered into confidentiality agreements with the Company. All 15 potential acquirers who entered into confidentiality agreements subsequently attended management presentations with the Company in early December 2023 (the potential acquirers who entered into confidentiality agreements, including those that entered into confidentiality agreements after this date, the “Round 1 Bidders”). All of the confidentiality agreements contained customary standstill provisions that expired upon the Company’s entry into a definitive agreement for a sale of the Company.

On December 5, 2023, the Company provided all Round 1 Bidders with access to a virtual data room containing certain preliminary due diligence documentation.

Also in early December 2023, the Company received inbound inquiries from three financial sponsors interested in exploring a transaction with the Company. Based on the perceived seriousness of the inbound interests, the Company entered into confidentiality agreements and subsequently held management meetings with two of these financial sponsors, and deferred the consideration of the third financial sponsor to a later time.

On December 12, 2023, at a regularly scheduled quarterly meeting of the Company Board with representatives of Davis Polk and Morgan Stanley present, representatives of Morgan Stanley presented certain preliminary financial analysis with respect to the Company. The Company Board then discussed the state of the Sale Process.

On December 18, 2023, an article was published on Bloomberg News indicating that the Majority Stockholder was exploring strategic alternatives with respect to its stake in the Company (the “Press Report”). The price of the Company Common Stock increased by approximately 7% on that day. Following the Press Report, the Company and Morgan Stanley received inquiries from 10 additional financial sponsors regarding a potential transaction with the Company.

On December 21, 2023, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed the inbound inquiries received following the Press Report and developments with respect to the Sale Process more generally. After discussions with Morgan Stanley regarding the 10 new inbound inquiries and the one remaining inbound inquiry from early December, and taking into consideration Morgan Stanley’s assessment of the 11 financial sponsors’ perceived ability, based on the level of capital and seriousness of interest, to effectively transact at the expected size of the potential sale transaction and their ability to execute on an accelerated schedule to catch up with existing bidders, the Transaction Committee directed Morgan Stanley to contact five (out of 11 total) financial sponsors that had contacted the Company in connection with a potential sale transaction, and all five financial sponsors later entered into confidentiality agreements, were given access to the virtual data room and attended management presentations. The Transaction Committee also determined to set a deadline for receipt of preliminary non-binding offers to acquire the Company of January 22, 2024.

During late December 2023 and early January 2024, representatives of Morgan Stanley held numerous conversations with the Round 1 Bidders regarding a potential transaction.

On January 8, 2024, the Company Board held a meeting with representatives of Morgan Stanley present. Representatives of Morgan Stanley presented Morgan Stanley’s preliminary financial analysis with respect to the Company and provided an update regarding the Sale Process. The Company Board also considered whether there were any other potential strategic acquirers that should be approached. After discussion, the Company Board determined that given the Press Report had come out in December, all potentially interested parties were likely aware of the possibility that the Company was undertaking a review of its strategic alternatives and the Company Board believed, with the advice of the Company Management and Morgan Stanley, that all relevant strategic acquirers either were already part of the Sale Process, had elected not to be part of the Sale Process, or were not positioned to pursue a strategic transaction with the Company on terms that were attractive to the Company and its stockholders.

During January 2024, the Company received additional unsolicited inquiries regarding a potential strategic transaction from four potential acquirers (one strategic acquirer and three financial sponsors), including Party A, a financial sponsor.

On January 19, 2024, the Company entered into a confidentiality agreement with Party A and provided Party A access to the virtual data room and management presentation and communicated the deadline for the submission of non-binding offer to acquire the Company of January 22, 2024. After discussing with representatives of Morgan Stanley and the Company Management, the Company Board determined not to engage with the other three potential acquirers, including a strategic acquirer (“Party B”), on the basis of their likely inability to effectively transact at the expected transaction size based on the level of capital, the expected inability to execute on an accelerated schedule to catch up with the other bidders, or a lack of business case to achieve the expected transaction price.

On January 22, 2024, the previously communicated deadline for the submission of non-binding offers, the Company received preliminary indications of interest from seven Round 1 Bidders, including GTCR, all of which were financial sponsors. All seven of the preliminary indications of interest were to acquire 100% of the Company Common Stock in an all-cash transaction, with indicative offer prices on a per share basis of $30.00 to $36.00 per share of the Company Common Stock, with one exception of $40.00 per share proposed by a financial sponsor (“Party C”). GTCR’s preliminary indication of interest included an offer price on a per share basis between $32.00 and $34.00 in cash. The Company Common Stock was trading at $30.60 as of market close on January 22, 2024.

On January 23, 2024, the Transaction Committee held a meeting, followed by a full meeting of the Company Board, with the Company Management and representatives of Davis Polk and Morgan Stanley present. Representatives of Morgan Stanley reviewed the preliminary indications of interest received. In its discussion, the Company Board noted that the highest per share offer ($40.00 per share in cash) from Party C assumed a partnership with Party B, whose inbound interest the Company Board had evaluated earlier in the process and decided not to move forward with due to concern over its ability to transact. In addition, Party C’s offer was premised on further diligence by Party B in order to identify synergies (that could support this offer price). After discussions and with the advice of representatives of Morgan Stanley based on Morgan Stanley’s prior discussions with Party B, the members of the Company Board present determined that the preliminary indication of interest from Party C was highly uncertain and likely an insufficient basis on which to continue discussions with Party C. Nonetheless, the Company Board directed Davis Polk to negotiate with Party B a joinder to the confidentiality agreement between the Company and Party C to further investigate the seriousness of the interest from Party C and the offer price from Party C. The members of the Company Board present discussed the remaining indications of interest and strategies to create and maintain competition between the interested parties to obtain higher bids. Representatives of Morgan Stanley outlined a second phase of the Sale Process and the potential ways in which to enhance the final offer values. The members of the Company Board present directed the Company Management and Morgan Stanley to proceed with discussions with five Round 1 Bidders (not including Party C) who submitted indications of interest and initiate the phase two process as presented by Morgan Stanley to the Company Board.

On January 24, 2024, the Company provided the five Round 1 Bidders selected by the Company Board to enter phase two of the Sale Process (the “Round 2 Bidders”) with access to a detailed virtual data room.

Shortly after January 24, 2024, Party B indicated that it was unwilling to enter into a joinder to the confidentiality agreement between the Company and Party C and would not continue exploring a potential transaction with the Company. Party B subsequently dropped out of the Sale Process.

On January 26, 2024, Party A submitted a non-binding indication of interest to acquire the Company with an offer price on a per share basis between $33.00 and $36.00 in cash, placing Party A in the higher range of the indicative offers.

On January 28, 2024, under the direction of the Transaction Committee, Mr. Michael Kim directed representatives of Morgan Stanley to include Party A in round 2 of the Sale Process.

On January 30, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed updates on the Sale Process.

On or around January 31, 2024, one of the five initial Round 2 Bidders indicated that it would be dropping out of the Sale Process, citing timing challenges for them due to their focus on another transaction in the broader financial services sector.

On February 6, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed updates on the Sale Process and the feedback from the management meetings with Round 2 Bidders. Representatives of Morgan Stanley presented the proposed round two timeline, which the Transaction Committee approved.

From early February through early March, the Company and its advisors engaged in discussions with the five remaining Round 2 Bidders (including GTCR, Party A and three other Round 2 Bidders), including multiple management meetings and diligence sessions. The Company Management also had dinner and discussions with three Round 2 Bidders, including GTCR and Party A.

On February 19, 2024, the remaining five Round 2 Bidders were provided with an auction draft of the merger agreement prepared with the assistance of Davis Polk, which auction draft contemplated a voting agreement to be entered by the Majority Stockholder concurrently with the execution of a definitive merger agreement, pursuant to which, subject to the terms and conditions set forth therein, the Majority Stockholder would agree to vote in favor of the proposed transaction at a stockholders’ meeting to approve the transaction.

On February 20, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed key updates on the Sale Process. The Transaction Committee discussed the anticipated timeline for final offers and the signing of a definitive agreement, taking into consideration the requisite pre-signing internal approvals that would be required to be obtained by the Majority Stockholder prior to the announcement of any transaction.

On February 26, 2024, the Company Management shared certain five-year financial projections based on the actual financial results for the year ended December 31, 2023 with Morgan Stanley for the purposes of its financial analysis (the “Company Projections”). The same financial projections were approved by the Company Board and made available to the Round 2 Bidders (see the section of this information statement captioned “The Merger—Financial Projections” for a further description of such financial projections).

On February 27, 2024, the Company entered into an engagement letter with Morgan Stanley in connection with its engagement as financial advisor to the Company in connection with the Sale Process.

On March 4, 2024, the Company distributed to the remaining five Round 2 Bidders a draft voting agreement (to be entered into concurrently with the merger agreement), on a form which the Majority Stockholder had approved, pursuant to which the Majority Stockholder would, among other things, agree to vote in favor of the proposed transaction at a stockholders’ meeting. The voting agreement provided that if the Company Board exercised its rights to terminate the merger agreement in order to accept and enter into a superior proposal, the voting agreement would concurrently terminate.

Also on March 4, 2024, representatives of Kirkland & Ellis LLP (“K&E”), counsel to GTCR, sent a preliminary markup of the auction draft of the merger agreement to representatives of Davis Polk. The markup contemplated that the potential transaction would be approved by written consent by the Majority Stockholder shortly following signing of the merger agreement (in lieu of a stockholders’ meeting) (which we refer to as “Sign and Consent”).

On March 5, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed updates regarding round two of the Sale Process. Representatives of Morgan Stanley relayed that two of the five Round 2 Bidders were expected to drop out of the Sale Process. In addition, representatives of Morgan Stanley explained to the Transaction Committee that GTCR and Party A remained ahead in the diligence process and execution preparedness, with GTCR being the most significantly advanced. The Transaction Committee discussed Party A’s stated intention to approach the potential transaction as a strategic acquisition and discussed how best to assist Party A in exploring potential synergies so as to put forward the highest offer price in its final offer. The Transaction Committee instructed Morgan Stanley to distribute the final bid instructions letter to the Round 2 Bidders with a March 25, 2024 deadline for final offer submission, which representatives of Morgan Stanley subsequently did.

On March 11, 2024, the Company distributed an auction draft of the disclosure schedules, prepared with the assistance of Davis Polk, to the remaining Round 2 Bidders.

On March 13, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed updates on the Sale Process. Representatives of Morgan Stanley relayed that an additional Round 2 Bidder had informed Morgan Stanley that it was unlikely to continue pursuing a potential transaction, but was open to partnering with another bidder with a certain amount of equity commitment. The Company Board instructed the Company Management and Morgan

Stanley to continue engaging with the two remaining Round 2 Bidders, GTCR and Party A, in advance of the deadline for final offers.

During the month of March 2024, the Company Management engaged in multiple diligence sessions with GTCR and Party A—specifically 16 sessions with GTCR and 12 with Party A. The Company Management also had multiple calls and in-person discussions with representatives of GTCR and Party A in connection with such due diligence efforts.

On March 18, 2024, representatives of Davis Polk and K&E held a teleconference to discuss key issues in the draft merger agreement. Representatives of Davis Polk explained that the Majority Stockholder was willing to enter into a voting agreement on the form provided to all bidders but that it was not willing to approve the potential transaction via ‘Sign and Consent’ as GTCR was requesting.

On March 19, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed updates on the Sale Process. Representatives of Morgan Stanley reviewed the trading performance of the Company Common Stock since the launch of the Sale Process and presented its updated preliminary valuation analysis of the Company.

On March 24, 2024, representatives of Party A’s legal counsel sent a partial and preliminary markup of the auction draft of the merger agreement to representatives of Davis Polk, which remained subject to further diligence.

On March 25, 2024, the Company received a final bid package from Party A, which proposed an offer price on a per share basis of $33.50 in cash and requested three weeks to complete due diligence. Party A’s final bid package did not include any financing commitment papers.

On March 26, 2024, the Company received a final bid package from GTCR, which proposed an offer price on a per share basis of $33.25 in cash, was not subject to any further diligence and included financial commitment papers (including a partially executed debt commitment letter). GTCR’s bid noted that, when adjusted for certain potential tax liabilities recently identified by GTCR, GTCR’s bid reflected an illustrative offer price of $34.68 in cash.

On March 27, 2024, the Company Board held its regularly scheduled quarterly meeting, with the Company Management with representatives of Davis Polk and Morgan Stanley present, and reviewed the final offers received from GTCR and Party A. Representatives of Davis Polk reviewed with the Company Board their fiduciary duties under applicable law. Representatives of Morgan Stanley presented a comparison of the final proposals from GTCR and Party A and provided an update to its preliminary valuation analysis presented on March 19, 2024. The Company Board noted that the proposed per share offer prices from both GTCR and Party A were below expectations and directed the Company Management and Morgan Stanley to engage in further discussions with GTCR and Party A to increase their respective offer prices. In particular, the Company Board and representatives of Morgan Stanley discussed that GTCR was likely over-estimating certain potential tax liabilities and under-estimating certain cash flow generation between end of year 2023 and a potential closing. Furthermore, the Company Board and representatives of Morgan Stanley discussed that Party A’s proposed offer price did not appear to reflect the value of a strategic acquisition by Party A’s management company, was more of a “standard” private equity construct, and was considerably less certain than GTCR’s proposal, in light of its due diligence requirements and incomplete transaction documentation. The Company Board directed the Company Management and Morgan Stanley to continue discussions with GTCR and Party A to encourage each of them to increase their offer prices, and encourage Party A to catch up on due diligence and transaction documentation.

On March 28, 2024, representatives of Morgan Stanley spoke with representatives of Party A and relayed the Company Board’s observation that (1) Party A’s proposed purchase price was undifferentiated (relative to the other bidder or bidders) and inconsistent with its previously proposed strategic rationale and (2) Party A remained behind on due diligence and transaction documentation preparation, and invited Party A to work on improving its offer and submitting a revised offer package by April 1, 2024.

On March 30, 2024, representatives of Morgan Stanley spoke with representatives of GTCR and relayed the Company Board’s feedback that (1) GTCR’s proposed purchase price was undifferentiated (relative to the other bidder or bidders) and (2) the Company believed GTCR was over-estimating certain potential tax liabilities and underestimating certain cash flow generation before closing, and invited GTCR to work on improving its offer and submitting a revised offer package by April 1, 2024.

Following the delivery of feedback from Morgan Stanley to Party A and GTCR, Mr. Michael Kim, at the request of the Company Board, engaged in numerous discussions with representatives of Party A and GTCR, including to encourage them to increase their respective offers and submit revised offer packages by April 1, 2024.

On April 2, 2024, representatives of Party A’s legal counsel sent a revised markup of the merger agreement to representatives of Davis Polk. Later on the same day, Party A submitted a revised offer of $34.80 per share in cash, along with a request for a two-week exclusivity period to allow Party A to complete its due diligence.

Also on April 2, 2024, representatives of Morgan Stanley provided the Company with its relationship disclosure letter, which letter was provided to the Company Board.

On April 3, 2024, GTCR submitted a revised proposed offer of $35.00 per share in cash, along with a request to enter into exclusivity through April 12, 2024 to allow time for the Majority Stockholder’s internal approval process. Representatives of GTCR also indicated that it believed it could finalize transaction documentation expeditiously.

On April 3, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and reviewed the updated offers from Party A and GTCR. Representatives of Morgan Stanley and Davis Polk reviewed the updated final proposals from GTCR and Party A, including the key terms of the draft merger agreement mark-ups. Representatives of Morgan Stanley also presented the Transaction Committee with an updated valuation analysis. The Company Board noted that, although proposed offer prices from GTCR and Party A had improved, the Company Board believed both bidders still had the ability to further increase their offer prices. The Transaction Committee determined that, based upon the advice received from Davis Polk and Morgan Stanley and its review of the revised offers as a whole, the GTCR offer was the more favorable proposal due to the higher per share consideration and greater certainty. The Transaction Committee noted that not only was Party A’s per share offer price lower than GTCR’s proposal, it was also subject to further due diligence, which Party A stated would require an additional two weeks, whereas GTCR had completed due diligence. The Transaction Committee believed it might lose the certainty of value offered by GTCR if it permitted Party A to move forward at that time on such highly uncertain terms. Representatives of Davis Polk noted that the key open issue in GTCR’s bid was GTCR’s position that the proposed transaction be approved by ‘Sign and Consent’, which the Majority Stockholder had not agreed to. At the end of the meeting, the Company Board instructed the Company Management and Davis Polk to move forward with negotiating and finalizing transaction documentation with GTCR, while keeping Party A engaged.

On April 4, 2024, representatives of Davis Polk sent markups of the draft merger agreement, equity commitment letter and limited guaranty to K&E, after which representatives of Davis Polk and K&E continuously negotiated transaction documentation until the signing of the definitive agreements and exchanged numerous drafts in connection therewith.

On April 4, 2024, Party A sent a letter (the “April 4 Letter”) to representatives of Morgan Stanley acknowledging that the Company Board was unwilling to enter into exclusive negotiation with Party A and offering to continue its due diligence on a non-exclusive basis if the Company agreed to cover the costs of Party A’s due diligence in an amount up to $3 million, regardless of whether a definitive agreement was eventually entered into.

On April 5, 2024, representatives of K&E and Davis Polk discussed certain key issues in the merger agreement, including GTCR’s insistence that the proposed transaction be approved by ‘Sign and Consent’. Following the call, on April 5, 2024, representatives of K&E sent a proposed resolution of certain key points to representatives of Davis Polk, again insisting the transaction be approved by ‘Sign and Consent’.

Also on April 5, 2024, the Company Board held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed updates related to the transaction negotiation process.

During this period, members of the Company Management and representatives of Davis Polk held several conference calls with the Majority Stockholder to discuss GTCR’s request that the Majority Stockholder approve the proposed transaction by ‘Sign and Consent’.

On April 8, 2024, the Company Board held a meeting, with the Company Management with representatives of Davis Polk and Morgan Stanley present, and discussed updates related to the transaction negotiation process. Representatives from Morgan Stanley reviewed with the Company Board the trading performance of the Company Common Stock and the updated preliminary valuation analysis as of April 5, 2024. The Company Board noted that the Company Common Stock was trading at a market price higher than the per share offer prices at times, including on the date of such meeting (on which day the Company Common Stock was trading at $36.82 per share as of market close). After further discussions and with the advice of representatives of Morgan Stanley, the Company Board concluded that the market trading price was likely affected by the market expectation of a potential transaction involving the Company. The Company Board further discussed the April 4 Letter received from Party A and determined the proposed approach was not in the interest of the Company and its stockholders given the status of the negotiations with GTCR at such time.

On April 10, 2024, certain members of the Company Management, including Mr. Michael Kim, representatives of the Majority Stockholder and representatives of GTCR held a teleconference to discuss the potential transaction, the proposed offer price, GTCR’s request that the transaction be approved by ‘Sign and Consent’ and the Majority Stockholder’s position with respect thereto.

On April 10, 2024, at the request of the Company Board, Mr. Michael Kim spoke with a representative of Party A via a call and informed Party A that their proposed purchase price was lower than expected and not the high bid and that their request for additional due diligence was not received favorably by the Company Board.

On April 11, 2024, at the instruction of the Company Board, representatives of Morgan Stanley and Mr. Michael Kim, on separate occasions, spoke with representatives of GTCR and suggested GTCR either (1) drop its request that the transaction be approved by ‘Sign and Consent’ or (2) consider increasing the offer price in exchange for the Majority Stockholder agreeing to approve the transaction via ‘Sign and Consent’. Representatives of GTCR rejected both options during the conversation with representatives of Morgan Stanley, refusing to consider a higher offer price and unequivocally emphasizing their insistence on the transaction being approved by ‘Sign and Consent’.

On April 11, 2024, Mr. Michael Kim spoke with a representative of GTCR via a call and urged GTCR to further increase the offer price, given the progress that the Company and GTCR had made in addressing certain due diligence concerns of GTCR.

On April 11, 2024, representatives of GTCR submitted an updated offer, increasing the per share purchase price from $35.00 to $35.25 per share in cash, which offer was conditioned upon (i) the Majority Stockholder agreeing to ‘Sign and Consent’ and (ii) a portion of the Company Equity Awards that were due to be granted in June 2024 not accelerating in connection with the closing of the potential transaction, but instead being cancelled.

On April 15, 2024, the Transaction Committee held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed the progress in the negotiation with GTCR. Representatives of Davis Polk reviewed the open issues on the merger agreement. Representatives of Morgan Stanley presented information regarding the Company’s trading history since the Press Report and provided an updated preliminary valuation analysis as of April 15, 2024.

On April 16, 2024, the Majority Stockholder communicated to the Company and its advisors its willingness to support GTCR’s proposal to increase its offer price to $35.25 per share in cash in exchange for the Majority Stockholder agreeing to ‘Sign and Consent’. In light of such communication, the Transaction Committee and Company Management instructed Davis Polk to work with K&E to substantially finalize all Transaction Documents (including a form of exclusivity agreement) as soon as practicable, which was a necessary precursor to the Majority Stockholder obtaining its own internal approvals that it would need to deliver the written consent.

On April 16, 2024, representatives of Davis Polk and K&E negotiated a form of exclusivity agreement, which could be entered into if the Company Board determined to grant GTCR exclusivity for a period of time while the Majority Stockholder obtained its own internal and board approvals, which were a necessary precursor to the Majority Stockholder signing a written consent shortly after the signing of the merger agreement as required by GTCR.

Also on April 16, 2024, the Company Board held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present, and discussed the latest draft of the merger agreement.

On April 17, 2024, at the instruction of the Company Board, Mr. Michael Kim spoke to a representative of GTCR and discussed the treatment of certain Company Equity Awards to be granted in June 2024. The parties reached agreement to vest 25% of such grant at the closing of the proposed transaction, with the remaining portion forfeited.

On April 17, 2024 and in the days immediately following, Davis Polk and K&E substantially finalized all transaction documentation, including the merger agreement, company disclosure schedules, the written consent to be delivered by the Majority Stockholder, the limited guarantee and the financing commitment letters. In light of the requirement that the Majority Stockholder obtain certain internal approvals prior to executing the written consent, the Company agreed to enter into an exclusivity agreement with GTCR, granting GTCR exclusivity through May 1, 2024, while the Majority Stockholder obtained certain internal and board approvals necessary for its signing of a written consent shortly after the signing of the merger agreement as required by GTCR.

From April 17, 2024 to April 23, 2024, the Majority Stockholder reviewed all Transaction Documents in connection with its internal approval process and Davis Polk and K&E finalized the remaining elements of the Transaction Documents.

On April 24, 2024, representatives of the Majority Stockholder communicated to the Company that it had finalized its internal approval process.

Later on April 24, 2024, the Company Board held a meeting with the Company Management, with representatives of Davis Polk and Morgan Stanley present. Representatives of Davis Polk reviewed with the members of the Company Board their fiduciary duties under applicable law and presented a summary of the terms of the final merger agreement. Representatives of Morgan Stanley presented the summary of the final proposed terms of the transaction, an updated report of the trading performance of the Company Common Stock and its valuation analysis. At the end of its presentation, representatives of Morgan Stanley rendered its oral opinion to the Company Board, which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated April 25, 2024, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares or the Majority Stockholder), pursuant to the Merger Agreement was fair from a financial point of view to such holders. The Company Board then unanimously (1) determined that the Merger Agreement, the other Transaction Documents and the Merger were advisable, fair to, and in the best interests of, the Company and its stockholders, (2) approved the Merger Agreement, the other Transaction Documents and the Merger and (3) recommended the adoption and approval of the Merger Agreement, the other Transaction Documents and the Merger to the stockholders of the Company.

Early in the morning of April 25, 2024, the Company, Parent and Merger Sub executed the Merger Agreement and other Transaction Documents. Following the execution of the Merger Agreement, the Majority Stockholder executed and delivered the Written Consent to Parent as contemplated by the Merger Agreement. On the same day, before the opening of trading on the NYSE, the Company and GTCR issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Company Board and Reasons for the Merger

Recommendation of the Company Board

On April 24, 2024, at a meeting duly called and held, the Company Board, after considering various factors described below, unanimously: (1) determined that the Merger Agreement, the other Transaction Documents and the Merger are advisable, fair to and in the best interests of, the Company and its stockholders, (2) approved the Merger Agreement, the other Transaction Documents and the Merger and (3) recommended the adoption and approval of the Merger Agreement, the other Transaction Documents and the Merger to the stockholders of the Company.

Reasons for the Merger

In evaluating the Merger Agreement and the Merger, the Company Board consulted with the Company’s management, as well as representatives of each of Davis Polk and Morgan Stanley. In recommending the adoption of the Merger Agreement and approval of the Merger by our stockholders, the Company Board considered and analyzed a number of factors, including the following (which factors are not necessarily presented in order of relative importance). Based on these consultations, considerations and analyses, and the factors discussed below, the Company Board concluded that entering into the Merger Agreement was advisable, fair to and in our best interests and in the best interests of our stockholders.

The Company Board believed that the following material factors and benefits supported its determination and recommendation:

•

Business, Financial Condition, Prospects and Execution Risks. The Company Board considered the then-current and historical financial condition, results of operations, business, and competitive positioning of the Company, as well as our prospects and risks if we were to remain an independent company. In particular, the Company Board considered the Company Management’s then-current business plan, including the financial projections (as defined in the section of this information statement captioned “—Financial Projections”). Additional information about the preparation and substance of the financial projections is contained in the section of this information statement captioned “—Financial Projections.” The Company Board considered that business plan and the potential opportunities that it presented against, among other things, various execution and other risks to achieving that business plan, including (1) the likelihood that the business plan could be achieved in the face of operational and execution risks in the short and long term, and (2) the impact of market, customer and our competitive positioning and prospects as an independent company. Included among these risks were consideration of:

○	general industry, economic and market conditions, both on a historical and on a prospective basis;

○	current information regarding (i) the Company’s business, prospects, financial condition, operations, technology, products, services, competitive position and strategic business goals and objectives, (ii) changing regulatory environment, which could affect the Company’s business, and (iii) opportunities and competitive factors within the Company’s industry;

○	our size, as well as our financial resources, relative to those of our competitors;

○	evolving competitive threats, including the increased utilization of “robo” adviser platforms, which may be amplified by industry changes such as zero-commission securities trading;

○

the challenges of making investments to achieve long-term growth for a publicly traded company, which is subject to scrutiny based on its quarterly performance. The Company Board was aware that the price of the Company Common Stock could be negatively impacted if we failed to meet investor expectations, including if we failed to meet our growth or profitability objectives;

○	the historical market prices, volatility and trading information with respect to shares of the Company Common Stock;

○

the uncertain returns to our stockholders if we were to remain independent, taking into account, in particular, management’s financial projections of the future financial performance and earnings of the Company, including those set forth below under the section of this information statement captioned “—Financial Projections” of this information statement and the risks involved in achieving those returns; and

○	the other risk factors described in our other filings with the SEC, as listed in the section of this information statement captioned “Where You Can Find More Information.”

•

Potential Strategic Alternatives. The assessment of the Company Board that none of the possible alternatives to the Merger (including the possibility of us continuing to operate as an independent public company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to our stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for us to create greater value for our stockholders, taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory risks.

•

Cash Consideration and Certainty of Value. The consideration to be received by our stockholders in the Merger consists entirely of cash. The receipt of cash consideration provides certainty of value and liquidity at the consummation of the Merger, eliminates uncertainty and risk for our stockholders related to the continued execution of our business as well as risks related to the financial markets generally and allows our stockholders to realize that value immediately upon the consummation of the Merger. In that regard, the Company Board noted that the amount of cash to be received for each outstanding share of the Company Common Stock is fixed and will not be reduced if the share price of the Company Common Stock declines prior to the Effective Time.

•

Outcome of a Robust Bidding Process. The Company Board’s exploration of potential strategic alternatives involved a robust confidential auction process involving the group of potentially most interested parties that the Company and its advisors believed were capable of delivering an executable proposal (including both strategic and financial potential acquirors), 22 of which, including GTCR, entered into confidentiality agreements with the Company and received information related to the Company. Among those 22 potential acquirors, eight submitted indicative non-binding written offers and the Company Board engaged in continued discussions with six of them to encourage submission of a binding final offer. The Company Board also considered the fact that the Press Report occurred and that following the Press Report a number of unsolicited approaches were made, and that all persons reasonably likely to make a business combination proposal would have been aware of the Press Report and had the opportunity to submit a proposal. The Company Board received two final offers and GTCR submitted the overall most compelling final offer with the lowest execution risk between the two final offers in connection with such process after active negotiations and multiple rounds of bidding.

•

History of Negotiations. The Company Board negotiated vigorously with GTCR with respect to price and other terms in the Merger Agreement, including obtaining a price increase following GTCR’s revised indication of interest of $33.25 per share to $35.25 per share, which after consultation with representatives of Morgan Stanley, the Company Board believed represented the highest price that GTCR was willing to pay.

•

Best Value Reasonably Obtainable. The belief of the Company Board that GTCR’s proposal of $35.25 per share represented GTCR’s “best and final” offer after repeatedly testing GTCR’s position on pricing for a transaction, and that $35.25 per share was the best value that the Company Board could reasonably obtain from GTCR for the shares of the Company Common Stock. In forming this belief, the Company Board also considered that (i) GTCR was one of two parties out of the 22 potential parties who entered into confidentiality agreements with the Company to submit a final offer and (ii) the only other final offer from Party A was at a value per share lower than GTCR’s final proposal, was subject to further due diligence and would not be able to reach a definitive agreement for at least two more weeks, whereas GTCR had completed due diligence and was on track to finalize the definitive agreement within days, and the Company Board risked losing the certainty of value offered by GTCR if it permitted Party A to move forward at that time on uncertain terms. The Company Board believed that, after negotiations at the direction of the Company Board and with the assistance of experienced independent legal and financial advisors, the Company Board obtained the best terms and the highest price that GTCR was willing to pay for the Company pursuant to a thorough process, and that further negotiations would have created a risk of GTCR abandoning a potential transaction altogether.

•

Premium to Unaffected Market Price; Historical Trading Price. The Company Board’s belief that the Merger Consideration of $35.25 in cash provides stockholders with attractive and compelling value for their shares of the Company Common Stock, measured against the longer-term execution risks described above. The Company Board considered the then-current and historical market prices of the Company Common Stock, including the market performance of the Company Common Stock in light of current industry conditions, the competitive landscape, publicly available analyst expectations and other factors and believed that it was unlikely that the trading price of the Company Common Stock would, in the foreseeable future, reflect a net present value greater than the Merger Consideration of $35.25 per share and/or decline from its existing share price. The Company Board noted that the $35.25 per share price represented:

○	a premium of approximately 33% to our closing stock price on December 15, 2023, the last full trading day prior to the Press Report; and

○

the multiples of the Company’s enterprise value implied by the Merger Consideration to (i) the Company’s actual adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last twelve months ending March 31, 2024 of 9.9x and (ii) the Company’s EBITDA estimated by the Company’s management for the fiscal year ending December 31, 2024 of 8.9x.

•

Terms of the Merger Agreement. The terms of the Merger Agreement were the product of arm’s-length negotiations between the parties, and the Company Board believed that the Merger Agreement contained terms that provided us with a reasonable level of closing certainty. The factors considered included:

○

the limited number and nature of the conditions to the consummation of the Merger, including the fact that the Merger Agreement is not subject to a financing condition. In particular, the fact that investment funds affiliated with Parent and certain lenders have committed to provide all of the financing necessary for the consummation of the Merger, as described in the section of this information statement captioned “The Merger Agreement—Financing of the Merger”;

○	the Company’s general entitlement to specifically enforce Parent’s obligation to cause the consummation of the Merger; and

○

the fact that Parent agreed to take, and cause its subsidiaries to take, all actions necessary or appropriate to remove any regulatory impediments that could arise to enable the consummation of the Merger as soon as reasonably possible, as described in the section of this information statement captioned “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger”.

•

Fairness Opinion of Morgan Stanley. The oral opinion rendered by Morgan Stanley, which was subsequently confirmed by delivery of its written opinion, to the Company Board on April 24, 2024, that, as of such date and based upon and subject to the qualifications, assumptions, limitations and other matters as set forth in its written opinion, the price per share to be paid to the holders of Company Common Stock (other than to the extent applicable, (a) shares held by the Company (including shares held as treasury stock), Parent, Merger Sub or their respective affiliates, or the Majority Stockholder, or (b) shares as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was fair, from a financial point of view, as of the date of the opinion, to such holders. For more information, see the section of this information statement captioned “—Opinion of Morgan Stanley & Co. LLC.”

•

Appraisal Rights. Our stockholders have the right to exercise their statutory appraisal rights under Section 262 and receive payment of the fair value of their shares of Company Common Stock in lieu of the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement and Delaware Law.

The Company Board also considered a number of uncertainties and risks and other potentially countervailing factors in its deliberations related to the Merger, including the following principal factors (which factors are not necessarily presented in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that our stockholders will not participate in our future earnings or growth and will not benefit from any appreciation in value of the Surviving Corporation following the Merger. In particular, the possibility that, at some future time, GTCR could sell some or all of the Company or its securities, businesses or assets to one or more purchasers at a valuation higher than the valuation implied by the Merger Consideration, and that our current stockholders would not be able to participate in or benefit from such a sale.

•

Risks Associated with Failure to Consummate the Merger. The possibility that the Merger might not be consummated, and if it is not consummated, that: (1) our directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of the Company during the pendency of the Merger; (2) we will have incurred significant transaction and other costs, which would not be recovered through expense reimbursement or a reverse termination fee; (3) our continuing business relationships with customers, other business partners and employees may be adversely affected; (4) the trading price of the Company Common Stock could be adversely affected; (5) the other contractual and legal remedies available to us in the event of the termination of the Merger Agreement may be insufficient from a variety of perspectives, costly to pursue or both, and the success of any such action would be uncertain; and (6) the failure of the Merger to be consummated could result in an adverse perception among our current and prospective customers, employees and investors, which could cause an adverse impact on our operating results.

•

No Ability to Solicit an Alternative Transaction. The fact that the Merger Agreement precludes the Company from (i) actively soliciting Alternative Acquisition Proposals (as defined in the section of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”) and (ii) engaging with a third party with respect to, or discussing or negotiating, any unsolicited Alternative Acquisition Proposal, (as defined in the section of this information statement captioned “The Merger Agreement—No-Shop; Acquisition Proposals and Adverse Recommendation Change”) and precludes the Company Board from changing its recommendation with respect to a superior acquisition proposal or an intervening event, given that the Majority Stockholder delivered the written consent on April 25, 2024, shortly after the execution of the Merger Agreement.

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Termination Fee Payable by the Company. The requirement that we pay Parent the Company Termination Fee of approximately $80.76 million under certain circumstances following termination of the Merger Agreement, including if an alternative transaction is consummated within twelve (12) months of termination of the Merger Agreement in certain circumstances, which although such termination fee is reasonable and consistent with fees payable in comparable transactions, could have a potentially dampening effect on a third party’s interest in proposing an alternative transaction that may be advantageous to our stockholders.

•	Remedies available to Parent. The fact that the Company is subject to various remedies available to Parent should it breach the Merger Agreement or fail to consummate the Merger.

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Impact of Interim Restrictions on the Company’s Business Pending the Consummation of the Merger. The restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking strategic initiatives before the consummation of the Merger that, absent the Merger Agreement, we might have pursued.

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Effects of the Announcement of the Merger. The effects of the public announcement of the Merger, including the: (1) effects on our employees, customers, business partners, operating results and stock price; (2) impact on our ability to attract and retain management, sales and marketing and technical personnel; and (3) potential for litigation in connection with the Merger.

•	Potential Litigation. The risk of litigation brought by stockholders in respect of the Merger Agreement or the Merger.

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Taxable Consideration. The receipt of cash in exchange for shares of the Company Common Stock in the Merger will generally be a taxable transaction for United States federal income tax purposes for our stockholders.

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Interests of the Company’s Directors and Executive Officers. The interests that our directors and executive officers may have in the Merger, which may be different from, or in addition to, those of our other stockholders. For more information, see the section of this information statement captioned “—Interests of the Company’s Directors and Executive Officers in the Merger.”

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Costs and Time Required. The significant costs involved in connection with entering into the Merger Agreement and consummating the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Company Management required to consummate the Merger.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Company Board in its consideration of the Merger. After considering these and other factors, the Company Board concluded that the potential benefits of entering into the Merger Agreement outweighed the uncertainties and risks. In the light of the variety of factors considered by the Company Board and the complexity of these factors, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Company Board applied his or her own personal business judgment to the process and may have assigned different relative weights to the different factors. The Company Board adopted and approved the Merger Agreement and the Merger, and recommended that our stockholders adopt the Merger Agreement, based upon the totality of the information presented to, and considered by, the Company Board. The explanation of the factors and reasoning set forth above may contain forward-looking statements, which should be read in conjunction with the section of this information statement captioned “Forward-Looking Statements.”

Requisite Company Stockholder Approval for the Merger

Under Delaware law and the Company’s Charter, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders holding, in the aggregate, at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

Such requisite stockholder approval was obtained on April 25, 2024, when, following the execution of the Merger Agreement, the Majority Stockholder, which on such date (which was the record date for determining stockholders entitled to consent to the adoption of the Merger Agreement), beneficially owned 50,873,799 shares of Company Common Stock representing approximately 68.4% of the then-outstanding shares of Company Common Stock, delivered the Written Consent. No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of the Company is required to consummate the Merger and all requisite corporate actions by and on behalf of Merger Sub required to consummate the Merger have been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the Company to act as its financial advisor and to render a financial opinion in connection with the proposed Merger. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s experience in transactions similar to the Merger, qualifications, expertise and reputation and its knowledge of the Company and its business and the industries in which the Company conducts its business. As part of this engagement, the Company Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than (1) holders of (a) shares held in treasury by the Company, (b) shares held by Parent or Merger Sub, (c) shares held by any subsidiary of Parent or the Company (other than shares of the Company Common Stock held by any such person in a trustee, custodian or nominee capacity for the account of clients or customers of such persons) or (d) shares as to which dissenters’ rights have been perfected (collectively (a)-(d), “Excluded Shares”) or (2) the Majority Stockholder) pursuant to the Merger Agreement. On April 24, 2024, Morgan Stanley rendered its oral opinion to the Company Board, which was subsequently confirmed by delivery of a written opinion, dated April 25, 2024, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares or the Majority Stockholder) pursuant to the Merger Agreement was fair from a financial point of view to such holders, as set forth in such opinion. The full text of Morgan Stanley’s written opinion to the Company Board, dated April 25, 2024, is attached as Annex C to this Information Statement and is incorporated by reference into this Information Statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed and other matters set forth therein considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The Company stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Company Board, in its capacity as such, and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares or the Majority Stockholder) pursuant to the Merger Agreement. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of the Company, nor has Morgan Stanley been furnished with any such valuations or appraisals. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the holders of the Company Common Stock should vote at the stockholders’ meeting if such meeting were to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

In arriving at its opinion, Morgan Stanley:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)

Reviewed certain financial projections prepared by the Company management, which were reviewed and approved for Morgan Stanley’s use by the Board and referred to in this Information Statement as the Company Projections;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the draft Debt Commitment Letter dated April 24, 2024, the draft Equity Commitment Letter dated April 24, 2024 and the draft Limited Guarantees dated April 24, 2024 (as defined in the section of this information statement captioned “The Merger—Financing of the Merger”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the Company Projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company of the future financial performance of the Company. Morgan Stanley did not express a view as to the Company Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions that could be material to Morgan Stanley’s analysis, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Debt Commitment Letter and the Equity Commitment Letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger agreement as compared to any other alternative business transactions or other alternatives, or whether or not such alternatives could be achieved or are available to the Company, nor did it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of April 23, 2024. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 25, 2024 to the Company Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors, without considering all analyses and factors reviewed, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 23, 2024, the last full trading day before the April 24, 2024 presentation by Morgan Stanley to the Company Board.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley, at the direction of the Company Board, used and relied upon certain financial projections provided by the Company management, which were approved by the Company Board. For more information, see the section of this information statement captioned “The Merger—Financial Projections.”

Certain of the following terms are used throughout this summary of financial analyses:

•

“AV” refers to aggregate enterprise value, calculated as fully diluted market capitalization plus the principal value of total debt and cash-settled awards, less unrestricted cash and cash equivalents.

•	Adj. EBITDA has the meaning given to such term in the section of this information statement captioned “The Merger—Financial Projections.”

•	EBITDA has the meaning given to such term in the section of this information statement captioned “The Merger—Recommendation of the Company Board and Reasons for the Merger.”

•	“EqV” means equity value, calculated as fully diluted market capitalization of the Company Common Stock.

•	Adj. Net Income has the meaning given to such term in the section of this information statement captioned “The Merger—Financial Projections.”

•	“Net Income” means total revenue less total expenses and provision for income taxes.

Publicly Traded Comparable Companies Analysis.

Morgan Stanley performed a publicly traded comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for the Company with corresponding future financial information, ratios and public market multiples for other companies that shared certain similar characteristics to the Company. For purposes of this analysis, Morgan Stanley analyzed the ratios comparing the AV to EBITDA (“AV / EBITDA”) and EqV to Net Income (“EqV /Net Income”), for calendar years 2024 and 2025, based on consensus estimates, of the following companies:

•	the Company (based on consensus estimates)

•	Wealth Management and Technology Services (such companies, the “Wealth Management Comparable Companies”)

○	Envestnet, Inc. (“Envestnet”)

○	LPL Financial Holdings Inc. (“LPL”)

○	SEI Investments Company (“SEI”)

Results of the analysis were presented for the Wealth Management Comparable Companies, as indicated in the following tables:

	AV / EBITDA 2024E / 2025E	EqV / Net Income 2024E / 2025E
Wealth Management Comparable Companies:
Envestnet	12.6x / 11.0x	21.4x / 18.2x
LPL	10.7x / 9.4x	16.2x / 13.1x
SEI	11.8x / 11.0x	15.4x / 14.2x

	AV / EBITDA 2024E / 2025E	EqV / Net Income 2024E / 2025E
Wealth Management Comparable Companies Median	11.8x / 11.0x	16.2x / 14.2x
the Company (Current AV/ Consensus Estimates)	8.7x / 8.0x	13.7x / 12.4x
the Company (Unaffected Share Price / Consensus Estimates)	6.4x / 5.9x	10.2x / 9.3x

Based on its analysis of the relevant metrics for each of the Wealth Management Comparable Companies and taking into consideration the different business, financial and operating characteristics of the Wealth Management Comparable Companies as compared to the Company and considering historical trading multiples of the Company and upon the application of its professional judgment, Morgan Stanley selected a representative range of AV / Adj. EBITDA multiples for fiscal year 2024 of 6.5x to 11.5x and applied this range of multiples to the estimate of the fiscal year 2024 expected Adj. EBITDA of the Company of $286 million, a representative range of AV / Adj. EBITDA multiples for fiscal year 2025 of 6.0x to 11.0x and applied this range of multiples to the estimate of fiscal year 2025 expected Adj. EBITDA of the Company of $324 million, a representative range of EqV / Adj. Net Income multiples for fiscal year 2024 of 10.0x to 16.0x to the estimate of fiscal year 2024 expected Adj. Net Income of $190 million, and a representative range of EqV / Adj. Net Income multiples for fiscal year 2025 of 9.5x to 14.0x to the estimate of fiscal year 2025 expected Adj. Net Income of $216 million, in each case, based on the estimated Adj. EBITDA and Adj. Net Income provided by the Company management in the Company Projections. Morgan Stanley derived a range of implied per share prices as follows, each rounded to the nearest $0.25, as compared to the Merger Consideration payable pursuant to the Merger Agreement of $35.25 per share:

Implied Value Per Share Range for the Company
6.5x – 11.5x AV / 2024E Adj. EBITDA	$26.50 - $44.75
6.0x – 11.0x AV / 2025E Adj. EBITDA	$27.75 - $48.50
10.0x – 16.0x EqV / Adj. Net Income	$25.00 - $39.75
9.5x – 14.0x EqV / Adj. Net Income	$27.00 - $39.50

No company utilized in the publicly traded comparable companies analysis is identical to the Company and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using publicly traded comparable companies data.

Discounted Equity Value Analysis.

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future per share equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for the Company.

To calculate the discounted per share equity value for the Company, Morgan Stanley utilized estimated Adj. EBITDA and Adj. Net Income for the next 12 months (“NTM”) following December 31, 2024 and December 31, 2025 of $324 million and $367 million, respectively, based on the Company Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of December 31, 2024 and December 31, 2025 of 6.5x to 11.5x, and a range of multiples of EqV to NTM Adj. Net Income as of December 31, 2024 and December 31, 2025 of 10.0x to 16.0x, and discounted the resulting equity values to March 31, 2024 at a discount rate of 11.4% based on Morgan Stanley’s estimate of the Company’s then-current cost of equity. Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of the Company Common Stock as follows, each rounded to the nearest $0.25, as compared to the consideration offered and payable pursuant to the Merger Agreement of $35.25 per share:

Implied Equity Value Per Share Range for the Company
6.5x – 11.5x NTM Adj. EBITDA as of 12/31/2024	$28.50 - $47.50
6.5x – 11.5x NTM Adj. EBITDA as of 12/31/2025	$30.25 - $49.50
10.0x – 16.0x NTM Adj. Net Income as of 12/31/2024	$26.00 - $41.25
10.0x – 16.0x NTM Adj. Net Income as of 12/31/2025	$26.25 - $41.75

Discounted Cash Flow Analysis.

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of a company. Morgan Stanley calculated a range of implied values per share of the Company Common Stock based on estimates of future unlevered free cash flows for 2Q to 4Q of fiscal year 2024 and each of the fiscal years 2025 through and including 2028 contained in the Company Projections. For purposes of this analysis, unlevered free cash flow was calculated as Adj. EBITDA, less share-based compensation (which was treated as a cash expense for this purpose), less other cash-based expenses, less unlevered cash tax expense, less capital expenditures, plus or less change in net working capital.

The unlevered free cash flows and terminal values were discounted to present values as of March 31, 2024, at a discount rate ranging from 10.2% to 12.1%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of the Company’s weighted average cost of capital. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 2.0% to 4.0% as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. To calculate the implied equity value, Morgan Stanley then adjusted the discounted value of unlevered free cash flows and terminal value by subtracting net debt as of March 31, 2024 as provided by the Company management.

Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of the Company Common Stock of $31.50 to $49.75, rounded to the nearest $0.25, as compared to the consideration offered and payable pursuant to the Merger Agreement of $35.25 per share.

Implied Equity Value Per Share Range for the Company
the Company Projections	$31.50 - $49.75

Precedent Transactions Analysis.

Morgan Stanley performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected precedent transactions based on Morgan Stanley’s professional judgment and experience (the “Selected Precedent Transactions”). For purposes of this analysis, Morgan Stanley analyzed the ratios of AV to last 12 months’ (“LTM”) Adj. EBITDA of the target company based on publicly available information at the time of announcement or at the unaffected date of each such transaction, including certain adjustments based on the particular comparable company, as required.

Selected Wealth Technology and Wealth Platform Sector Transactions (Target/Acquiror)	Size ($MM)	AV/LTM Adj. EBITDA Multiple
AssetMark Financial Holdings, Inc. / Huatai Securities Co.	780	19.6x
Eze Software Group LLC / SS&C Technologies Holdings, Inc.	1,450	13.8x
PIEtech, Inc. / Envestnet Asset Management, Inc.	500	24.7x
Ladenburg Thalmann & Co. Inc. / Osaic, Inc.	1,300	12.1x
Avantax, Inc. / Cetera Financial Group, Inc.	1,200	11.7x

The Selected Precedent Transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as the prevailing market environment at the time of such transactions. Based on its professional judgment and experience and taking into consideration, among other things, (i) the observed multiples (identified in the table above) for the precedent transactions listed above, and (ii) the prevailing market environment for the valuation and performance of the companies in the Company’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley applied AV / LTM Adj. EBITDA multiples between 11.5x and 20.0x to the Company’s LTM Adj. EBITDA as of March 31, 2024 of $257 million. Based on this analysis, Morgan Stanley calculated estimated implied values per share of the Company Common Stock between $40.50 and $68.50, each rounded to the nearest $0.25, as compared to the consideration payable pursuant to the Merger Agreement of $35.25 per share.

Implied Equity Value Per Share Range for the Company
11.5x – 20.0x LTM Adj. EBITDA as of 3/31/24	$40.50 - $68.50

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of the Company or the industry, or in the financial markets in general.

Other Information

Morgan Stanley observed additional factors that were not considered as part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Company Board, including the following information described below under the sections captioned “—Equity Research Analysts’ Future Price Targets”, “—Illustrative Leveraged Buyout Analysis” and “—Historical Trading Range.”

Equity Research Analysts’ Future Price Targets.

For reference only, Morgan Stanley reviewed future public market trading price targets for the Company Common Stock prepared and published by five equity research analysts (with four providing price targets) as of

April 23, 2024, the last full trading day before the April 24, 2024 presentation by Morgan Stanley to the Company Board. These forward targets generally reflected each analyst’s estimate of the 12-month future public market trading price of the Company Common Stock. Morgan Stanley also discounted such 12-month future market trading price estimates by an estimated cost of equity of 11.4% for the Company. Based on the foregoing, the indicative discounted value range of the research analysts’ price targets for the Company, rounded to the nearest $0.25, was $29.50 to $36.75 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company Common Stock and these estimates are subject to uncertainties, including the future financial performance of the Company, and future financial market conditions.

Historical Trading Range.

For reference only, Morgan Stanley reviewed the historical trading range of the Company Common Stock over the 52-week period ended on December 15, 2023, the last full trading day before the rumors of a potential transaction on December 18, 2023. For the 52-week period reviewed, Morgan Stanley observed that the intraday high and low prices of the Company Common Stock were $22.58 and $33.00 per share, respectively.

Illustrative Leverage Buyout Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley performed an illustrative leveraged buyout analysis to determine the prices at which a financial sponsor might affect a leveraged buyout of the Company under current market conditions. Morgan Stanley assumed a transaction date of March 31, 2024 and a 4.75 year investment period ending December 31, 2028. Based on its professional judgment and experience, Morgan Stanley assumed (i) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5%, (ii) a 5.5x entry pro forma debt-to-LTM Adj. EBITDA ratio as of March 31, 2024 and (iii) a range from 6.5x to 11.5x of AV / NTM Adj. EBITDA exit multiples. Based on these calculations, this analysis indicated a range of implied equity value per share of the Company Common Stock, rounded to the nearest $0.25, of $33.50 to $54.00 per share.

General

In connection with the review of the Merger by the Company Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of the Company

Common Stock (other than holders of the Excluded Shares or the Majority Stockholder) pursuant to the Merger Agreement, and in connection with the delivery of its opinion dated April 25, 2024 to the Company Board. The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent, and was approved by the Company Board. Morgan Stanley acted as financial advisor to the Company Board during these negotiations but did not, however, recommend any specific consideration to the Company or the Company Board, nor opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion and its presentation to the Company Board was one of many factors taken into consideration by the Company Board in deciding to approve the execution, delivery and performance by the Company of the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Company Board with respect to the Merger Consideration pursuant to the Merger Agreement or of whether the Company Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Board retained Morgan Stanley based on Morgan Stanley’s experience in transactions similar to the Merger, qualifications, expertise and reputation and its knowledge of the Company and its business and the industries in which the Company conducts its business. Under the terms of its engagement letter dated February 27, 2024, Morgan Stanley provided the Company financial advisory services and an opinion, described in this section and attached to this Information Statement as Annex C, in connection with the Merger. As compensation for Morgan Stanley’s financial advisory services, the Company has agreed to pay Morgan Stanley a fee, a significant portion of which is contingent upon the closing of the Merger, which is estimated, as of the date of this Information Statement, to be approximately $28 million (the “Morgan Stanley Transaction Fee”). As compensation for Morgan Stanley rendering a financial opinion to the Company Board, the Company paid Morgan Stanley a fee equal to $5 million, which will be credited against the Morgan Stanley Transaction Fee payable if the Merger is consummated. The Company has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses incurred from time to time in connection with Morgan Stanley’s engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective current and former officers, directors, employees and agents and each other entity or person, if any, controlling Morgan Stanley or any of its affiliates, from and against certain losses, claims, damages and liabilities related to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not provided financial advisory or financing services to the Company and have not received any fees for such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided certain financial advisory and financing services to GTCR and certain of its majority-controlled affiliates (collectively, for the purposes of this section, the “GTCR Related Entities”, for which Morgan Stanley and its affiliates have received aggregate fees of approximately between $20 million and $25 million in connection with such services. Morgan Stanley has previously sought and may also seek in the future to provide financial advisory and financing services to the Company, GTCR and the GTCR Related Entities and their respective affiliates and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed and may commit in the future to invest in investment funds managed by GTCR, the GTCR Related Entities, or their affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in investment funds managed by GTCR, the GTCR Related Entities or their affiliates.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of GTCR, the GTCR Related Entities the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Financial Projections

Other than in connection with our regular earnings press releases and related investor materials, we do not, as a matter of course, make public our future financial projections, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, the Company Management regularly prepares, and the Company Board regularly evaluates, prospective financial information concerning our future performance as part of the Company Management’s long-term business and strategic planning processes. In addition, the Company Management regularly makes and reviews with the Company Board updates to its business plan, including to reflect actual results and trends in our performance and the industry in which it operates.

In connection with its evaluation of the Merger and other strategic alternatives available to the Company, the Company Board reviewed, among other things, certain unaudited, preliminary financial forecasts developed by the Company’s management with respect to fiscal years 2024 through 2028. The financial projections were prepared for internal use and not for public disclosure and were provided by the Company Management to the Company Board for the purposes of considering, analyzing and evaluating the Merger and other strategic alternatives available to us. The financial projections were made available to Morgan Stanley and to bidders, including GTCR, as part of their customary due diligence, and were approved by the Company Board and the Company’s management for use in connection with Morgan Stanley’s financial analyses and Morgan Stanley’s opinion, as described in the sections of this information statement captioned “—Background of the Merger” and “—Opinion of Morgan Stanley & Co. LLC”.

The financial projections were developed by the Company Management as then-current estimates of our future financial performance as an independent company. The financial projections do not give effect to the Merger, including (1) any impact of the negotiation or execution of the Merger Agreement or the Merger, (2) the expenses that have already been, and will be, incurred in connection with completing the Merger, or (3) any changes to our operations or strategy that may be implemented in connection with the pendency, or following the consummation, of the Merger. The financial projections also do not consider the effect of any failure of the Merger to be consummated and the financial projections should not be viewed as accurate or continuing in that context.

The financial projections constitute forward-looking statements. The financial projections are not included in this information statement to influence any decision on whether to seek appraisal for shares of our Common Stock or any other matter, but rather are included in this information statement to give our stockholders access to certain nonpublic information that was provided to the Company Board, Morgan Stanley and GTCR, as applicable, for the purposes described above. By including the financial projections in this information statement, none of us, the Company Board, Morgan Stanley or any other person has made or makes any representation to any person regarding our ultimate performance as compared to the information contained in the financial projections. The inclusion of the financial projections should not be regarded as an indication that us, the Company Board, Morgan Stanley or any other person considered, or now considers, them to be necessarily predictive of actual future results, and such information should not be relied on as such. Further, the inclusion of the financial projections in this information statement does not constitute an admission or representation by us that the information presented is material.

The financial projections were not prepared with a view toward public disclosure or complying with United States generally accepted accounting principles (“GAAP”). In addition, the financial projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The financial projections were prepared by, and are the responsibility of, the Company

Management. Our independent registered public accounting firm, KPMG LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The report of KPMG LLP incorporated by reference into this information statement relates solely to our previously issued financial statements. It does not extend to the financial projections and should not be read to do so.

Although the financial projections are presented with numerical specificity, they reflect numerous assumptions, estimates and uncertainties as to future events made by the Company Management that the Company Management believed in good faith were reasonable at the time that the financial projections were prepared, including with respect to: (1) macroeconomic factors; (2) global, market, industry, customer and competitive trends in our business and the industries we operate in; (3) our technology and platform offerings; (4) our capital requirements; (5) our addressable market and market share; (6) our brand and reputation; and (7) other relevant operating and financial measures. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of our management. Our ability to achieve the financial results contemplated by the financial projections will be affected by our ability to achieve our strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The financial projections reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the financial projections not to be achieved can be found in the risk factors included in our periodic filings with the SEC. These factors are difficult to predict, and many of them are outside of our control. As a result, there can be no assurance that the financial projections will be realized, and our actual results may be materially better or worse than those implied by the financial projections. For information on factors that may cause our future results to materially vary, see the section of this information statement captioned “Forward-Looking Statements.” The financial projections may differ from publicized analyst estimates and forecasts. Stockholders should evaluate the financial projections, if at all, in conjunction with our historical financial statements and other information regarding us contained in our public filings with the SEC. The financial projections may not be consistent with our historical operating data as a result of the assumptions utilized in preparing such information.

The financial projections have not been updated or revised to reflect information or results either as of or after the date of this information statement. Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the financial projections to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. We may have reported, and may continue to report, results of operations for periods included in the financial projections that were or will be completed following the preparation of the financial projections. Stockholders and investors are urged to refer to our periodic filings with the SEC for information on actual historical results.

Because the financial projections are subjective and reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes subject to greater uncertainty with each succeeding year. The financial projections are not, and should not be considered to be, a guarantee of future operating results. Further, the financial projections are not fact and should not be relied upon as being necessarily indicative of our future results or for purposes of making any investment decision.

Certain of the financial measures included in the financial projections are non-GAAP financial measures (“non-GAAP financial measures”). These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the financial projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the financial projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Company Board, Morgan Stanley or any other person. Accordingly, no reconciliation of the financial measures included in the financial projections is provided in this information statement.

The following table summarizes the unaudited prospective financial information for fiscal years 2024 through 2028 included in the Company financial projections:

	Fiscal Year Ending December 31
(dollars in millions)	2024E	2025E	2026E	2027E	2028E
Total Revenue	$834	$913	$1,006	$1,119	$1,255
Net Revenue(1)	$610	$671	$742	$829	$935
Adjusted EBITDA(2)	$286	$324	$367	$424	$497
Adjusted Net Income(3)	$190	$216	$246	$294	$350
Free Cash Flow(4)	$149	$186	$237	$285	$340

(1)	“Net Revenue” is defined as gross revenue less cost of good sold.
(2)

“Adjusted EBITDA” is defined as net revenue subtracting adjusted operating expenses, which includes adjustments from projected EBITDA for stock-based compensation, integration costs, acquisition expenses, business continuity plan, debt acquisition write-off, office closures, and office expenses.

(3)

“Adjusted Net Income” is defined as net income before share-based compensation expense, amortization of acquisition-related intangible assets, acquisition and related integration expenses, restructuring and conversion costs and certain other expenses.

(4)	“Free Cash Flow” is defined as operating cash flow subtracting capital expenditure.

Interests of the Company’s Directors and Executive Officers in the Merger

You should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by our stockholders, the Company Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement. These interests are more fully described below. For purposes of the discussion below, the Company’s executive officers are listed below.

Name	Position
Michael Kim	Chief Executive Officer and President
Gary Zyla	Executive Vice President, Chief Financial Officer
Ted Angus	Executive Vice President, General Counsel
Carrie Hansen	Executive Vice President, Chief Operating Officer, President Mutual Funds
David McNatt	Executive Vice President, Investment Solutions
Mukesh Mehta	Executive Vice President, Chief Information Officer
Esi Minta-Jacobs	Executive Vice President, Head of HR and Digital Product Solutions

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, our directors and officers will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this information statement captioned “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Treatment of Equity and Long-Term Incentive Awards in the Merger Agreement

For information regarding beneficial ownership of our Common Stock generally by each of the Company’s directors and named executive officers and all directors and executive officers as a group, please see the section of this information statement captioned “Security Ownership of Certain Beneficial Owners and Management”. Each of the Company’s directors and executive officers will be entitled to receive, for each share of our Common Stock, the Merger Consideration in the same manner as other Company stockholders.

In accordance with the terms of the Merger Agreement, Company Equity Awards and Company Cash Incentive Awards held by our directors and executive officers will be treated as follows:

•

Company Stock Options and Company SARs. At the Effective Time, each Company Stock Option and Company SAR that is outstanding as of immediately prior to the Effective Time, whether or not exercisable or vested, will, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment (if any), less any required withholding taxes and without interest, determined by multiplying (A) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such Company Stock Option or Company SAR by (B) the number of shares of Common Stock underlying such Company Stock Option or Company SAR, as applicable, as of the Effective Time. Any Company Stock Option or Company SAR (whether vested or unvested) that has an exercise price per Company Stock Option or Company SAR that is equal to or greater than the Merger Consideration will be cancelled for no consideration.

•

Company Restricted Stock Units and Company Restricted Stock Awards. At the Effective Time, each Company RSU and each Company Restricted Stock Award, in each case, that is outstanding as of immediately prior to the Effective Time, whether or not vested, will, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment, less any required withholding taxes and without interest, determined by multiplying (A) the per share Merger Consideration by (B) the number of shares of our Common Stock underlying such Company Restricted Stock Unit or Company Restricted Stock Award, as applicable, as of the Effective Time.

•

Company Long-Term Cash Incentive Awards. At the Effective Time, each Company Cash Incentive Award that is outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, awards granted as cash retention awards), whether or not vested, will, automatically and without any action on behalf of the holder thereof, become fully vested and payable, less any required withholding taxes and without interest, as of immediately prior to the Effective Time.

As of [●], each of Messrs. Bhagat and Velli and Ms. Guinn held 4,478 unvested Company RSUs. The value of such Company RSUs in connection with the Merger, based on the Merger Consideration, is $157,849.50 for each applicable director. Other than the Company RSUs described in this paragraph, none of our directors held any Company Equity Awards or Company Cash Incentive Awards as of May 17, 2024.

The following table sets forth, as of May 17, 2024, for each executive officer, (a) the number of vested and unvested Company SARs held by such individual, (b) the number of vested options of the Company held by such individual, (c) the number of Company RSUs held by such individual, and (d) the value of such Company SARs, Company Stock Options and Company RSUs in connection with the Merger. As of May 17, 2024, no executive officer held unvested Company Stock Options. The values in the table below have been determined based on the Merger Consideration, less, in the case of Company SARs and Company Stock Options, the applicable exercise price. The following table assumes the individuals identified below do not receive any additional grants of Company Equity Awards or forfeit any Company Equity Awards after May 17, 2024.

Executive Officer	Number of Vested Company SARs	Estimated Value of Vested Company SARs	Number of Unvested Company SARs	Estimated Value of Unvested Company SARs	Number of Vested Company Stock Options	Estimated Value of Vested Company Stock Options	Number of Unvested Company RSUs	Estimated Value of Unvested Company RSUs
Michael Kim	198,796	$1,967,354	408,288	$3,869,264	62,095	$822,759	89,944	$3,170,526
Gary Zyla	117,541	$1,061,187	183,667	$1,711,546	62,095	$822,759	40,517	$1,428,225
Ted Angus	117,541	$1,061,187	118,710	$1,390,009	62,095	$822,759	63,252	$2,229,633
Carrie Hansen	117,541	$1,061,187	118,710	$1,390,009	62,095	$822,759	63,252	$2,229,633
David McNatt	29,949	$323,671	47,821	$619,713	12,758	$169,044	40,716	$1,435,239
Mukesh Mehta	117,541	$1,061,187	118,710	$1,390,009	62,095	$822,759	63,252	$2,229,633
Esi Minta-Jacobs	39,317	$350,628	38,412	$446,621	12,758	$169,044	20,203	$712,156

As of May 17, 2024, each of our executive officers hold Company Cash Incentive Awards in the following amounts: Michael Kim ($129,938), Gary Zyla ($68,063), Ted Angus ($68,063), Carrie Hansen ($68,063), David McNatt ($37,125), Mukesh Mehta ($68,063) and Esi Minta-Jacobs ($21,657).

Treatment of 2024 Annual Bonuses

In the event the Effective Time occurs prior to the date that 2024 annual bonuses are paid, Parent has agreed to pay to each executive officer, a 2024 annual bonus at such time as the Company has historically paid annual bonuses, subject to such executive’s continued employment through the payment date, or upon the executive officer’s earlier termination of employment in the event such executive officer would be entitled to severance benefits in accordance with the Merger Agreement. The bonus will be calculated based on the greater of target performance and actual performance.

Severance Benefits

Pursuant to the terms of his existing employment agreement, Mr. Kim would be entitled to the following severance benefits upon a termination without “cause” or resignation for “good reason,” whether or not such action occurs within a specified time of a change in control, subject to his execution of a release of claims: (i) any unpaid prior year annual bonus; (ii) a pro-rated bonus for the fiscal year of termination subject to satisfaction of performance conditions; (iii) continued payment of his salary for a severance period of 18 months after termination; and (iv) a monthly payment equal to the monthly COBRA premium cost (on an after-tax basis) for up to 18 months, to the extent that he enrolls in COBRA and does not become eligible for other health benefits. Assuming Mr. Kim’s employment is terminated without “cause” or he resigns with “good reason” immediately following the Closing (with the assumed Closing Date being December 1, 2024), the value of Mr. Kim’s severance benefits will be $2,195,000.

For purposes of Mr. Kim’s employment agreement, “cause” includes (i) material acts of personal dishonesty in connection with his responsibilities that have, or could be reasonably expected to have, a material adverse impact on Mr. Kim’s performance of duties; (ii) willful failure or refusal to perform Mr. Kim’s duties or responsibilities in any material respect; (iii) misappropriation (or attempted misappropriation) by Mr. Kim of material assets or material business opportunities; (iv) embezzlement or fraud, committed or attempted, whether by Mr. Kim, at his direction or with his prior actual knowledge; (v) conviction of or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge, in each case that has (or could be reasonably expected to have) an adverse impact on the performance of Mr. Kim’s duties or result in material injury to our reputation or business; (vi) material violation of our written policies (unless curable and cured within thirty (30) days of written notice), including but not limited to those relating to sexual harassment or business conduct, that has (or could be reasonably expected to have) a material adverse impact on Mr. Kim’s performance of duties or otherwise result in material injury to our reputation or business; or (vii) material breach of any confidentiality or restrictive covenant. For purposes of Mr. Kim’s agreement, “good reason” means (i) a diminution in base salary, annual bonus target, title, duties or responsibilities; (ii) requiring him to be based at a location in excess of 30 miles from our current headquarters, unless such change of location remains consistent, in Mr. Kim’s reasonable discretion, with his commute to the then-current headquarters; or (iii) our material breach of a material term of the employment agreement, in each case, unless curable and cured within 40 days of written notice.

Parent has agreed to provide the following severance benefits to each other executive officer whose employment is terminated without “cause” or who resigns for “good reason” during the 12-month period following the Effective Time, subject to the executive’s execution and non-revocation of a release of claims and continued compliance with all restrictive covenants to which he or she is bound: (i) at least two weeks’ notice of termination and continued compensation and benefits during such period; (ii) a lump-sum cash payment equal to the sum of (x) $2,500 and (y) one week of base salary for each year of continuous service, with a minimum of eight weeks and a maximum of 24 weeks; (iii) with respect to a qualifying termination that occurs before payment of the 2024 annual bonuses, a 2024 annual bonus (which will not be prorated), calculated as described under the section captioned “—Treatment of 2024 Annual Bonuses,” above; (iv) with respect to a qualifying termination of employment on or after January 1, 2025, a pro-rata target annual bonus for the year of termination, based on the number of days worked during the applicable fiscal year; and (v) reimbursement or subsidy for the full amount of COBRA premiums for a number of months commensurate with the term of cash severance, subject to the executive timely electing COBRA benefits.

For purposes of the severance benefits to be provided to executive officers, “cause” will mean the executive’s (i) serious misconduct in the performance of his or her employment duties; (ii) conviction of, indictment for, plea of guilty to, or plea of nolo contendere to (x) a felony or (y) a misdemeanor involving moral turpitude, fraud or dishonesty; (iii) commission of an act involving personal dishonesty that results in material financial, reputational or other harm to the Company or its affiliates; or (iv) breach or violation of any material written (or electronically available) rule, policy, procedure or guideline of the Company or its affiliates which is available to the employee or any restrictive covenant by which the employee is bound. In addition, for purposes of severance benefits to be provided to executive officers, “good reason” will be the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary or target short-term cash incentive opportunity (with materiality constituting any reduction greater than 10%); (ii) a diminution in title or material diminution in duties or responsibilities; or (iii) the Company or its affiliates requiring the employee to be based at a location in excess of 35 miles from the current principal place of employment. Assuming that each of the executive officers (other than Mr. Kim) are terminated without “cause” or resign with “good reason” immediately following the Closing (assuming that the Closing Date is December 1, 2024), the value of the severance benefits to be received by the executive officers will be: Gary Zyla ($817,800), Ted Angus ($656,410), Carrie Hansen ($856,060), David McNatt ($608,585), Mukesh Mehta ($599,020) and Esi Minta-Jacobs ($387,085).

If any of the amounts provided for under these severance arrangements or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and could be subject to the related excise tax under Section 4999 of the Code, the Company will be permitted to implement strategies to mitigate any excise taxes or lost deductions resulting from applications of Section 280G and 4999 of the Code and to maximize the net after-tax proceeds received by any individual subject to Section 4999 of the Code (including the entry into and the valuation of any restrictive covenant arrangements and, in the event it is reasonably expected that the Effective Time will occur after December 31, 2024, the acceleration into 2024 of compensation that would otherwise vest or become payable at or prior to the Effective Time, the acceleration into 2024 of 2024 annual bonuses (otherwise payable in 2025) and the payout of accrued vacation in 2024). Notwithstanding the foregoing, the Company will not be permitted to (i) provide to any individual any gross-ups or additional payments or benefits to cover any excise taxes that could be imposed under Section 4999 of the Code, (ii) increase any payments or benefits to any such individual, or (iii) take actions that result in any increased cost to the Company or Parent.

In addition, subject to applicable law, Parent has agreed to maintain certain retirement benefits during the 12-month period following the Effective Time for employees who experience a qualifying retirement under such retirement policy.

Employment Arrangements Following the Merger

On April 30, 2024, GTCR discussed their desire for Mr. Kim to continue with the Company following the consummation of the Merger. GTCR indicated that Mr. Kim’s 2024 performance bonus was expected to be paid out at a minimum of 100% of the targeted amount and that, if Mr. Kim were to remain with the Company following the consummation of the Merger, it was anticipated that his compensation would consist of $1 million of base salary and a $1 million target annual performance bonus. In addition, Mr. Kim was told that it was anticipated that an affiliate of Parent would authorize a profits interest pool for management employees following the consummation of the Merger, with further details regarding the pool and Mr. Kim’s equity pool allocation to be determined at a later time.

Without limiting the foregoing, representatives of Parent may hold preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates from and after the consummation of the Merger. As of the filing of this Information Statement, neither the Company, Parent nor Merger Sub has entered into any post-Closing employment agreements with any of the Company’s executive officers in connection with the Merger and the Company has not amended or modified any existing employment agreements or other arrangement with management, and there can be no assurances that the terms of any of the aforementioned agreements or arrangements will be agreed upon with any executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.

Appraisal Rights

If the Merger is consummated, holders and beneficial owners of shares of Company Common Stock who (1) do not deliver a written consent or otherwise vote in favor of the adoption of the Merger Agreement; (2) properly and timely demand appraisal of their shares; (3) continuously hold of record or beneficially own their shares through the Effective Time; (4) otherwise comply with the procedures of Section 262; and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their shares in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to a record holder of shares, all references in Section 262 and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders or beneficial owners of shares of Company Common Stock exercise their appraisal rights under Section 262.

STOCKHOLDERS AND BENEFICIAL OWNERS OF SHARES OF COMPANY COMMON STOCK SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.

Under Section 262, if the Merger is completed, holders of record of shares of Company Common Stock or beneficial owners of shares of Company Common Stock (other than the Majority Stockholder) who (1) deliver a written demand for appraisal of such person’s shares of Company Common Stock to us no later than twenty (20) days after the mailing of this information statement, which is [●], 2024; (2) have not delivered a written consent or otherwise voted in favor of the adoption of the Merger Agreement; (3) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the Effective Time; and (4) otherwise comply with the procedures and satisfy certain ownership thresholds (as defined below), as applicable, set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the consideration set forth in the Merger Agreement, for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the Effective Time through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders and beneficial owners of shares of a class or series of stock that, immediately prior to the Closing, were listed on a national securities exchange who are otherwise entitled to appraisal rights unless (1) the total number of shares of the class or series of stock for which appraisal rights have been pursued or perfected exceeds one percent of the outstanding shares of such class or series as measured in accordance with subsection (g) of Section 262 or (2) the value of the price per share in respect of such shares exceeds $1 million (the “Ownership Thresholds”). Given that the shares of Company Common Stock are listed on the NYSE (and assuming such shares remain so listed up until the Closing), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of Company Common Stock who are otherwise entitled to appraisal rights unless one of the Ownership Thresholds is satisfied.

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the shares subject to appraisal will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the corporation, before the Effective Time or the surviving corporation within ten (10) days thereafter, shall notify each of its stockholders who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such stock of the corporation, and shall include in such notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. For purposes of determining the stockholders entitled to receive the notice required under Section 262, each constituent corporation may fix in advance, a record date that shall not be more than ten (10) days prior to the date notice is given, provided, that if the notice is given on or after the Effective Time, the record date shall be such effective date. If no record date is fixed in advance and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. This information statement constitutes our notice to our stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of record or beneficial owner of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the price per share described in the Merger Agreement, without interest, less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel.

Stockholders or beneficial owners of shares of Company Common Stock wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•	such person must not have delivered a written consent or otherwise vote to adopt the Merger Agreement;

•	such person must deliver a written demand for appraisal to us no later than twenty (20) days after the mailing of this information statement, which is [●], 2024; and

•

such person must continuously hold of record or beneficially own the shares of Company Common Stock from the date of making the demand through the Effective Time (a person will lose appraisal rights if the person transfers the shares before the Effective Time).

As described below, within 120 days after the Effective Time, but not thereafter, an appraisal proceeding must be commenced by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held or owned by all dissenting stockholders and beneficial owners entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights with respect to the shares of Company Common Stock unless one of the Ownership Thresholds is met.

Making a Written Demand

A person wishing to exercise appraisal rights must deliver to us, no later than twenty (20) days after the mailing of this information statement, which is [●], 2024, a written demand for the appraisal of such person’s shares. In addition, that person must not have delivered a written consent or otherwise voted in favor of the adoption of the Merger Agreement with respect to such shares. A person exercising appraisal rights must own or hold, as applicable, beneficially or of record, the shares on the date the written demand for appraisal is delivered and must continue to own or hold, as applicable, the shares through the Effective Time. Such person must submit a written demand for appraisal, which must be in addition to and separate from any vote or written consent on the adoption of the Merger Agreement. Any failure to vote on (or deliver a written consent with respect to) the adoption of the Merger Agreement will not constitute a demand.

In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform us of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Verified List (as defined below).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

AssetMark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, California 94520

Attention: Ted Angus

At any time within sixty (60) days after the Effective Time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the terms offered pursuant to the Merger Agreement, by delivering to us, as the Surviving Corporation, a written withdrawal of the demand for appraisal. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (a “Reservation”) for any Application (as defined below) to the Delaware Court of Chancery; provided, however, that this limitation shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the Effective Time. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding (together with interest, if any, thereon as described herein), which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is consummated, within ten (10) days after the Effective Time, the Surviving Corporation will notify each stockholder and beneficial owner of each constituent corporation who has submitted a demand for appraisal in accordance with Section 262, and who has not delivered a written consent or otherwise voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by any person other than the Surviving Corporation, demanding a determination of the fair value of the shares held by all dissenting stockholders and beneficial owners entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners of shares of Company Common Stock should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the Effective Time, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing of such petition to the Surviving Corporation and all of the persons shown on the Verified List at the addresses stated therein. The costs of any such notice are borne by the Surviving Corporation.

After notice is provided to the applicable persons as required by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Accordingly, persons holding stock represented by stock certificates and wishing to seek appraisal of their shares are cautioned to retain their stock certificates pending resolution of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon Application (as defined below) by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Given that the shares of Company Common Stock are listed on the NYSE (and assuming such shares remain so listed up until the Closing), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of such shares of Company Common Stock who are otherwise entitled to appraisal rights unless one of the Ownership Thresholds is met.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal and, with respect to Company Common Stock, that at least one of the Ownership Thresholds above has been satisfied in respect of persons seeking appraisal rights, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that “throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. ALTHOUGH WE BELIEVE THAT THE PRICE PER SHARE IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND STOCKHOLDERS AND BENEFICIAL OWNERS OF SHARES OF COMPANY COMMON STOCK SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE PRICE PER SHARE. Neither we nor Parent anticipate offering more than the Merger Consideration to any persons exercising appraisal rights, and each of us and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed or, with respect to Company Common Stock, if neither of the Ownership Thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith (an “Application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement, without interest and less any applicable withholding taxes.

A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if, in the case of Company Common Stock, neither of the Ownership Thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of Company Common Stock, or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the Company Common Stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your dissenting shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “business combination” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger generally applicable to holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders (as defined below) whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders of Company Common Stock who own (or are deemed to own) any interest in Parent. This summary does not address any Medicare tax or alternative minimum tax considerations or any aspect of state, local or non-United States taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is:

•	a citizen or individual resident of the United States;

•

a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.

If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning Company Common Stock and partners in such partnerships should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of United States federal, state, local and non-United States tax laws.

United States Holders. The receipt of the Merger Consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares. Gain or loss will be calculated separately for each block of Company Common Stock exchanged in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.

Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met; (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States); or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Company Common Stock at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock, and the Company is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock. The Company believes it has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.

If you are a Non-United States Holder and your gain is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States), you will be subject to United States federal income tax on any gain realized on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding. Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable exchange agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such United States Holder is a United States person, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.

Financing of the Merger

We presently estimate that the total funds necessary to consummate the Merger and the related transactions, including payment of related fees and expenses, will be approximately $2,881,000,000, which will be funded with the net proceeds from the equity financing and debt financing described below.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Equity Financing

In connection with the transactions contemplated by the Merger Agreement, Parent and the Guarantors have entered into the Equity Commitment Letter. Pursuant to the terms and subject to the conditions set forth therein, the Guarantors have committed to provide equity financing at the Closing in an aggregate amount of $1,580,615,957 (which will be reduced, if at all, to the extent Parent does not require the full amount of the equity financing to fund all amounts payable pursuant to the Merger Agreement) in cash, in immediately available funds, solely for the purpose of allowing Parent to fund a portion of the payments required under the Merger Agreement and pay any fees and expenses that are required to be paid by Parent pursuant to the Merger Agreement (the “Equity Financing”).

The obligations of the Guarantors to provide the Equity Financing under the Equity Commitment Letter are subject to a number of conditions, including, (a) satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in the Merger Agreement (other than any conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction of or, to the extent permissible, waiver of such conditions at the Closing), (b) the proceeds of the Debt Financing (or, if alternative financing is being used pursuant to the Merger Agreement, such alternative financing) having been funded to Parent in accordance with the terms thereof or the agent for the Lenders under the Debt Commitment Letter (or any definitive agreements executed pursuant thereto) having confirmed in writing to Parent that the Debt Financing (or, if alternative financing is being used pursuant to the Merger Agreement, such alternative financing) will be funded at the Closing in accordance with the terms thereof subject only to the funding of the equity commitment and (c) the substantially simultaneous consummation of the Closing.

The obligation of the Guarantors to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (i) the Closing (at which time such obligation will be fully discharged), (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the assertion by the Company or any of its controlled subsidiaries, or any of its respective directors or officers, representatives, of any legal proceeding (other than certain permitted and retained claims as contemplated by the Equity Commitment Letter) against Parent, Merger Sub or the Guarantors in connection with the Equity Commitment Letter or in connection with the Merger Agreement, the Limited Guarantee (as described below), the confidentiality agreement, dated as of December 5, 2023, by and between the Company and GTCR LLC (the “Confidentiality Agreement”) and other agreements contemplated by the Equity Commitment Letter or such foregoing agreements or any transaction contemplated by the Equity Commitment Letter or such foregoing agreements. Notwithstanding anything to the contrary in the Equity Commitment Letter, each of the Guarantors agrees and acknowledges that if, in accordance with the Merger Agreement, the Company is entitled to specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing under the Merger Agreement, such Guarantor will not oppose the granting of specific performance on the basis that Parent or the Company has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

The Company is an express third-party beneficiary of the Equity Commitment Letter. Thus, the Company is able to enforce its rights under the Equity Commitment Letter, including with respect to seeking specific performance against Parent to cause the Closing to occur and to cause Parent to enforce its rights against the Guarantors to cause the commitment under the Equity Commitment Letter to be funded, in each case, subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Guarantors have executed and delivered the Limited Guarantee in favor of the Company. The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms. Pursuant to the Limited Guarantee, the Guarantors have agreed to guarantee the due and punctual payment and performance of Parent of (a) the Parent Termination Fee (as defined in the section of this information statement captioned “The Merger Agreement—Termination Fee”) and (b) the reimbursement of certain expenses pursuant to the Merger Agreement (including any Enforcement Costs) to be paid by Parent to the Company under the Merger Agreement, subject to (i) the terms and conditions set forth in the Limited Guarantee and (ii) the maximum aggregate liability amount, which is capped at $171,521,740.

Subject to specified exceptions, the Limited Guarantee will terminate and be of no further force and effect, and the Company will have no rights under the Limited Guarantee, upon the earliest to occur of (i) the payment by the Guarantors of the Maximum Amount under the Limited Guarantee (or such lesser amount by written agreement of the Guarantors and the Company), (ii) the consummation of the Closing, (iii) the date that is the 90th day after the termination of the Merger Agreement in accordance with its terms unless prior to the 90th day after such termination, the Company has commenced a legal proceeding against Parent or the Guarantors under the terms of the Limited Guarantee, or (iv) the Company or any of its representatives institutes a legal proceeding or makes a claim (x) asserting that certain provisions of the Limited Guarantee are illegal, invalid or unenforceable or that the Guarantors are liable in excess or to a greater extent than the Maximum Amount or (y) arising under, or in connection with, the Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the Confidentiality Agreement, or the transactions contemplated thereby, that does not constitute a retained claim in the Limited Guarantee.

Debt Financing

In connection with its entry into the Merger Agreement, Parent has entered into the Debt Commitment Letter with the Debt Commitment Parties, pursuant to which, upon the terms and subject to the conditions set forth therein, the Lenders have committed to provide (i) a term loan facility in aggregate principal amount of $1,300,000,000 and (ii) a revolving credit facility in an aggregate principal amount of $250,000,000 in connection with the consummation of the Merger, the other transactions contemplated by the Merger Agreement and related transactions, on the terms and subject solely to the conditions set forth in the Debt Commitment Letter (the “Debt Financing”).

The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject solely to certain customary and express conditions set forth therein, including but not limited to, (i) the absence of a Company Material Adverse Effect since the Company’s Balance Sheet Date (i.e., December 31, 2023), (ii) the receipt of certain specified financial statements of the Company and its subsidiaries, (iii) the delivery of documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (iv) accuracy of certain representations in the Merger Agreement and customary specified representations in the Debt Commitment Letter and (v) the delivery of certain historical financial statements.

The commitment of the Lenders under the Debt Commitment Letter expires upon the earliest of (i) the earlier of five (5) business days after (x) the End Date and (y) May 1, 2025, (ii) the initial funding of the term loan facility, (iii) the termination of the Merger Agreement by Parent or with Parent’s written consent without the funding of the Debt Financing and (iv) the consummation of the Merger with or without the use or funding of the Debt Financing. The commitments of each of the Lenders under the Debt Commitment Letter and the related agreement therein to provide the services described therein will automatically terminate unless each of the Lenders (as to itself), in its discretion, agree to an extension in writing of its commitment.

For more information, see the section of this information statement captioned “The Merger Agreement—Financing of the Merger”.

Regulatory Clearances and Approvals Required for the Merger

The consummation of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated). Under the terms of the Merger Agreement, each of the Company and Parent agrees to use their respective reasonable best efforts to take, or cause to be taken (including by causing their subsidiaries and affiliates to take), all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, as soon as reasonably possible (and in any event prior to the End Date), including (i) preparing and filing, and causing any applicable controlling affiliates to prepare and file, as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, expirations of waiting periods, and other confirmations required to be obtained from any governmental authority that are necessary, including under the HSR Act and certain other specified regulatory approvals.

In addition, the parties to the Merger Agreement have agreed that the obligations of Parent include taking, and causing its subsidiaries to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any applicable law so as to enable the consummation of the transactions contemplated by the Merger Agreement to occur as soon as reasonably possible (and in any event prior to the End Date), including: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any governmental authority in connection with the transactions contemplated by the Merger Agreement; (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent or those of the Company or its subsidiaries; (iii) terminating existing relationships, contractual rights or obligations of Parent or its subsidiaries (including those of the Company and its subsidiaries after the Closing); (iv) otherwise taking or committing to take actions that after the Closing would limit Parent’s or its subsidiaries (including, after the Closing, the

Company’s or its subsidiaries’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Parent or its subsidiaries (including, after the Closing, the Company or its subsidiaries); (v) defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by the Merger Agreement or any other agreements entered into in connection therewith or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or any other agreements entered into in connection therewith, in each case, by a governmental authority; and (vi) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any governmental authority with respect to the Merger Agreement or the transactions contemplated thereby.

See the section of this information statement captioned “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger” for a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger.

HSR Act

We and Parent filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on May 14, 2024. The applicable waiting period under the HSR Act expires at 11:59 P.M. Eastern Time on June 13, 2024.

While we believe that the Company and Parent will receive the requisite approvals, non-disapprovals and clearances from governmental authorities described above that are prerequisites to the consummation of the Merger under the Merger Agreement and applicable law, the Company and Parent may not obtain all such approvals.

Delisting and Deregistration of Company Common Stock

If the Merger is consummated, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our Common Stock.

Litigation Related to the Merger

As of the date of this Information Statement, the Company is not aware of any complaints filed or litigation pending relating to the Merger.

THE MERGER AGREEMENT

The following discussion summarizes certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this information statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this information statement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. We encourage you to carefully read and consider the Merger Agreement, which is the legal document that governs the Merger, in its entirety, because this summary may not contain all the information about the Merger Agreement that is important to you.

Explanatory Note Regarding the Merger Agreement

Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Merger, we do not intend for the Merger Agreement or the summary below to be a source of factual, business or operational information about the Company, Parent or Merger Sub. The representations and warranties described below and included in the Merger Agreement were made by us, Parent and Merger Sub as of specific dates. The assertions contained in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by us and Parent in connection with negotiating the terms of the Merger Agreement, which you should consider as you read the representations and warranties in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information we filed with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that we and Parent delivered to each other in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to our stockholders, and the representations and warranties may have been used for the purpose of allocating risk between us and Parent rather than establishing matters as facts. Our stockholders, in their capacities as such, are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of us, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. None of the representations and warranties will survive the Closing, and, therefore, they will have no legal effect under the Merger Agreement after the Effective Time. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of us, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding us and our business.

Structure of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease, and the Company will survive the Merger and continue to exist after the Merger as the Surviving Corporation and a direct, wholly owned subsidiary of Parent.

Closing and Effective Time of the Merger

Unless another time, date or place is mutually agreed in writing by the Company and Parent, the Closing will take place as soon as possible, but in any event no later than three (3) business days after the date the conditions set forth in the Merger Agreement and described in the section of this information statement captioned

“—Conditions to the Closing of the Merger” (other than those conditions which by their nature only can be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The Merger will become effective when we, Parent and Merger Sub cause to be executed and filed a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, or such later time as may be specified in the certificate of merger.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, the Surviving Corporation will possess all of the rights, powers, privileges and franchises of the Company and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, as provided under the DGCL. If the Merger is consummated, the Company will cease to be a publicly traded company. As a result, you will not own any shares of capital stock of the Surviving Corporation.

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, (1) the Charter of the Company as the Surviving Corporation will be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and (2) the bylaws of the Company as the Surviving Corporation will be amended and restated in their entirety to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time.

In addition, from and after the Effective Time until successors are duly elected or appointed and qualified in accordance with applicable law, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, (1) the board of directors of Merger Sub at the Effective Time will be the board of directors of Surviving Corporation and (2) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

Conversion of Shares

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, Parent or Merger Sub, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Company Common Stock that are (1) as of immediately prior to the Effective Time (i) held by us as treasury stock or owned by Parent or Merger Sub (other than shares of Company Common Stock held by any such person in a trustee, custodian or nominee capacity for the account of clients or customers of such persons) which will be cancelled with no payment made with respect thereto, or (ii) held by any subsidiary of the Company or Parent (other than Merger Sub) (other than shares of Company Common Stock held by any such person in a trustee, custodian or nominee capacity for the account of clients or customers of such persons), which will be converted into such number of shares of stock of the Surviving Corporation such that each subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such subsidiary owned in the Company immediately prior to the Effective Time, or (2) held by stockholders or owned by beneficial owners of shares of Company Common Stock who have neither voted in favor of the adoption of the Merger Agreement or approval of the Merger nor consented thereto in writing and properly, timely and validly exercised their statutory rights of appraisal in accordance with Section 262 (such shares of Company Common Stock, the “Excluded Shares”)) will be cancelled and automatically converted into the right to receive $35.25 in cash, without interest and less applicable withholding taxes. Further, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation.

If, during the period between the date of the Merger Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number shares or a different class, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares of Company Common Stock, or any stock dividend or distribution thereon with a record date during such period is effected, but excluding any change that results from any exercise of options outstanding as of the date of the Merger Agreement to purchase shares of Company Common Stock granted under the Company’s stock option or compensation plans or arrangements, then the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately and equitably adjusted.

Payment and Issuance of Merger Consideration; Surrender of Shares

Prior to the Effective Time, Parent will appoint an exchange agent reasonably acceptable to us (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). Prior to, or substantially concurrently with, the Effective Time, Parent will make available (i) to the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to the Merger Agreement and (ii) to the Company, cash sufficient to pay the aggregate amount for all Company Equity Awards and Company Cash Incentive Awards.

Promptly after the Effective Time (but no later than two (2) business days), Parent will send or cause the Exchange Agent to send to each holder of shares of Company Common Stock represented by Certificates at the Effective Time, a letter of transmittal and instructions (including a provision confirming that the delivery of certificates will be effected, and risk of loss and title to the certificates will pass, only upon the proper delivery of such Certificates to the Exchange Agent) for use in such exchange and, in the case of Uncertificated Shares, instructions in customary form for use in such exchange. Each holder of shares of Company Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares) will, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive the Merger Consideration for each share of Company Common Stock represented by a Certificate or Uncertificated Share, payable net to the holder in cash, without interest and less applicable withholding taxes. Each Company Common Stock so surrendered will be cancelled.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, then (i) such Certificate must be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share must be properly transferred and (ii) the person requesting such payment must pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by the Merger Agreement.

Any portion of the cash amounts deposited by Parent with the Exchange Agent that has not been distributed to our holders of Company Common Stock twelve (12) months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock for the Merger Consideration in accordance with the Merger Agreement prior to that time, may thereafter look only to Parent for payment of the Merger Consideration without any interest thereon. If any Certificate or Uncertificated Share has not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any governmental authority, any such cash in respect of such Certificates or Uncertificated Shares will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

Treatment of Equity and Long-Term Incentive Awards in the Merger Agreement

Company Stock Options and Company SARs. At the Effective Time, each Company Stock Option and Company SAR that is outstanding as of immediately prior to the Effective Time, whether or not exercisable or vested, will, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment (if any), determined by multiplying (A) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such Company Stock Option or Company SAR by (B) the number of shares of Common Stock underlying such Company Stock Option or Company SAR, as applicable, as of the Effective Time, less any required withholding taxes and without interest. Any Company Stock Option or Company SAR (whether vested or unvested) that has an exercise price per Company Stock Option or Company SAR that is equal to or greater than the Merger Consideration will be cancelled for no consideration.

Company Restricted Stock Units and Company Restricted Stock Awards. At the Effective Time, each Company RSU and each Company Restricted Stock Award, in each case, that is outstanding as of immediately prior to the Effective Time, whether or not vested, will, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment, less any required withholding taxes and without interest, determined by multiplying (A) the per share Merger Consideration by (B) the number of shares of Company Common Stock underlying such Company Restricted Stock Unit or Company Restricted Stock Award, as applicable, as of the Effective Time.

Company Long-Term Cash Incentive Awards. At the Effective Time, each Company Cash Incentive Award that is outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, awards granted as cash retention awards), whether or not vested, will, automatically and without any action on behalf of the holder thereof, become fully vested and payable, less any required withholding taxes and without interest, as of immediately prior to the Effective Time.

Treatment of Equity Plans

The AssetMark Financial Holdings, Inc. 2019 Equity Incentive Plan (as may be amended and restated from time to time), each Company Equity Award and each Company Cash Incentive Award will be terminated by the Company effective as of the Effective Time, and no holder of Company Equity Awards or Company Cash Incentive Awards will have any rights in respect thereof from and after the Effective Time, except for the right to receive the payments contemplated by the Merger Agreement.

Representations and Warranties

The Company, Parent and Merger Sub made representations and warranties in the Merger Agreement regarding themselves and, as applicable, their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by a confidential disclosure schedule delivered by us to Parent. The representations and warranties made by us are also subject to, and qualified by, certain information in our filings made with the SEC at least two (2) business days before the date of the Merger Agreement.

The Company’s representations and warranties to Parent in the Merger Agreement relate to, among other things:

•	the organization, good standing and qualification of the Company and its subsidiaries;

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the corporate power and authority to enter into and to perform obligations under the Merger Agreement and to complete the transactions contemplated thereby, and the enforceability and due execution and delivery of the Merger Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental authorities;

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assuming approval of the shareholders, the absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of (i) the execution and delivery of the Merger Agreement and the performance and consummation of the transactions contemplated thereby, (ii) the accuracy and sufficiency of SEC filings since January 1, 2021 and (iii) the content and preparation of financial statements;

•	the capitalization of the Company and its subsidiaries, including the number of outstanding shares of Company Common Stock and Company Equity Awards;

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the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC and other regulatory agencies and the accuracy of the information contained in those documents;

•	the financial statements of the Company and the Company’s internal system of disclosure controls and procedures concerning financial reporting;

•	the disclosure documents required to be filed with the SEC in connection with the Merger (including this information statement);

•	the absence of certain changes, events and actions since December 31, 2023;

•	the absence of certain undisclosed material liabilities;

•	compliance with applicable laws and possession of required permits and licenses;

•	the absence of certain suits, claims, actions, proceedings or litigation during the past three years;

•	property owned or leased by the Company and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	compensation and benefits plans, agreements and arrangements with or concerning employees of the Company and its subsidiaries;

•	compliance with laws related to labor and employment by the Company and its subsidiaries and certain ERISA matters;

•	compliance with environmental laws and permits by the Company and its subsidiaries and other environmental matters;

•	certain material contracts of the Company and its subsidiaries;

•	compliance with regulatory laws applicable to AssetMark Brokerage, LLC by the Company and its subsidiaries and certain broker-dealer matters;

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compliance with the Investment Advisers Act of 1940, the Commodity Exchange Act of 1936, Title I of ERISA, Section 4975 of the Code and other applicable laws by the Company and its subsidiaries and certain investment adviser and investment services matters;

•	certain matters related to the insurance policies and arrangements of the Company and its subsidiaries;

•	brokers’ and finders’ fees and other expenses payable by the Company;

•	receipt of the opinion of the Company’s financial advisor;

•	the applicability of, and the Company’s compliance with, certain state takeover statutes;

•	compliance with anti-corruption, sanctions and anti-money laundering laws by the Company and its subsidiaries; and

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the acknowledgment that there are no further representations and warranties made by or on behalf of Parent and Merger Sub, other than in the Merger Agreement or in any certificate delivered in connection therewith.

Parent also made a number of representations and warranties, including the following:

•	the corporate organization, good standing and qualification of each of Parent and Merger Sub;

•	the corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental authorities;

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the absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the Merger Agreement;

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the absence of “unfair burden” expressed or implied by “interested persons” (as defined under applicable provision of the Investment Company Act and interpreted by the SEC) on any Sponsored Fund (as defined under the section of this Information Statement captioned “—Client Notices and Consents”) for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied by Parent to be included in this information statement;

•	the absence of brokers’ and finders’ fees and other expenses payable by Parent;

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the delivery of the Debt Commitment Letter, Fee Letter (as defined in the Merger Agreement) and Equity Commitment Letter by Parent, the sufficiency of the net proceeds of the Financing to fund the aggregate Merger Consideration, pay certain fees and expenses and repay certain outstanding indebtedness of the Company;

•	the solvency of the Surviving Corporation after the consummation of the Merger;

•	the Limited Guarantee by the funds affiliated with Parent being delivered to the Company;

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the absence of certain actions, suits or proceedings or any order, injunction, judgment, decree or ruling of any governmental authority outstanding that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement;

•	the compliance with applicable law and the absence of any “statutory disqualification,” “Reportable Act” or “Reportable Event” (each as defined in the applicable statutes);

•	the absence of beneficial ownership of shares of Company Common Stock by Parent, Merger Sub or any of their subsidiaries;

•	the absence of certain arrangements between any stockholder, on the one hand and Parent or any of its affiliates, on the other hand;

•	the absence of certain arrangements between any member of the Company’s management or the Company Board, on the one hand and Parent or any of its affiliates, on the other hand;

•	the absence of certain ineligibility or disqualification issues upon consummation of the transactions contemplated by the Merger Agreement;

•	the fact that Parent is not a foreign person as defined in CFR § 800.224; and

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the acknowledgment that there are no further representations and warranties made by or on behalf of the Company other than in the Merger Agreement or in any certificate delivered in connection therewith.

None of the representations and warranties in the Merger Agreement survive the Effective Time.

Definition of “Company Material Adverse Effect”

Several of the Company’s representations and warranties in the Merger Agreement are qualified by a material adverse effect standard. Subject to certain exclusions, a “Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities, or results of operations of us and our subsidiaries, taken as a whole; provided however, that any event, change, circumstance, effect, occurrence, condition, state of facts or development will not be deemed to constitute a Company Material Adverse Effect, to the extent that such event, change, circumstance, effect, occurrence, condition, state of facts or development arises or results from:

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changes in GAAP or the interpretation thereof or in the regulatory accounting requirements applicable to any industry in which the Company and its subsidiaries operate or any action taken by any governmental authority in response to the foregoing;

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changes in global, foreign, national or regional economic, financial, securities markets, regulatory, political or geopolitical conditions or events in the United States or elsewhere in the world or any escalation or worsening of any of the foregoing, or any action taken by any governmental authority in response to any of the foregoing;

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changes or conditions generally affecting the wealth management investment technology, turnkey asset management program (“TAMP”), investment advisory or custody industries in which the Company or any of its subsidiaries operate;

•	acts of war, sabotage, terrorism, cyberattacks, military acts or natural disasters;

•	changes in the equity, credit, debt, financial, currency, commodity or capital markets or changes in interest rates or exchange rates in the United States or elsewhere in the world;

•	changes in applicable laws or regulations affecting the Company or any of its subsidiaries;

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any act of God or force majeure events, epidemics, pandemics, other outbreaks of infectious disease, or any action, applicable law, pronouncement or guideline taken or promulgated by any governmental authority in response to any of the foregoing;

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the execution, delivery and performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement, the identity of or any facts or circumstances relating to Parent or any of its affiliates or the identity of the Guarantor or the persons providing the Financing (as defined in the below section captioned “—Financing of the Merger”), including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its subsidiaries with employees, customers, suppliers or other third parties;

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any failure in and of itself by the Company and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its subsidiaries to realize the anticipated benefits of any product launch, initiative or rollout or other marketing initiative (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

•	any action taken (or omitted to be taken) at the written request of Parent or Merger Sub;

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any change in the price and/or trading volume of the Company Common Stock on NYSE or any other market in which such securities are quoted for purchase and sale (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

•	any action taken by the Company or any of its subsidiaries that is expressly required by the Merger Agreement;

•	any public communication by Parent or its affiliates regarding plans or intentions with respect to the Company or any of its subsidiaries; or

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any change or prospective change in the credit rating of the Company or any of its subsidiaries (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

Notwithstanding these exclusions, to the extent any such changes or conditions referred to in bullets one through seven disproportionately affect the Company and its subsidiaries, taken as a whole, as compared to other persons engaged in the wealth management investment technology, TAMP, investment advisory or custody industries in which the Company or any of its subsidiaries does business, the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred or would reasonably be expected to occur a “Company Material Adverse Effect” (and then only to the extent such incremental disproportionate effect is not excluded by the other exceptions in this definition).

Certain of Parent’s representations and warranties in the Merger Agreement are qualified by a “parent material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a parent material adverse effect). For purposes of the Merger Agreement, a “parent material adverse effect” means any event, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger

The consummation of the Merger is subject to certain customary mutual conditions, including:

•	the Company Stockholder Approval having been obtained (which was satisfied on April 25, 2024), by virtue of the delivery of the Written Consent;

•	this information statement having been mailed to our stockholders at least twenty (20) days prior to the Closing;

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no injunction or order by any court of competent jurisdiction preventing the consummation of the Merger or applicable law enacted, entered, adopted or promulgated by any governmental authority having jurisdiction over Parent, Merger Sub, the Company, or any of their respective subsidiaries that, in any case, prohibits, enjoins or makes illegal the Merger, having taken effect after the date of the Merger Agreement and still in effect;

•	any applicable waiting period (and any extension thereof) under the HSR Act having expired or terminated;

•	the approval from FINRA (the “FINRA Approval”) having been obtained and still in effect;

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at least ninety (90) days having passed from the submission of the NSCC Notification, or NSCC having notified the Company that the Merger may be effected notwithstanding NSCC having less than 90 days’ prior notice;

•	notice of approval of or non-objection to the Merger having been obtained from the Florida Office of Financial Regulation, Division of Securities pursuant to Rule 69W-600.001(11)(d)(1), F.A.C;

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notice of approval of or non-objection to the Merger having been obtained from the State of Kentucky Department of Financial Institutions, Division of Securities pursuant to 808 Kentucky Administrative Regulation 10:460;

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at least thirty (30) days having passed from the submission of a written notification regarding the change of ownership and control of AssetMark Brokerage, LLC to each of the state securities regulators in Indiana, Massachusetts, New Mexico, North Carolina, South Dakota and West Virginia (the “Other Broker Dealer Regulatory Notifications”);

•	approval having been obtained from the Arizona Department of Insurance and Financial Institutions for the change of control of AssetMark Trust Company;

•	filing of a notice for the Merger with the CSRC having been accepted; and

•	approval of the Merger having been obtained from the Department of Finance of Jiangsu Province of the PRC.

The obligation of Parent and Merger Sub to consummate the Merger and otherwise complete other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub to the extent allowed by applicable law) of certain conditions, including the following:

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the accuracy (subject to applicable materiality or other qualifiers) of each of the representations and warranties made by the Company in the Merger Agreement, as of the Effective Time (or, if applicable, the date in respect of which a representation or warranty was specifically made);

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the Company having not breached or failed to perform or comply with, in any material respect, its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time;

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the absence of a Company Material Adverse Effect or any event, change circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect since the date of the Merger Agreement; and

•	the Company having delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

Our obligations to consummate the Merger and otherwise complete the other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by us to the extent allowed by applicable law) of certain conditions, including the following:

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the accuracy (subject to applicable materiality or other qualifiers) of each of the representations and warranties made by Parent in the Merger Agreement, as of the Effective Time (or, if applicable, the date in respect of which a representation or warranty was specifically made);

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Parent having not breached or failed to perform or comply with, in any material respect, its obligations and covenants under the Merger Agreement contemplated to be performed or complied with prior to the Effective Time; and

•	Parent having delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

The Company Board Recommendation

The Company Board, after considering various factors described in the section of this information statement captioned “The Merger—Recommendation of the Company Board and Reasons for the Merger,” unanimously: (1) determined that the Merger Agreement, the other Transaction Documents and the Merger are advisable, fair to, and in the best interests of, the Company and its stockholders, (2) approved the Merger Agreement, the other Transaction Documents and the Merger and (3) recommended the adoption and approval of the Merger Agreement, the other Transaction Documents and the Merger to the stockholders of the Company.

Written Consent

On April 25, 2024, the Company Board unanimously recommended the adoption of the Merger Agreement and approval of the Merger by the holders of Company Common Stock entitled to vote. Also on April 25, 2024, following the execution and delivery of the Merger Agreement, the Majority Stockholder representing approximately 68.4% of the voting power of the outstanding shares of Company Common Stock as of such date, delivered the written consent constituting the Company Stockholder Approval, adopting the Merger Agreement in all respects and approving the transactions contemplated thereby, including the Merger, in accordance with the DGCL and our Charter. As a result, no further action by our stockholders is required under applicable law, the Charter or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger. This notice and the accompanying information statement shall constitute notice to you from us of the actions taken pursuant to the written consent contemplated by Section 228(e) of the DGCL.

No-Shop; Acquisition Proposals and Adverse Recommendation Change

The Company has agreed that from the date of the Merger Agreement until the earlier of Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will not and will not authorize any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly:

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solicit, initiate or take any action to knowingly facilitate or encourage the submission of any third party offer or proposal relating to (other than the transaction contemplated by the Merger Agreement) (i) any acquisition or purchase, direct or indirect of 25% or more of the consolidated assets of the Company and its subsidiaries, or 25% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or to which 25% or more of the revenues or earning of the Company and its subsidiaries on a consolidated basis are attributable (each of (i)-(iii), an “Alternative Acquisition Proposal”);

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enter into or participate in any discussion or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate with any third party, in each case, relating to an Alternative Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Alternative Acquisition Proposal;

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take any action to (i) withdraw, or publicly announce the Company’s intention to withhold, withdraw, qualify or modify the Company Board’s recommendation of the Merger (or recommend an acquisition proposal), (ii) adopt, approve or recommend, or publicly announce the Company’s intention to adopt, approve or recommend, or otherwise declare advisable, any acquisition proposal or proposal that would reasonably be expected to lead to an acquisition proposal, (iii) fail to publicly recommend against any publicly disclosed acquisition proposal structured as a tender offer or exchange offer within ten (10) business days after the commencement thereof, or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s Board or (iv) fail to include the recommendation of the Company’s Board in favor of approval and adoption of the Merger Agreement and the Merger in any proxy statement, if applicable (each of the foregoing (i)-(iv), an “Adverse Recommendation Change”); or

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enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Alternative Acquisition Proposal other than a confidentiality agreement compliant with certain terms specified in the Merger Agreement.

By virtue of the delivery of the Written Consent following the execution of the Merger Agreement, the provisions of the Merger Agreement with respect to the Company Board’s ability to (i) withhold, withdraw or modify in a manner adverse to Parent its recommendation, (ii) recommend, approve or adopt any Alternative Acquisition Proposal or (iii) terminate the Merger Agreement in connection with a material event, change or circumstance with respect to the Company, in each case, are no longer applicable.

Regulatory Clearances and Approvals Required for the Merger

The consummation of the Merger is subject to (1) compliance with the HSR Act, and the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and (2) certain required consents, approvals, notifications or filings from or to governmental entities listed below having been obtained or made, as applicable, and the absence of any order, injunction or law issued or enforced by any court or governmental authority of competent jurisdiction that prohibits, makes illegal or enjoins the consummation of the Merger.

•	The filing and receipt of the FINRA Approval;

•	The filing of the NSCC Notification to the NSCC, at least ninety (90) days prior to the Closing Date;

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The filing of a notice and request for approval of or non-objection to the Merger to the Florida Office of Financial Regulation, Division of Securities, pursuant to Rule 69W-600.001(11)(d)(1), F.A.C. with regard to AssetMark Brokerage, LLC;

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The filing of a notice and request for approval of or non-objection to the Merger to the Kentucky Department of Financial Institutions, Division of Securities, pursuant to 808 Kentucky Administrative Regulation 10:460 with regard to AssetMark Brokerage, LLC;

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The filing of the Other Broker Dealer Regulatory Notifications to the state securities regulators in Indiana, Massachusetts, New Mexico, North Carolina, South Dakota and West Virginia at least thirty (30) days prior to the Closing Date;

•	The receipt of approval from the Arizona Department of Insurance and Financial Institutions for the change of control of AssetMark Trust Company;

•	The filing of the Merger with the CSRC; and

•	The receipt of approval of the Merger from the Department of Finance of Jiangsu Province of the PRC.

In addition, the parties to the Merger Agreement have agreed that the obligations of Parent include taking, and causing its subsidiaries to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any applicable law so as to enable the consummation of the transactions contemplated by the Merger Agreement to occur as soon as reasonably possible (and in any event prior to the End Date), including:

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entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any governmental authority in connection with the transactions contemplated by the Merger Agreement;

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proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent or those of the Company or its subsidiaries;

•	terminating existing relationships, contractual rights or obligations of Parent or its subsidiaries (including those of the Company and its subsidiaries after the Closing);

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otherwise taking or committing to take actions that after the Closing would limit Parent’s or its subsidiaries’ (including, after the Closing, the Company’s or its subsidiaries’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Parent or its subsidiaries (including, after the Closing, the Company or its subsidiaries);

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defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by the Merger Agreement or any other agreements entered into in connection therewith or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or any other agreements entered into in connection therewith, in each case, by a governmental authority; and

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seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any governmental authority with respect to the Merger Agreement or the transactions contemplated thereby.

If requested by Parent, the Company and its subsidiaries will agree to any Regulatory Concession; provided that none of the Company or its subsidiaries will be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no portfolio company (as such term is commonly understood in the private equity industry) of Parent or its affiliates will be required to (and Parent will not be required to cause any such portfolio company to) make or agree to any Regulatory Concession.

The Merger Agreement provides that, without limiting the generality of the foregoing, we and Parent will:

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notify the other party of any substantive communication from any governmental authority, and, subject to applicable law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed substantive written communication to any governmental authority;

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promptly furnish the other parties with copies of all substantive correspondence, filings and substantive written communications between such party and its Representatives, on one hand and such governmental authority, on the other hand;

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not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the transactions contemplated thereby unless it reasonably consults with the other party in advance and give the other parties a reasonable opportunity to attend and participate thereat to the extent permitted by such governmental authority; and

•	furnish the other party with copies of all substantive correspondence, filings, and substantive communications (and memoranda setting forth the substance thereof).

Notwithstanding anything in the Merger Agreement to the contrary, Parent will control and lead all communications, timing and strategy of the parties with any governmental authority with respect to seeking actions, consents, approvals, waivers or expirations of waiting periods under the HSR Act, and Parent will be entitled to make the final determination as to the appropriate course of action with respect to such matters; provided that Parent will coordinate and consult with the Company with respect to aspects of strategy and substantive communications regarding such matters.

Parent and the Company filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on May 14, 2024. The applicable waiting period under the HSR Act expires at 11:59 P.M. Eastern Time on June 13, 2024.

Employee Matters

For a period of time from the Effective Time until the latest of (x) December 31, 2025, and (y) the first anniversary of the Effective Time, Parent will provide or cause the Surviving Corporation to provide to each legacy Company employee, (i) a base salary which is no less favorable than that provided to such employee by the Company or any subsidiary immediately prior to the Effective Time; (ii) short-term cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to such employee by the Company or the applicable subsidiary immediately prior to the Effective Time; (iii) severance benefits that are no less favorable than those listed in the confidential disclosure schedule provided by us to Parent (the “Company Disclosure Schedule”); and (iv) other employee benefits (excluding long-term incentive or equity or equity based opportunities, nonqualified deferred compensation, retention, change in control, transaction, defined benefit pension and retiree welfare benefits) that are substantially comparable in the aggregate to those provided to such employee immediately prior to the Effective Time. In addition, Parent has agreed to treat annual bonuses payable to the Company’s employees with respect to the year in which the Effective Time occurs in accordance with the Company Disclosure Schedule and has agreed to assume and honor certain employment contracts set forth on the Company Disclosure Schedule.

Parent will (a) recognize each Company employee’s service with the Company and its subsidiaries and their respective predecessors prior to the Effective Time for all purposes under any applicable Parent employee benefit plan to the same extent and for the same purpose such service was recognized under a corresponding Company employee benefit plan; (b) use reasonable best efforts to cause any preexisting condition limitations and eligibility waiting periods under any applicable Parent employee benefit plan providing health benefits to be waived with respect to such employees, unless such conditions would not have been waived under the corresponding Company employee benefit plan in which such employee participated immediately prior to the Effective Time; and (c) use reasonable best efforts to give each such employee credit for the plan year that includes the Effective Time towards applicable deductibles and maximum out-of-pocket requirements under any applicable Parent employee benefit plan providing health benefits for any eligible expenses incurred by the employee under the corresponding Company employee benefit plan during the portion of the plan year prior to the Effective Time, in each case of clauses (a) through (c), subject to customary exclusions.

With respect to any legacy employee of the Company whose principal place of employment is outside the United States, Parent’s obligations will be modified to the extent necessary to comply with applicable laws of the foreign countries and political subdivisions thereof in which such employees primarily perform their duties.

Directors’ and Officers’ Indemnification and Insurance

For six (6) years after the Effective Time, Parent has agreed to cause the Surviving Corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries and any individuals serving in such capacity at or with respect to other persons at the Company’s or its subsidiaries’ request (each, an “Indemnified Person”), from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware law or any other applicable law, in all cases, to the extent provided under the Company’s articles of organization and bylaws in effect on the date of the Merger Agreement.

For six (6) years after the Effective Time, Parent has agreed to cause the Surviving Corporation to maintain in effect the provisions in its certificate of incorporation and bylaws or the comparable organizational documents of any of the subsidiaries of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation or any of its subsidiaries) regarding elimination of liability of directors, indemnification of officers and directors and advancement of fees, costs and expenses that are no less advantageous (in the aggregate) to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

From and after the Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

Prior to the Effective Time, the Company will or, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O insurance”), in each case (i) for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance; and (iii) that have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby).

If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O insurance in place as of the date of the Merger Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance comparable D&O insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date of the Merger Agreement. In no event will Parent or the Surviving Corporation be required to (and the Company will not be permitted to without Parent’s prior written consent) expend for the D&O insurance an annual premium amount in excess of 250% of the premium for the Company’s existing policies; provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made for the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume the obligations described above.

Client Notices and Consents

Under the Merger Agreement, we have agreed to cause, as applicable, AssetMark, Inc. and Atria Investments, Inc. DBA Adhesion Wealth and Adhesion Wealth Advisor Solutions (each, an “Adviser Subsidiary”) to use reasonable best efforts to obtain the requisite approval of:

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the board of trustees or other similar governing body of each GPS Funds I and GPS Funds II (each a “Sponsored Trust”) (as defined in the Merger Agreement and each, a “Fund Board”) of a new investment advisory agreement (each, an “Investment Contract”) for each series of GPS Funds I and GPS Funds II (each, a “Sponsored Fund”) (which, for the avoidance of doubt, will not include any “interim contract” pursuant to Rule 15a-4 under the Investment Company Act (an “Interim Contract”)) for each of the Sponsored Trusts and Sponsored Funds; and

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the shareholders of each of the Sponsored Trusts and Sponsored Funds of the foregoing, each in accordance with any applicable laws and the Merger Agreement, to be effective on the Closing and such new Investment Contract shall be on substantially the same terms and conditions (and identical terms with respect to advisory fees) as in effect on the date of the Merger Agreement.

For purposes of obtaining the shareholder approval of each Sponsored Trust and each Sponsored Fund described in the items above, the Company will cause the applicable Adviser Subsidiary to use its reasonable best efforts to:

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request, as promptly as practical following receipt of the approval by any Fund Board of a new Investment Contract, such Fund Board to call a meeting of the shareholders of such Sponsored Trust or Sponsored Fund to be held as promptly as reasonably practical for the purpose of voting upon a proposal to approve (in the requisite manner) such new Investment Contract;

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cause to be prepared and filed with the SEC and all other applicable governmental authorities, as promptly as practical following receipt of the approval by the Fund Board of a new Investment Contract, all proxy solicitation materials required to be distributed to the shareholders of such Sponsored Trust or Sponsored Fund with respect to the actions recommended for shareholder approval by such Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and

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request such Fund Board to submit for a vote, as promptly as practical following the mailing of such proxy materials, to the shareholders of such Sponsored Trust or Sponsored Fund at such shareholders meeting.

In addition, the Parties agreed that each Sponsored Trust or Sponsored Fund will be deemed to have consented for all purposes under the Merger Agreement if a new Investment Services Contract (as defined in the Merger Agreement) has been approved by the applicable Fund Board and shareholders of such Sponsored Fund as contemplated in the Merger Agreement (each such consent, a “Sponsored Vehicle Consent”), unless at any time prior to the Closing the applicable Fund Board notifies the Company or any of its Subsidiaries that such Sponsored Fund has terminated or intends to terminate its Investment Services Contract prior to or following the Closing.

Notwithstanding any other provision in the Merger Agreement, approval of an Interim Contract by any Sponsored Fund’s Fund Board shall not constitute a “Sponsored Vehicle Consent” with respect to such

Sponsored Trust or Sponsored Fund. As soon as possible following the date of the Merger Agreement, the Company shall (and shall cause the applicable Adviser Subsidiary to) use its reasonable best efforts to cause each Sponsored Trust and each Sponsored Fund, to the extent then engaged in a public offering of its shares, to file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Sponsored Trust’s or Sponsored Fund’s affairs as a consequence of the consummation of the transactions contemplated by the Merger Agreement, and make any other filing necessary under any applicable law to satisfy disclosure requirements to enable the public distribution of the shares of such Sponsored Trust or Sponsored Fund to continue.

Parent will be provided a reasonable opportunity to review and comment (including the right to have its reasonable comments reflected therein subject to approval by the applicable Fund Board) on the proxy, the related materials distributed in connection with the approvals and any other filing necessary under any applicable law to satisfy disclosure requirements of the Sponsored Trust and Sponsored Funds.

With respect to each Sponsored Fund, if requested by Parent, the Parties will cooperate and use their reasonable best efforts to obtain the approval of the applicable Fund Board of an Interim Contract (pursuant to Rule 15a-4 under the Investment Company Act) so as to permit the applicable Adviser Subsidiary to continue to serve as investment adviser to such Sponsored Fund for the longest period permitted by applicable law following the Closing.

Prior to the Closing, each of the Parties will use its reasonable best efforts to ensure that the Sponsored Trusts and Sponsored Funds and the transactions contemplated by the Merger Agreement will be in compliance with Section 15(f) of the Investment Company Act at the Closing. Following the Closing, Parent will, and will cause its affiliates to, use reasonable best efforts to ensure that the requirements of any of the provisions of Section 15(f) of the Investment Company Act are met in respect of the Sponsored Trusts and Sponsored Funds and the transactions contemplated by the Merger Agreement.

We have also agreed to, and to cause the applicable Adviser Subsidiaries to use reasonable best efforts to:

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obtain the consent, in accordance with applicable law and the applicable Non-Fund Investment Contract (as defined in the Merger Agreement) of each Advisor or Adviser Subsidiary Direct Client (as defined in the Merger Agreement) to the assignment or deemed assignment resulting from the transactions contemplated by the Merger Agreement, in the form of notice set forth in Exhibit B of the Merger Agreement;

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disclose to, and obtain consent from, each such prospective new Advisor or Adviser Subsidiary Direct Client to the “assignment” (as defined in the Investment Advisers Act) of new Advisor or Adviser Subsidiary Direct Client’s Investment Services Contract(s), in a manner consistent with the Merger Agreement; or

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cause any prospective registered investment adviser subsidiary, in connection with any transaction where the Company or any Adviser Subsidiary acquires any business, assets, or capital stock (whether by purchase of stock, assets, merger or otherwise), to disclose to, and obtain consent from, each of its advisory clients to the “assignment” (as defined in the Investment Advisers Act) of such advisory clients’ advisory contract(s).

Notwithstanding anything to the contrary, in connection with obtaining the consent of any Advisor or Adviser Subsidiary Direct Client to the assignment of its Non-Fund Investment Services Contract, neither the Company nor any Adviser Subsidiary will agree to any economic concessions or other material change to any Non-Fund Investment Services Contract without Parent’s prior written consent (which may be withheld in the sole discretion of Parent). Upon Parent’s reasonable request, the Company will provide Parent with access to all returned Non-Fund Client Consents (as defined in the Merger Agreement) or other evidence of Advisor or Adviser Subsidiary Direct Client consent to assignment, any written evidence from any Advisor or Adviser

Subsidiary Direct Client declining to consent or withdrawing any consent, and a statement of any conditions requested by any Advisor or Adviser Subsidiary Direct Client(s) together with copies of any communications in connection with any consent hereunder.

Financing of the Merger

We presently estimate that the total funds necessary to consummate the Merger and the related transactions, including payment of related fees and expenses, will be approximately $2,881,000,000, which will be funded with the net proceeds from the equity financing and debt financing described below.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Equity Financing

In connection with the transactions contemplated by the Merger Agreement, Parent and the Guarantors have entered into the Equity Commitment Letter. Pursuant to the terms and subject to the conditions set forth therein, the Guarantors have committed to provide equity financing at the Closing in an aggregate amount of $1,580,615,957 (which will be reduced, if at all, to the extent Parent does not require the full amount of the equity financing to fund all amounts payable pursuant to the Merger Agreement) in cash, in immediately available funds, solely for the purpose of allowing Parent to fund a portion of the payments required under the Merger Agreement and pay any fees and expenses that are required to be paid by Parent pursuant to the Merger Agreement.

The obligations of the Guarantors to provide the Equity Financing under the Equity Commitment Letter are subject to a number of conditions, including, (a) satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in the Merger Agreement (other than any conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction of or, to the extent permissible, waiver of such conditions at the Closing), (b) the proceeds of the Debt Financing (or, if alternative financing is being used pursuant to the Merger Agreement, such alternative financing) having been funded to Parent in accordance with the terms thereof or the agent for the Lenders under the Debt Commitment Letter (or any definitive agreements executed pursuant thereto) having confirmed in writing to Parent that the Debt Financing (or, if alternative financing is being used pursuant to the Merger Agreement, such alternative financing) will be funded at the Closing in accordance with the terms thereof subject only to the funding of the equity commitment and (c) the substantially simultaneous consummation of the Closing.

The obligation of the Guarantors to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (i) the Closing (at which time such obligation will be fully discharged), (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the assertion by the Company or any of its controlled subsidiaries, or any of its respective directors or officers, representatives, of any legal proceeding (other than certain permitted and retained claims as contemplated by the Equity Commitment Letter) against Parent, Merger Sub or the Guarantors in connection with the Equity Commitment Letter or in connection with the Merger Agreement, the Limited Guarantee (as described below), the Confidentiality Agreement and other agreements contemplated by the Equity Commitment Letter or such foregoing agreements or any transaction contemplated by the Equity Commitment Letter or such foregoing agreements. Notwithstanding anything to the contrary in the Equity Commitment Letter, each of the Guarantors agrees and acknowledges that if, in accordance with the Merger Agreement, the Company is entitled to specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing under the Merger Agreement, such Guarantor will not oppose the granting of specific performance on the basis that Parent or the Company has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

The Company is an express third-party beneficiary of the Equity Commitment Letter. Thus, the Company is able to enforce its rights under the Equity Commitment Letter, including with respect to seeking specific performance against Parent to cause the Closing to occur and to cause Parent to enforce its rights against the Guarantors to cause the commitment under the Equity Commitment Letter to be funded, in each case, subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Guarantors have executed and delivered the Limited Guarantee in favor of the Company. The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms. Pursuant to the Limited Guarantee, the Guarantors have agreed to guarantee the due and punctual payment and performance of Parent of (a) the Parent Termination Fee (as defined in the section of this information statement captioned “—Termination Fee”) and (b) the reimbursement of certain expenses pursuant to the Merger Agreement (including any Enforcement Costs) to be paid by Parent to the Company under the Merger Agreement, subject to (i) the terms and conditions set forth in the Limited Guarantee and (ii) the maximum aggregate liability amount, which is capped at $171,521,740.

Subject to specified exceptions, the Limited Guarantee will terminate and be of no further force and effect, and the Company will have no rights under the Limited Guarantee, upon the earliest to occur of (i) the payment by the Guarantors of the Maximum Amount under the Limited Guarantee (or such lesser amount by written agreement of the Guarantors and the Company), (ii) the consummation of the Closing, (iii) the date that is the 90th day after the termination of the Merger Agreement in accordance with its terms unless prior to the 90th day after such termination, the Company has commenced a legal proceeding against Parent or the Guarantors under the terms of the Limited Guarantee, or (iv) the Company or any of its representatives institutes a legal proceeding or makes a claim (x) asserting that certain provisions of the Limited Guarantee are illegal, invalid or unenforceable or that the Guarantors are liable in excess or to a greater extent than the Maximum Amount or (y) arising under, or in connection with, the Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the Confidentiality Agreement, or the transactions contemplated thereby, that does not constitute a retained claim in the Limited Guarantee.

Debt Financing

In connection with its entry into the Merger Agreement, Parent has entered into the Debt Commitment Letter with the Debt Commitment Parties, pursuant to which, upon the terms and subject to the conditions set forth therein, the Lenders have committed to provide (i) a term loan facility in aggregate principal amount of $1,300,000,000 and (ii) a revolving credit facility in an aggregate principal amount of $250,000,000 in connection with the consummation of the Merger, the other transactions contemplated by the Merger Agreement and related transactions, on the terms and subject solely to the conditions set forth in the Debt Commitment Letter.

The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject solely to certain customary and express conditions set forth therein, including but not limited to, (i) the absence of a Company Material Adverse Effect since the Company’s Balance Sheet Date (i.e., December 31, 2023), (ii) the receipt of certain specified financial statements of the Company and its subsidiaries, (iii) the delivery of documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (iv) the accuracy of certain representations in the Merger Agreement and customary specified representations in the Debt Commitment Letter and (v) the delivery of certain historical financial statements.

The commitment of the Lenders under the Debt Commitment Letter expires upon the earliest of (i) the earlier of five (5) business days after (x) the End Date and (y) May 1, 2025, (ii) the initial funding of the term loan facility, (iii) the termination of the Merger Agreement by Parent or with Parent’s written consent without the funding of the Debt Financing and (iv) the consummation of the Merger with or without the use or funding of the Debt Financing. The commitments of each of the Lenders under the Debt Commitment Letter and the related agreement therein to provide the services described therein will automatically terminate unless each of the Lenders (as to itself), in its discretion, agree to an extension in writing of its commitment.

Financing Cooperation

Pursuant to the Merger Agreement, the Company will use reasonable best efforts to provide, and will cause its subsidiaries to use reasonable best efforts to provide, and will use its reasonable best efforts to cause its and their Representatives to provide, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary for the type of financings contemplated by the Debt Commitment Letter and reasonably requested by Parent in writing in connection with the arrangement of the Debt Financing. Such cooperation include:

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informing Parent, as promptly as reasonably practicable, if the Company or its Subsidiaries have actual knowledge of any facts that would be reasonably likely to (a) require the restatement of any financial statements comprising a portion of the Required Information (as defined in the Merger Agreement) in order for such financial statements to comply with GAAP or (b) result in any of the Required Information no longer being compliant;

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assisting in preparation for and participating (and using reasonable best efforts to cause senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, due diligence sessions, and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing at reasonable and mutually agreed times;

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assisting Parent and the parties to the Debt Commitment Letter who have committed to provide or otherwise entered into contracts with respect to all or any part of the Debt Financing (including the parties to any related joinder agreements, credit agreements or indentures and as further specified in the Merger Agreement) (the “Lender-Related Parties”), with the preparation of customary ratings agency presentations information memoranda, offering memoranda and packages and lender and investor presentations customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its subsidiaries;

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(i) assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of registration, execution and delivery, solely to the extent any such registration, execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, and currency or interest hedging arrangements and (ii) facilitating the delivery of all stock and other certificates representing equity interests in the Company and its subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitate the pledging of collateral and granting of security interests in respect of the Debt Financing (it being understood that such documents will not take effect, and such deliveries may not be made, until the Closing);

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providing customary representation and authorization letters to the Lender-Related Parties authorizing the distribution of information to prospective lenders (in each case, only to the extent necessary for financing of the type contemplated by the Debt Commitment Letter);

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facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates (including solvency certificates) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates);

•	taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

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promptly furnishing (but in no event later than three (3) business days prior to the Closing Date) Parent and the Lender-Related Parties with all documentation and other information about the Company and its subsidiaries (i) as is reasonably requested in writing by Parent or the Lender-Related Parties at least ten (10) days prior to the Closing and (ii) required pursuant to applicable “know your customer” and anti-money laundering rules and regulations, to the extent requested in writing at least ten (10) days prior to the Closing Date, in each case to the extent required to satisfy the conditions set forth in the Debt Commitment Letter; and

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deliver to Parent, prior to the Closing, a customary payoff letter and release documentation, each in form and substance reasonably satisfactory to Parent, from the agent under the Credit Agreement (as defined in the Merger Agreement) relating to the repayment in full of all obligations thereunder, the termination of the Credit Agreement and all commitments in connection therewith and the release of all Liens (as defined in the Merger Agreement) securing the obligations thereunder;

provided that the Company is required to provide and cause its affiliates to, without any “reasonable best efforts” or other qualifier, to furnish Parent and the Lender-Related Parties (as defined in the Merger Agreement) (x) the Required Information and (y) other customary pertinent financial information of the Company reasonably requested by Parent to permit Parent to prepare the pro forma financial statements necessary for the Debt Financing; provided further that, neither the Company nor any of its subsidiaries will not be required to provide any assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto or the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing. Notwithstanding the foregoing, the Company and its subsidiaries will not be required to provide, and Parent will be solely responsible for the preparation of pro forma financial information and forecasts of financing statements, relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto or (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing. Nothing contained in the Merger Agreement or otherwise, requires the Company or any of its subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Closing.

No such requested cooperation from the Company will be required to the extent that it would (i) conflict with or violate any applicable law or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a material violation or breach of, or default under, or require a waiver or amendment of the terms of, any material contract; (ii) require providing access to or providing disclosure of information that could result in the loss of privilege (provided that in such instances the Company and its subsidiaries will inform Parent and the Lender-Related Parties of the general nature of the information being withheld and reasonably cooperate with Parent and the Lender-Related Parties to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege); (iii) subject any person to any personal liability; or (iv) subject the Company or any of its subsidiaries to liability, require it to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitment Letters (as defined in the Merger Agreement), the definitive documents related to the Financing, the Financing or any information utilized in connection therewith prior to the Closing for which they are not expected to receive reimbursement or indemnity by or on behalf of Parent.

The Company will be deemed to have complied with its cooperation obligations for all purposes of the Merger Agreement, including for the purpose of determining whether the conditions to Closing of the Merger have been satisfied, unless (i) the Company has materially breached its cooperation obligations (as contemplated in the Merger Agreement); (ii) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with the Debt Financing cooperation provisions of the Merger Agreement in order to cure such breach, and such notice was delivered with sufficient advance notice to permit the Company and its subsidiaries to cure such breach prior to the last date that would permit the Merger to occur prior to the End Date; (iii) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date to consummate the Debt Financing; and (iv) the Debt Financing has not been consummated and the material breach by the Company is a proximate cause of that failure.

Conduct of the Company Pending the Closing

The Company has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Effective Time, except as expressly required or permitted by the Merger Agreement, as set forth in the Company Disclosure Schedule, as required by applicable law or with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business (provided that the failure to take any action prohibited below will not be a breach of this sentence).

In addition, without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) or as expressly required or permitted by the Merger Agreement or as set forth in the Company Disclosure Schedule or as required by applicable law, the Company will not and will not permit any of its subsidiaries to:

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amend the Company’s Charter or bylaws or amend in any material respect, the comparable organizational documents of any of our subsidiaries in a manner that would reasonably be expected to prevent or to impede or delay the consummation of the transactions contemplated by the Merger Agreement or reasonably expected to be adverse to Parent or its subsidiaries;

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(i) split, combine, subdivide or reclassify any shares of the Company’s or the Company’s subsidiaries’ capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned subsidiaries to the Company or to another wholly owned subsidiary of the Company, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Company’s securities or any securities of any subsidiaries of the Company except pursuant to and in accordance with the terms of any Company Equity Award in effect on the date of the Merger Agreement (or with respect to any Company Equity Award granted after the date of the Merger Agreement to the extent permitted by the Company Disclosure Schedule);

•

(i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any securities of the Company or securities of the Company’s subsidiaries, other than the issuance of (A) any shares of the Company Common Stock upon the exercise or settlement of Company Equity Awards that are outstanding on the date of the Merger Agreement or any Company Equity Awards granted after the date of the Merger Agreement to the extent permitted by the Company Disclosure Schedule or (B) any securities of the Company’s subsidiaries to the Company or any other subsidiary of the Company or (ii) amend any term of any securities of the Company or any securities of the Company’s subsidiaries, except, in each case, as required by the terms of any Company Equity Award in effect on the date of the Merger Agreement (or with respect to any Company Equity Award granted after the date of the Merger Agreement to the extent permitted by the Company Disclosure Schedule);

•

enter into or acquire any interest in any joint venture or similar arrangement or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than pursuant to existing material contracts contemplated set forth in the Company Disclosure Schedule or the acquisition of inventory, supplies or materials in the ordinary course of business;

•

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than such previously contemplated transactions disclosed to Parent among wholly owned subsidiaries of the Company);

•

sell, lease, license, pledge, abandon or otherwise transfer or dispose of any of its material assets, securities, properties, interests or businesses (including material intellectual property), other than (i) pursuant to existing material contracts set forth in the Company Disclosure Schedule, (ii) except for intellectual property, in the ordinary course of business, (iii) transfers among the Company and its wholly owned subsidiaries, or (iv) non-exclusive licenses of intellectual property granted in the ordinary course of business;

•

other than in connection with actions permitted in the fourth bullet above, make any material loans, advances or capital contributions to, or investments in, any other person in excess of $2,500,000 in the aggregate (other than (i) advances of business expenses to employees in the ordinary course of business, (ii) in the ordinary course of business and (iii) loans or advances between and among the Company and/or any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries);

•

incur or issue any indebtedness for borrowed money or guarantees thereof (or otherwise become liable for any indebtedness of any person), other than (i) pursuant to any contracts in effect as of the date of the Merger Agreement and set forth on the Company Disclosure Schedule, (ii) indebtedness for borrowed money incurred between or among the Company and/or any of its wholly owned subsidiaries or between any of such subsidiaries or guarantees by the Company of indebtedness of any wholly owned subsidiary of the Company and (iii) incurrences and prepayments of indebtedness for borrowed money in the ordinary course of business under the Credit Agreement (as defined in the Merger Agreement), provided that the Company will not be permitted to increase the borrowing capacity existing as of the date of the Merger Agreement under the Credit Agreement, including by exercising any accordion options;

•

other than as required by the terms of any Company Plan (as defined in the Merger Agreement) as in effect as of the date of the Merger Agreement, (i) grant or materially increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any current or former employee, executive officer, director, or other individual service provider of the Company or any subsidiary; (ii) establish, adopt, enter into, terminate or materially amend any labor agreement or any material Company Plan (or any employee benefit plan, policy, agreement or arrangement that would be a Company Plan if in effect on the date of the Merger Agreement); (iii) take any action to accelerate the vesting, funding or timing of payment of any compensation or benefit payable to any current or former employee or individual service provider; or (iv) materially increase compensation, bonus, incentive compensation or other benefits payable to any current or former employee, executive officer, or other individual service provider of the Company or any of its subsidiaries with a title of Senior Vice President or above (with materiality determined as more than 3% of the employee’s or individual service provider’s annual base compensation as of the date of the Merger Agreement);

•

materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to in good faith by its independent public accountants;

•

settle, or offer or propose to settle, (i) any legal proceeding or threatened legal proceeding (excluding any legal proceeding or threatened legal proceeding relating to taxes) involving or against the Company or any of its subsidiaries that results in a payment obligation (net of insurance proceeds and any payment obligations for which the Company reasonably expects to be indemnified) of the Company or any of its subsidiaries in excess of $2,000,000 individually or $10,000,000 in the aggregate or that involves the admission of any criminal wrongdoing or any injunctive or other equitable relief against the Company or any of its subsidiaries or any other restrictions on business activities of the Company or its subsidiaries that could reasonably be expected to materially limit the Company or any of its subsidiaries in the conduct of their businesses in any respect, or (ii) any legal proceeding or dispute that relates to the transactions contemplated by the Merger Agreement;

•

make or change any material tax election, change any annual tax accounting period (except as would not be material), adopt or change any method of tax accounting (except as would not be material), enter into any material closing agreement, settle or compromise any material tax claim, audit or assessment, file any material amended tax return, surrender any right to claim a material refund of taxes, request or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment in respect of material taxes (other than pursuant to customary extensions of the due date to file a tax return obtained in the ordinary course of business) or apply for any private letter ruling or similar guidance from any governmental authority;

•

engage or hire any employee or individual service provider who, upon hire, would have a title of “Senior Vice President” or above; or implement any personnel actions that would trigger the Worker Adjustment and Retraining Notification Act of 1988 or similar applicable law;

•

incur or commit to incur any capital expenditures, that, individually or in the aggregate, exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of the Merger Agreement, or materially delay the funding or execution of any material capital expenditures in a manner that is inconsistent with such annual capital expenditure budget;

•

engage in any transaction with, or enter into any contract with, any affiliate of the Company or the Majority Stockholder that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

•	amend in any material respect or waive any of its material rights under any material contract, except in the ordinary course of business;

•

disclose, release, distribute or make available any material source code, other than (i) pursuant to existing contracts into which the Company or any of its subsidiaries has entered or is otherwise bound as of the date of the Merger Agreement or (ii) subject to written non-disclosure and non-use obligations;

•

take any action that would result in AssetMark Brokerage, LLC maintaining an amount of capital less than the amount required to be maintained under Rule 15c3-1 of the Exchange Act, as agreed to with FINRA and any other governmental authority, or that would cause it to be not required to file notice under Rule 17a-11 under the Exchange Act;

•

take any action that would result in any Adviser Subsidiary maintaining an amount of “net capital” or “adjusted net capital” less than the amount required to be maintained under the Commodity Exchange Act and the National Futures Association (“NFA”) rules and bylaws or as agreed to with NFA and any other governmental authority;

•

decrease, subsidize, rebate, discount, waive or defer any advisory fees chargeable by the applicable Adviser Subsidiary with respect to the Sponsored Funds, in each case, other than as required by the applicable Sponsored Fund Investment Advisory Contract as in effect on the date of the Merger Agreement or any expense limitation agreement or fee waiver agreement currently in effect on the date of the Merger Agreement with respect to the Sponsored Funds; or

•	authorize, approve, agree, commit or offer to take any of the foregoing actions.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent, if:

○

the Merger has not been consummated on or before the End Date (i.e., May 1, 2025, as such date may be extended by written agreement or pursuant to the Merger Agreement); provided that this termination right will not be available to any party (including, in the case of Parent, Merger Sub) whose breach of any provision of the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time; or

○

there is in effect a permanent injunction or other order issued by a governmental authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order has become final and non-appealable; provided that this termination right will not be available to any party whose breach of any provision of the Merger Agreement is the primary cause of, or primarily resulted in, such injunction or other order.

•	by Parent, if:

○

the Company has breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement that would cause the conditions to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied, and incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company has not cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) days after receipt of written notice thereof from Parent stating Parent’s intention to terminate the Merger Agreement pursuant to such breach; provided, however, that Parent will not have this termination right if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement so as to cause any of the conditions to the Company’s obligations to consummate the Merger not to be capable of being satisfied.

•	by the Company, if:

○

Parent or Merger Sub has breached of any representation or warranty or failed to perform any covenant or agreement on the part of Parent and Merger Sub set forth in the Merger Agreement that would cause the conditions to the Company’s obligations to consummate the Merger not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub will not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) days after receipt of written notice thereof from the Company stating the Company’s intention to terminate the Merger Agreement; provided, however, that the Company will not have this termination right if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement so as to cause any of the conditions to Parent and Merger Sub’s obligations to consummate the Merger not to be capable of being satisfied; or

○

(i) all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than (x) those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Parent or Merger Sub of the Merger Agreement), (ii) Parent fails to consummate the Merger by the time the Closing should have occurred, (iii) following such failure by Parent to consummate the Merger, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two (2) business day period immediately thereafter and (iv) Parent fails to consummate the Merger within such two (2) business day period after delivery by the Company to Parent of such notice.

The Merger Agreement also provides a termination right for (i) both parties in the case of failure to obtain the Company Stockholder Approval (through the Written Consent or at a company stockholder meeting); (ii) Parent, if (a) an Adverse Recommendation Change has occurred prior to the receipt of the Company Stockholder Approval or (b) a copy of the Written Consent was not delivered to Parent by 11:59 P.M., Pacific Time, on the date of the Merger Agreement; and (iii) the Company if prior to the receipt of the Company Stockholder Approval, the Company Board authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal (i.e., any bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Company and its subsidiaries on terms that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, are more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account the likelihood of consummation of the transaction(s) contemplated by such acquisition proposal and any changes to the terms of the Merger Agreement proposed by Parent to the Company) (the “Superior Proposal”), subject to compliance with the restrictions on solicitation of acquisition proposals, if prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee required to be paid to Parent as described in the section below captioned “—Termination Fee.” These termination rights are no longer exercisable because the Written Consent was delivered to Parent following the execution of the Merger Agreement.

Termination Fee

The Company has agreed to pay Parent the Company Termination Fee (i.e., a termination fee of $80,760,870 in immediately available funds) upon termination of the Merger Agreement if:

•

Parent terminates the Merger Agreement in the event an Adverse Recommendation Change occurred prior to the receipt of the Company Stockholder Approval (which is no longer applicable because the Written Consent was delivered to Parent following the execution of the Merger Agreement);

•

the Company terminates the Merger Agreement in the event the Company Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal (which is no longer applicable because the Written Consent was delivered to Parent following the execution of the Merger Agreement); or

•

Parent or the Company (as applicable) terminates the Merger Agreement because (i)(a) the Merger has not been consummated on or before the End Date, (b) of the Company’s failure to obtain the Company Stockholder Approval (which is no longer applicable because the Written Consent was delivered to Parent following the execution of the Merger Agreement) or (c) of any breach by the Company of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), (ii) an Alternative Acquisition Proposal was previously publicly announced (or, in certain circumstances, disclosed to the Company Board ) and (iii) within twelve (12) months after termination of the Merger Agreement, an acquisition transaction is consummated.

In no event is the Company obligated to pay the Company Termination Fee on more than one occasion.

Parent is obligated to pay to the Company a one-time termination fee (the “Parent Termination Fee”) of $161,521,740 in immediately available funds, if: (i) the Merger Agreement is terminated by the Company because (a) Parent breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances or (b) a Financing Failure occurs or (ii) the Company or Parent, in either case, terminates the Merger Agreement at the End Date because the Merger has not been consummated on or before the End Date at a time when the Company would have been entitled to terminate the Merger Agreement pursuant to the foregoing situations in (a) or (b).

Effect of Termination

The Merger Agreement provides that, if the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability to the Company, Parent or Merger Sub (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties, subject to the Parent Liability Cap (as discussed below), under the Merger Agreement, provided that: (1) the Limited Guarantee and other specified provisions in the Merger Agreement and the Confidentiality Agreement (and the definitions of any capitalized terms used in such provisions and agreements) will survive any termination and (2) subject to certain specified limitations under the Merger Agreement, the Company shall not be relieved or released from any liabilities or damages arising out of any fraud or its willful and intentional breach of any provision of the Merger Agreement occurring prior to the termination of the Merger Agreement.

Under no circumstances will the maximum aggregate liability of Parent and Merger Sub (and the Guarantor in accordance with, and subject to the limitations in, the Limited Guarantee) exceed the Parent Liability Cap (i.e., an aggregate amount equal to $171,521,740) or any Company related party be entitled to recover any recovery or award or damages of any kind in excess of the Parent Liability Cap (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages). However, the foregoing will not limit the ability of the Company or its subsidiaries to bring any legal proceedings for breach of the Confidentiality Agreement or restrict the Company’s entitlement to seek and obtain specific performance, as and to the extent permitted by the Merger Agreement, under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth in the Equity Commitment Letter and the Merger Agreement.

Transaction Expenses

The Merger Agreement provides that, except with respect to certain specified fees (including termination fees), all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Additionally, if the Company or Parent, as the case may be, fails to promptly pay any amount of the Company Termination Fee or Parent Termination Fee, as applicable, such party will also reimburse any documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the other party in connection with a legal proceeding to enforce the Merger Agreement that results in a final, non-appealable judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. The Enforcement Costs are capped at $10 million.

In the case of termination of the Merger Agreement under certain circumstances, Parent is also required to reimburse the Company for certain additional costs incurred by the Company in connection with the Merger, capped at $10 million (inclusive of any Enforcement Costs).

Specific Performance

Under the Merger Agreement, the Company and Parent have acknowledged and agreed that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with the terms thereof, and, more specifically, that irreparable damage would occur in the event that (i) any party fails to take such actions as are required of it under the Merger Agreement to consummate the Merger or (ii) the Merger was not consummated and stockholders of the Company and holders of Company Equity Awards and Company Cash Incentive Awards did not receive the aggregate Merger Consideration in accordance with the terms and subject to the conditions of the Merger Agreement. In such event, the non-breaching party will be entitled to: (1) an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement, the Limited Guarantee and/or the Equity Commitment Letter, or (2) enforce specifically the performance of the terms and provisions of the Merger Agreement (including the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ and holders of Company Equity Awards’ and Company Cash Incentive Awards’ right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of the Merger Agreement) in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding anything to the contrary stated above, the Company is entitled to cause Parent to consummate the Closing pursuant to the Merger Agreement and to fully enforce the terms of the Equity Commitment Letter against the Guarantor and to cause the Equity Financing to be funded (including by causing Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely funded in accordance with the terms of the Equity Commitment Letter) on the terms and conditions of the Equity Commitment Letter, if any only if, (and only for so long as) certain conditions set forth in the Merger Agreement are satisfied.

Any and all remedies in the Merger Agreement expressly conferred upon a party thereto will be deemed cumulative with and not exclusive of any other remedy conferred by the Merger Agreement, or by law or equity, upon such party, and the exercise by a party thereto of any one remedy will not preclude the exercise of any other remedy. In particular, each of Parent and Merger Sub acknowledges and agrees that the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee; provided that in no event will the Company be permitted or entitled to receive both (A) a grant of specific performance resulting in the consummation of the transactions contemplated by Merger Agreement and (B) the Parent Termination Fee.

Amendments and Waivers

At any time prior to the Effective Time, the parties to the Merger Agreement may amend the Merger Agreement by their written and signed agreement. Such amendment or waiver must be in writing and signed and (i) in the case of an amendment, by each party to the Merger Agreement or, (ii) in the case of a waiver, by each party against whom the waiver is to be effective. However, after the receipt of Company Stockholder Approval (which occurred on April 25, 2024), there will be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

Governing Law; Jurisdiction and Waiver of Jury Trial

The Merger Agreement and any claim, cause of action or other action (whether in contract, tort or otherwise) that may be based upon, relate to or arise out of the Merger Agreement or the negotiation, execution or performance of the Merger Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the Merger Agreement or as an inducement to enter into the Merger Agreement), will be governed by, and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule of such state (or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

The parties agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 17, 2024 regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 74,404,577 shares of our common stock outstanding as of May 17, 2024. We have deemed shares of our common stock subject to stock options and stock appreciation rights that are currently exercisable or exercisable within 60 days of May 17, 2024, or issuable pursuant to restricted stock units (“RSUs”) which are subject to vesting and settlement conditions expected to occur within 60 days of May 17, 2024, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The number of shares issuable pursuant to a stock appreciation right (“SAR”) is calculated as (x) (i) the fair market value of a share of our common stock on the date of exercise minus (ii) the exercise price as set forth in the SAR award, divided by (y) the fair market value of a share of our common stock on the date of exercise, multiplied by (z) the number of SARs granted under the award; for purposes of determining the number of shares issuable upon exercise of such SARs, we have assumed an exercise date of May 17, 2024 and a resulting fair market value of $33.94, which was the closing price of our common stock on May 17, 2024.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o AssetMark Financial Holdings, Inc., 1655 Grant Street, 10th Floor, Concord, California 94520. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (1)
Greater than 5% Stockholders:
Huatai International Investment Holdings Limited(2)	50,873,799	68.4%

Directors and Named Executive Officers:
Xiaoning Jiao	—	—
Rohit Bhagat(3)	68,221	*
Patricia Guinn(4)	26,525	*
Carrie Hansen(5)	207,453	*
Michael Kim(6)	482,248	*
Bryan Lin	—	—
Ying Sun	—	—
Joseph Velli(7)	20,616	*
Lei Wang	—	—
Yi Zhou	—	—
Gary Zyla(8)	180,318	*
Natalie Wolfsen(9)	354,861	*

All Current Directors and Executive Officers as a group (15 persons)(10)	1,687,472	2.3%

*	Represents beneficial ownership of less than 1%.
(1)

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. The information in this table is based upon information supplied by our executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, unless otherwise indicated.

(2)

The shares of our common stock are owned directly by HIIHL. The principal business address of HIIHL is Room 5808-5812, 58-F., The Center, 99 Queen’s Road Central, Hong Kong. Huatai International Financial Holdings Company Limited (“HIFHCL”), a Hong Kong company, is the sole shareholder of HIIHL. The principal business address of HIFHCL is Room 5808-5812, 58-F., The Center, 99 Queen’s Road Central, Hong Kong. HTSC, a Chinese company, is the sole shareholder of HIFHCL. The principal business address of HTSC is No. 228 Middle Jiangdong Road, Nanjing, Jiangsu Province, F12, 210019. Accordingly, the reported shares are beneficially owned by HIFHCL and HTSC. The holdings reported here are as set forth in the Schedule 13D filed by HIIHL and its parents on July 29, 2019, as amended on July 31, 2019, after taking into account the internal corporate restructuring within the HTSC organization in 2021.

(3)	Includes 63,743 shares of our common stock held directly by Mr. Bhagat and 4,478 shares of our common stock that will vest within 60 days of March 17, 2024.
(4)	Includes 22,047 shares of our common stock held directly by Ms. Guinn and 4,478 shares of our common stock that will vest within 60 days of March 17, 2024.
(5)

Includes 81,941 shares of our common stock held directly by Ms. Hansen, 20,912 shares of our common stock that will vest within 60 days of May 17, 2024, options to purchase 62,095 shares of our common stock that have vested or will vest within 60 days of May 17, 2024 and 42,505 shares of our common stock issuable pursuant to SARs that are exercisable within 60 days of May 17, 2024 (assuming an exercise date of May 17, 2024).

(6)

Includes 274,833 shares of our common stock held directly by Mr. Kim, 17,710 shares of our common stock that will vest within 60 days of May 17, 2024, 41,390 shares held by the Kim Family Trust, dated July 30, 2016, 1,930 shares held directly by Mr. Kim’s college-aged child and for which Mr. Kim disclaims beneficial ownership, options to purchase 62,095 shares of our common stock that have vested or will vest within 60 days of May 17, 2024 and 84,290 shares of our common stock issuable pursuant to SARs that are exercisable within 60 days of May 17, 2024 (assuming an exercise date of May 17, 2024).

(7)	Includes 16,138 shares of our common stock held directly by Mr. Velli and 4,478 shares of our common stock that will vest within 60 days of March 17, 2024.
(8)

Includes 60,064 shares of our common stock held directly by Mr. Zyla, 15,228 shares of our common stock that will vest within 60 days of May 17, 2024, options to purchase 62,095 shares of our common stock that have vested or will vest within 60 days of May 17, 2024 and 42,931 shares of our common stock issuable pursuant to SARs that are exercisable within 60 days of May 17, 2024 (assuming an exercise date of May 17, 2024).

(9)

Includes 354,861 shares of our common stock held directly by Ms. Wolfsen. Ms. Wolfsen ceased serving as a Director and our Chief Executive Officer effective as of September 8, 2023. The address for Ms. Wolfsen is c/o Orion Advisor Solutions, Inc., 17605 Wright St., Omaha, NE 68130.

(10)

Includes 940,267 shares of our common stock held directly by our current directors and executive officers, 127,968 shares of our common stock that will vest within 60 days of May 17, 2024, options to purchase 335,991 shares of our common stock that have vested or will vest within 60 days of May 17, 2024 and 283,246 shares of our common stock issuable pursuant to SARs that are exercisable within 60 days of May 17, 2024 (assuming an exercise date of May 17, 2024).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.

We are incorporating information into this information statement by reference, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except to the extent superseded by information contained in this information statement or by information contained in documents filed with the SEC after the date of this information statement. This information statement incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 14, 2024;

•	our definitive proxy statement on Schedule 14A for the 2023 annual meeting of stockholders filed with the SEC on April 9, 2024;

•	our Current Reports on Form 8-K filed with the SEC on April 25, 2024 and May 22, 2024; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the SEC on May 7, 2024.

Notwithstanding the above, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this information statement.

We also incorporate by reference into this information statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this information statement and the earlier of the effective time of the Merger and the termination of the Merger Agreement. These documents include annual, quarterly, and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.

Our SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov.

You may obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address:

AssetMark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, California 94520

Attn: Investor Relations

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available through the “SEC Filings” section of our website, https://www.AssetMark.com. The information included on our website is not incorporated by reference into this information statement. The website addresses, and the website addresses included in any documents incorporated by reference in this information statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this information statement. As such, you should not consider it a part of this information statement.

HOUSEHOLDING OF INFORMATION STATEMENT

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive an information statement will receive only one copy of this information statement, unless we are notified upon written or oral request that one or more of these stockholders wishes to continue receiving individual copies. Upon written or oral request from a stockholder of record who has the same address and last name as another stockholder of record, we will promptly deliver a separate copy of this information statement.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this information statement, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of the information statement for your household, please contact us at:

AssetMark Financial Holdings, Inc.

Attn: Investor Relations

1655 Grant Street, 10th Floor

Concord, California 94520

Tel: (650)752-2111

If you participate in householding and wish to receive a separate copy of this information statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact us as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this information statement or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our stock sharing an address.

MISCELLANEOUS

We have supplied all information relating to us, and Parent has supplied, though have not independently verified, all of the information relating to Parent and Merger Sub contained in this information statement.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION ON BEHALF OF US THAT IS DIFFERENT FROM THAT CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED AS OF [●], 2024. NO ASSUMPTION SHOULD BE MADE THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

APRIL 25, 2024

among

ASSETMARK FINANCIAL HOLDINGS, INC.,

GTCR EVEREST BORROWER, LLC

and

GTCR EVEREST MERGER SUB, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 25, 2024 by and among AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), GTCR Everest Borrower, LLC, a Delaware limited liability company (“Parent”), and GTCR Everest Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have unanimously approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, with the Company surviving the merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved the execution of this Agreement and the transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub pursuant to Section 228 of Delaware Law a written consent approving and adopting this Agreement and the transactions contemplated hereby (the “Parent Consent”), which Parent Consent will by its terms be effective immediately following the execution of this Agreement by Merger Sub; and

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) the Equity Commitment Letter between Parent and GTCR Fund XIV/A LP, GTCR Fund XIV/C LP, GTCR Co-Invest XIV/A LP and GTCR Co-Invest XIV/B LP, each a Delaware limited partnership (collectively, the “Guarantor”) and (ii) the limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by Guarantor and the Company and dated as of the date hereof (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party, relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or to which 25% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or to which 25% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company and its Subsidiaries, or to which 25% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable.

“Adviser Subsidiaries” means collectively, AssetMark, Inc. and Atria Investments, Inc. DBA Adhesion Wealth and Adhesion Wealth Advisor Solutions, each a Subsidiary of AssetMark Financial Holdings, Inc.

“Advisor Client” means any Person (other than a Sponsored Trust, Sponsored Fund, Advisor or Adviser Subsidiary Direct Client) to which, or in respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services, including clients of Advisors.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, neither the Majority Stockholder nor any of its Affiliates shall be deemed Affiliates of the Company or any of its Subsidiaries (or vice versa).

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. law).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and any other similar Applicable Laws.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and its implementing regulations.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement issued, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Base Date” means March 31, 2024.

“Brokerage Client” means any Person who receives brokerage, broker-dealer transaction processing, dealer, distributorship, custodial and related services, or any other services that involve acting as a broker-dealer and/or any ancillary services and activities related or incidental thereto from the Transferred Broker-Dealer.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in any of New York, New York, Hong Kong or Shanghai, PRC are authorized or required by Applicable Law to close.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Client” means each Sponsored Trust, Sponsored Fund, Advisor and Adviser Subsidiary Direct Client.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commodity Exchange Act” means the U.S. Commodity Exchange Act.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Balance Sheet Date” means December 31, 2023.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Equity Award” means a Company Stock Option, Company SAR, Company Restricted Stock Unit or Company Restricted Stock Award.

“Company Equity Plan” means the AssetMark Financial Holdings, Inc. 2019 Equity Incentive Plan, as amended, amended and restated, modified or otherwise supplemented from time to time.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes in GAAP or in the interpretation thereof or in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate or any action taken by any Governmental Authority in response to the foregoing, in each case, after the date hereof, (B) changes, developments or conditions after the date hereof in global, foreign, national or regional economic, financial, securities markets, regulatory, political (including the results of the 2024 U.S. presidential election) or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing, (C) changes or conditions generally affecting the wealth management investment technology, turnkey asset management program (TAMP), investment advisory or custody industries in which the Company or any of its Subsidiaries operate, (D) acts of war, sabotage, terrorism, cyber attacks, military acts or natural disasters, (E) changes in the equity, credit, debt, financial, currency, commodity or capital markets or changes in interest rates or exchange rates, in each case, in the United States or elsewhere in the world, (F) changes in (i) Applicable Law or (ii) regulations affecting the Company or any of its Subsidiaries, in each case, after the date hereof, (G) any act of God or force majeure events, epidemics, pandemics, other outbreaks of infectious disease, including in each case any quarantine restrictions, or any escalation or worsening of any of the foregoing, or any action, Applicable Law, pronouncement or guideline taken or promulgated by any Governmental Authority or the World Health Organization in response to any of the foregoing, (H) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, the identity of or any facts or circumstances relating to Parent or any of its Affiliates or the identity of the Guarantor or the Persons providing the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other Third Parties (including the initiation of any Legal Proceedings by any Person with respect to this Agreement or the transactions contemplated hereby) (provided that this clause (H) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), (I) any failure in and of itself by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its Subsidiaries to realize the anticipated benefits of any product launch, initiative or rollout or other marketing initiative (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (J) any action taken (or omitted to be taken) at the written request of Parent or Merger Sub, (K) any change in the price and/or trading volume of the Company Stock on NYSE or any other market in which such securities are quoted for purchase and sale (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (L) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement, (M) any public communication by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries or (N) any change or prospective change in the credit rating of the Company or any of its Subsidiaries (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, in the case of clauses (A)-(G), to the extent such changes or conditions disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the wealth management investment technology, turnkey asset management program (TAMP), investment advisory or custody industries in which the Company or any of its Subsidiaries does business, but only such incremental disproportionate effect may be taken into account (and then only to the extent such incremental disproportionate effect is not excluded by the other exceptions in this definition).

“Company Stock” means the common stock, $0.001 par value, of the Company.

“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.

“Compliant” means, with respect to the Required Information, that such financial information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company or its Subsidiaries necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading; provided that the availability of financial information of the Company and its Subsidiaries, including any “flash” numbers, prior to the time that the Required Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, by virtue of such availability, render such previously delivered Required Information not Compliant.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, bond, indenture, option, warranty, purchase order, license, sublicense, insurance policy or benefit plan, in each case which is legally binding.

“Covered Assets” means, as of any date, aggregate assets of Clients with respect to which the Company or its Subsidiaries provide Investment Services, which shall be deemed to be equal to (i) the sum of (A) such aggregate assets as of the close of business on such date, without duplication, less (B) the aggregate amount of assets for which a written notice of withdrawal has been given to any Subsidiary but which have not been withdrawn from the platform by the relevant Subsidiary, less (ii) any assets for which the applicable Subsidiary fee schedules are entirely waived or not charged for any reason.

“Credit Agreement” means that certain Credit Agreement, dated as of January 12, 2022, by and among the Company, Bank of Montreal, as Administrative Agent and Sustainability Coordinator, the guarantors parties thereto and the lenders parties thereto.

“Data Requirements” means, collectively, all of the following to the extent relating to any activity regarding personal, sensitive, or confidential information or data or otherwise relating to data privacy, protection, or security: (i) the Company’s and its Subsidiaries’ own rules, policies and procedures (whether physical or technical in nature, or otherwise); (ii) all Applicable Laws; (iii) binding industry standards applicable to the industries in which the Company or any of its Subsidiaries operates; and (iv) Contracts into which the Company or any of its Subsidiaries has entered or is otherwise bound.

“Data Security Incident” means any breach of security, phishing incident, ransomware or malware attack, unauthorized use, access, or processing of or to, or other cyber, security, or similar incident affecting any Systems or personal, sensitive, or confidential data or information owned or processed by or for the Company or any of its Subsidiaries.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules that have as their principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, quasi-governmental, regulatory, self-regulatory or administrative authority (including any applicable Self-Regulatory Organization), department, court, agency, commission or official, including any political subdivision thereof, or any public or private arbitrator or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names, social media accounts and handles, and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, and software (including in source and object code form) (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Services” means any discretionary or non-discretionary investment advisory, investment management, investment or fund administration, and other related services, including (i) the management of an investment account or fund, (ii) the giving of advice with respect to the investment or reinvestment of assets or funds, (iii) advisory and non-advisory services related to the delivery of an investment platform for Advisors and (iv) services relating to managed account and practice solutions, including, for the avoidance of doubt, on a sub-advisory basis.

“Investment Services Contracts” means agreements and arrangements (including current fee schedules) pursuant to which an Adviser Subsidiary provides Investment Services to, or otherwise manages any investment account of or for, any Person, including Sponsored Fund Investment Advisory Contracts and Non-Fund Investment Services Contracts.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Parent Disclosure Schedule.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel, in law or in equity.

“Lender-Related Parties” means the Persons party to the Debt Commitment Letter that have committed to provide or otherwise entered into Contracts with respect to all or any part of the Debt Financing (including the parties to any related joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their respective Affiliates and their and their respective Affiliates’ officers, directors, partners (general or limited), employees, attorneys, advisors, agents and Representatives and their respective successors and permitted assigns; provided that none of Parent or any of its Affiliates (including Guarantor) shall be deemed to be “Lender-Related Parties”.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Majority Stockholder” means Huatai International Investment Holdings Limited.

“NYSE” means the New York Stock Exchange.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries (whether or not necessary or material for the conduct of the business of the Company and its Subsidiaries as currently conducted).

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby.

“Permit” means any approvals, authorizations, consents, licenses, permits or registrations issued or granted by, obtained from or made with or to a Governmental Authority.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other similar Liens or security interests that attach as a matter of law that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by

GAAP; (c) leases and subleases (other than capital leases, finance leases and leases underlying sale and leaseback transactions); (d) Liens imposed by Applicable Law (other than Tax law); (e) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case arising or incurred in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of such type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, occupancy or value of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Liens the existence of which are disclosed or reflected on the consolidated financial statements of the Company included in the Company SEC Documents filed as of the date of this Agreement; (i) non-exclusive licenses under Owned Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business; or (j) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Lease unless caused by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Related Parties” means, with respect to any Party, such Party’s Affiliates and the former, current and future directors, officers, managers, members, stockholders, equityholders, partners, employees, incorporators, Lenders, agents, advisors, attorneys, representatives, Affiliates, affiliated (or commonly advised) funds, successors and permitted assigns of the foregoing.

“Required Information” means (i) the Financial Statements, (ii) solely if the Closing Date shall not have occurred on or prior to May 15, 2024, the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended March 31, 2024, (iii) solely if the Closing Date shall not have occurred on or prior to August 14, 2024, the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended June 30, 2024, (iv) solely if the Closing Date shall not have occurred on or prior to November 14, 2024, the unaudited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended September 30, 2024, (v) solely if the Closing Date shall not have occurred on or prior to March 31, 2025, the audited consolidated financial statements of the Company and its Subsidiaries consisting of condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows for the fiscal year (and the corresponding prior fiscal year) ended December 31, 2024 and (vi) to the extent reasonably requested by the Parent, historical financial information and other information relating to the Company and its Subsidiaries reasonably necessary to permit the Parent to prepare a pro forma condensed consolidated balance sheet and related pro forma statements of operations of the Parent and its Subsidiaries, solely as of and for the four (4) fiscal quarter period ending on the last day of the applicable fiscal year or quarter (as applicable) referred to in the preceding clause (i), (ii), (iii), (iv) or (v) (as applicable) (it being understood that the Parent shall be responsible for, and Required Information shall not include, (x) the information relating to the proposed debt and equity capitalization of the Parent and its Subsidiaries after the Effective Time or (y) any assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of the Parent, or any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be made in such pro forma financial statements). “Required Information” shall be deemed (but shall not be required to be) delivered through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to the applicable fiscal year or fiscal quarter.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive Sanctions (as of the date hereof, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government-controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated Persons established pursuant to Sanctions or (ii) the government or any agency or instrumentality of the government of a Sanctioned Country or Venezuela.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State), and any other Governmental Authority with jurisdiction over the Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the 1934 Act, any “self-regulatory organization” as such term is defined in Commodity Futures Trading Commission Rule 1.3, including FINRA and the NFA, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Service Provider” means any natural person that is a director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“State BD Notices” means notice filings or requests for approvals or waivers required under applicable state securities laws with respect to the indirect change of control of the Transferred Broker-Dealer resulting from the consummation of the transactions contemplated herein.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Systems” means all computers, software (including related data, databases, and applications), devices, hardware, electronic data processing, information, record keeping, communications, or telecommunications systems, networks, platforms, servers, circuits, peripherals and other computer systems and information technology assets, including any outsourced systems and processes, that are owned, used or relied on, by or for the Company or any of its Subsidiaries.

“Tax” means any tax, fee, duty, impost, levy or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), however denominated, whether disputed or not, and together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including, in each case, any amendment thereof or supplement thereto.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent, Merger Sub, Guarantor or any of their Affiliates.

“Transferred Broker-Dealer” means AssetMark Brokerage, LLC, a Subsidiary of the Company.

“Transferred Trust Company” means AssetMark Trust Company, an Arizona corporation.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.04(g)(i)
Adverse Recommendation Change	6.04(a)(iii)
Adviser Proxy Costs	8.02(a)(ii)
Adviser Subsidiary Direct Client	4.23(b)(iv)(A)
Adviser Subsidiary Regulation D Covered Persons	4.22(f)
Advisor	4.23(b)(i)(A)
Advisor Agreement	4.23(b)(i)(A)
Alternative Acquisition Agreement	6.04(a)(iv)
Agreement	Preamble
BD Associated Person	4.21(b)(iii)(B)
BD Compliance Policies	4.21(e)
Capitalization Date	4.05(a)
Cash Sweep Program	4.21(g)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)(iii)
Company Cash Incentive Award	2.05(c)
Company Employee	7.05(a)
Company Insurance Policies	4.25
Company Plan	4.17(a)(ii)
Company Related Parties	11.04(g)
Company Restricted Stock Award	2.05(b)(ii)
Company Restricted Stock Unit	2.05(b)(ii)
Company SAR	2.05(a)(ii)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)(iv)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(a)
Company Stock Option	2.05(a)(ii)
Company Subsidiary Securities	4.06(b)(iii)
Company Termination Fee	11.04(c)(i)
Confidentiality Agreement	6.03
Continuation Period	7.05(a)
D&O Insurance	7.04(d)

Term	Section
Debt Commitment Letters	5.08(a)(i)
Debt Financing	5.08(a)(i)
Disqualifying Event	4.22(f)
Distribution Partner	4.23(a)(x)
Effective Time	2.01(c)
Electronic Delivery	11.10
e-mail	11.01
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Enforcement Costs	11.04(e)
Equity Commitment Letter	5.08(a)(ii)
Equity Financing	5.08(a)(ii)
ERISA Client	4.24
Exchange Agent	2.03(a)
Excluded Benefits	7.05(a)(iv)
Fee Letter	5.08(a)(ii)
Financial Statements	4.08
Financing	5.08(a)(ii)
Financing Agreements	8.03(b)(ii)
Financing Commitment Letters	5.08(a)(ii)
Financing Cooperation Costs	6.06(a)
Financing Costs	8.03(a)
FINRA Application	4.03(d)
FINRA Approval	4.03(d)
Foreign Person	5.18
Fund Board	8.02(a)(i)
Fund Financial Statements	4.23(a)(vi)
Fund Reports	4.23(a)(viii)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Person	7.04(a)
Interim Contract	8.02(a)(i)
Internal Controls	4.07(e)
Intervening Event	6.04(g)(iii)
Labor Agreement	4.19(b)
Lease	4.14(b)(i)
Lenders	5.08(a)(i)
Majority Stockholder Regulatory Filings	8.01(h)
Material Contract	4.19
Material Fund Agreement	4.23(c)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
NFA	4.22(b)
Non-Fund Client Consent	8.02(f)
Non-Fund Investment Services Contracts	4.23(e)
Notice Period	6.04(e)(ii)(B)
Parent	Preamble
Parent Consent	Recitals
Parent Liability Cap	11.04(g)(iv)(A)
Parent Related Parties	11.04(g)

Term	Section
Parent Regulatory Termination Fee	11.04(d)
Parent Termination Fee	11.04(d)
Party	Preamble
Portfolio Strategist	4.23(b)(iii)
Portfolio Strategy Agreement	4.23(b)(iii)
PRC	8.01(h)
Preferred Stock	4.05(a)
Prospective RIA Subsidiary	8.02(g)
Proxy Statement	4.09
PTCE	4.24
Referral Agreement	4.23(b)(ii)
Registered IP	4.15(a)
Regulatory Concession	8.01(a)(ii)(D)
Regulatory Costs	8.01(h)
Reimbursement Obligations	11.04(f)
Representatives	6.04(a)
Required Amount	5.08(b)
Required Statutory Approvals	9.01(d)
RIA Associated Person	4.22(b)
Similar Law	4.24
Solvent	5.09(b)
Sponsored Fund	4.23(a)(i)
Sponsored Fund Investment Advisory Contract	4.23(a)(iii)
Sponsored Funds	4.23(a)(i)
Sponsored Trust	4.23(a)(i)
Sponsored Trusts	4.23(a)(i)
Sponsored Vehicle Consent	8.02(c)
Superior Proposal	6.04(g)(ii)
Surviving Corporation	2.01(a)
Surviving Corporation Plans	7.05(b)
Takeover Law	4.28
Transaction-Related Matters	11.04(g)(iv)
Uncertificated Shares	2.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Except in the case of the Company Disclosure Schedule and Parent

Disclosure Schedule, references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages at 10:00 am New York City time, as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may agree in writing; provided, that, in no event shall the Closing occur prior to June 10, 2024 without the express written consent of Parent (which consent may be given or withheld by Parent in its sole discretion) (the date on which the Closing occurs, the “Closing Date”).

(c) At the Closing, the Parties shall cause a certificate of merger to be filed with the Delaware Secretary of State and all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Sub:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04 or Section 2.05, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $35.25 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time (other than shares of Company Stock held by any such Person in a trustee, custodian or nominee capacity for the account of clients or customers of such Persons) shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or the Parent (other than Merger Sub) immediately prior to the Effective Time (other than shares of Company Stock held by any such Person in a trustee, custodian or nominee capacity for the account of clients or customers of such Persons) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to, or substantially concurrently with, the Effective Time, Parent shall make available (A) to the Exchange Agent, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to Section 2.02(a) and (B) to the Company, cash in U.S. dollars sufficient to pay the aggregate amount in accordance with Section 2.05 for all Company Equity Awards and Company Cash Incentive Awards. Such funds held by the Exchange Agent may be invested by the Exchange Agent as directed by Parent; provided that (x) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses and (y) such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America. Any interest, gain or other income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Promptly after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock represented by Certificates at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange and, in the case of Uncertificated Shares, instructions in customary form for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal in customary form, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificates or Uncertificated Shares shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted, or caused or permitted to be voted, any shares in favor of the Merger or consented thereto in writing and who has demanded and perfected such holder’s right to appraisal for such shares in accordance with Delaware Law shall not be converted into, or represent, the right to receive the Merger Consideration, but instead and in lieu thereof, shall have the right to receive payment from Parent with respect to such shares in accordance with Section 262 of Delaware Law; provided, however, that if such holder fails to perfect, withdraws or otherwise loses the right to appraisal or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided under Section 262 of Delaware Law, then such shares shall be treated as if they had been converted as of the Effective Time into the right to receive only the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any notice of intent to demand payment or other demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in and control and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands (including by providing any estimate of the fair value of any shares).

Section 2.05. Treatment of Equity and Long-Term Incentive Awards. Except as set forth on the Compensation Rider attached to the Company Disclosure Schedule, the following will apply:

(a) At the Effective Time, each (i) option to purchase shares of Company Stock and (ii) stock appreciation right with respect to shares of Company Stock (including stock appreciation rights which settle in cash), in each case, granted under any compensation plan, Contract or arrangement of the Company (whether issued pursuant to the Company Equity Plan or otherwise) that is outstanding as of immediately prior to the Effective Time (each such option, a “Company Stock Option” and each such stock appreciation right, a “Company SAR”), whether or not exercisable or vested, shall, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and shall be canceled in exchange for the right to receive a cash payment (if any) made to the holder thereof determined by multiplying (A) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such Company Stock Option or Company SAR by (B) the number of shares of Company Stock underlying such Company Stock Option or Company SAR, as applicable, as of the Effective Time. Any Company Stock Option or Company SAR (whether vested or unvested) that has an exercise price per Company Stock Option or Company SAR that is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

(b) At the Effective Time, each (i) restricted stock unit (including restricted stock units which settle in cash) and (ii) restricted stock award, in each case, with respect to shares of Company Stock granted under any compensation plan, Contract or arrangement of the Company (whether issued pursuant to the Company Equity Plan or otherwise) that is outstanding as of immediately prior to the Effective Time (each such restricted stock unit, a “Company Restricted Stock Unit” and each such restricted stock award, a “Company Restricted Stock Award”), whether or not vested, shall, automatically and without any action on behalf of the holder thereof, become fully vested as of immediately prior to the Effective Time and shall be canceled in exchange for the right to receive a cash payment made to the holder thereof determined by multiplying (A) the per share Merger Consideration by (B) the number of shares of Company Stock underlying such Company Restricted Stock Unit or Company Restricted Stock Award, as applicable, as of the Effective Time.

(c) At the Effective Time, each long-term cash incentive award (whether issued pursuant to the Company Equity Plan or otherwise) that is outstanding as of immediately prior to the Effective Time, excluding any cash retention awards (each such long-term cash incentive award, a “Company Cash Incentive Award”), whether or not vested, shall, automatically and without any action on behalf of the holder thereof, become fully vested and payable as of immediately prior to the Effective Time.

(d) Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable for holders of Company Equity Awards and Company Cash Incentive Awards who are current or former employees of the Company or its Subsidiaries or, to the extent the applicable holder is not a current or former employee of the Company or its Subsidiaries, in such manner as determined in good faith by the Company) to each holder of a Company Equity Award or a Company Cash Incentive Award the cash payments contemplated by Section 2.05(a), Section 2.05(b) and Section 2.05(c), as applicable, less any required withholding Taxes and without interest, as promptly as reasonably practicable and in any event no later than the first payroll date of the Surviving Corporation following the Effective Time that is more than two (2) Business Days following the Effective Time. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award or Company Cash Incentive Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company (in consultation with Parent) determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable plan that will not trigger a Tax or penalty under Section 409A of the Code.

(e) The Company Equity Plan and each Company Equity Award and Company Cash Incentive Award shall be terminated by the Company effective as of the Effective Time, and no holder of Company Equity Awards or Company Cash Incentive Awards shall have any rights in respect thereof from and after the Effective Time, except for the right to receive the payments contemplated by this Section 2.05. Prior to the Effective Time, the Company shall make any amendments to the terms of such compensation plans and take, or cause to be taken, any actions that are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment) of shares of Company Stock, or any stock dividend or distribution thereon with a record date during such period is effected, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent, and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law, provided that, except as required (a) in connection with payments that are compensatory in nature, (b) as a result of the Company’s failure to comply with Section 6.07 to the extent required by Applicable Law to avoid such withholding or deduction, or (c) as a result of the failure by the Majority Stockholder to deliver timely to the Exchange Agent or Parent, as the case may be, a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, establishing a complete exemption from U.S. backup withholding (collectively, the “Excepted Payments”), the Exchange Agent or Parent, as the case may be, shall use reasonable best efforts to give prior written notice to the Company or the Surviving Corporation, as applicable, of the amount it is required to withhold with respect to any payment to the Majority Stockholder. If the Exchange Agent, the Surviving Corporation, Parent, or Affiliate, as the case may be, so withholds amounts and properly pays over to the appropriate taxing authority any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Company Equity Awards or Company Cash Incentive Awards, as applicable, in respect of which the Exchange Agent, the Surviving Corporation, Parent, or Affiliate as the case may be, made such deduction and withholding. The Exchange Agent and Parent shall use reasonable best efforts to consult in good faith with the Company or the Surviving Corporation, as applicable, to determine whether such withholding with respect to any payment to the Majority Stockholder other than the Excepted Payments is required by Applicable Law and to cooperate with the Company or the Surviving Corporation, as applicable, to reduce the amounts of any such required withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is AssetMark Financial Holdings, Inc.” and (b) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.04(b).

Section 3.02. Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.04(b).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed on or after January 1, 2021 and at least two (2) Business Days before the date of this Agreement (including the exhibits and schedules thereto but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk”

and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Document shall not be deemed disclosed for purposes of Section 4.05, or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (including by obtaining the Written Consent) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.04, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent of, action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, including observation of any relevant statutory waiting periods, as well as compliance with any relevant laws analogous to the HSR Act existing in any applicable jurisdictions outside the United States, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE, (d) the filing with FINRA of an application that FINRA has deemed substantially complete by the Transferred Broker-Dealer under FINRA Rule 1017 (the “FINRA Application”) seeking FINRA’s approval of the indirect change of ownership or control of the Transferred Broker-Dealer to be effected as a result of the Merger and FINRA’s approval thereof (such approval, the “FINRA Approval”), (e) compliance with the regulatory requirements listed on Section 4.03 of the Company Disclosure Schedule and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, and assuming the representations and warranties in Section 5.13 are true and correct, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would result in a default) under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any contract, agreement, note, bond, mortgage, license or other instrument binding upon the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 675,000,000 shares of Company Stock and 75,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”). As of April 19, 2024, (the “Capitalization Date”) there were outstanding (i) 74,399,237 shares of Company Stock, (ii) no shares of Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 408,976 shares of Company Stock, (iv) Company SARs with respect to the equivalent of 1,924,716 shares of Company Stock, (v) Company Restricted Stock Units underlying an aggregate of 1,240,192 shares of Company Stock, (vi) zero Company Restricted Stock Awards and (vii) 836,939 shares of Company Stock reserved for future issuance under the Company Equity Plan. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Award will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and non-assessable.

(b) Except as set forth in this Section 4.05, and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Equity Awards that were outstanding on such date or the grant of Company Equity Awards after the date hereof as expressly contemplated by Section 6.01 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company (including bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)), (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for, or measured by reference to, shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in, or any or securities convertible into or exchangeable for, or measured by reference to capital stock or other voting securities or ownership interests of the Company or (iv) restricted equity, equity appreciation rights, performance equity or equity-based rights, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding contractual obligations or commitments of the Company or any of its Subsidiaries relating to any Company Securities requiring the registration for sale of any Company Securities, granting any right to subscribe for or acquire from the Company or any of its Subsidiaries any Company Securities, or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Securities.

(c) Except as set forth in this Section 4.05, as of the date hereof, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(d) Section 4.05(d) of the Company Disclosure Schedule sets forth a true and complete list of each outstanding Company Equity Award outstanding as of the Capitalization Date, and: (i) the holder of such Company Equity Award, (ii) the number of shares of Company Stock subject to such Company Equity Award, (iii) if applicable, the exercise price of such Company Equity Award, (iv) the date on which the Company Equity Award was granted or issued, (v) if applicable, the date on which the Company Equity Award expires and (vi) in the case of any Company Stock Option, whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing, and for those powers, licenses, authorizations, permits, consents and approvals the absence of, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization as of the date hereof are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and non-assessable, as applicable, and are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, or measured by reference to, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, or measured by reference to, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted equity, equity appreciation rights, performance equity or equity-based rights, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations or commitments of the Company or any Subsidiary of the Company requiring the registration for sale of any Company Subsidiary Securities, granting any right to subscribe for or acquire from any Subsidiary of the Company any Company Subsidiary Securities or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in the Company 10-K, the Company does not own, directly or indirectly, any shares of capital or other voting securities of, or ownership interests in, any other Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2021 (collectively, together with any exhibits (including exhibits incorporated by reference) and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 and Rule 15d-15, in each case, promulgated under the 1934 Act, designed disclosure controls and procedures and internal control over financial reporting to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities. Since January 1, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s auditors has been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in Internal Controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 1, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole).

Section 4.09. Disclosure Documents. The information statement containing the information specified in Schedule 14C under the 1934 Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (such information statement, as amended or supplemented, the “Information Statement”) or, if applicable, the proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, when definitively filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Company Stockholder Meeting, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Information Statement or Proxy Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Company Stockholder Approval, the Information Statement or Proxy Statement, as supplemented or amended (if applicable), as applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based upon information supplied to the Company by Parent, Merger Sub or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of, or require the consent of, Parent under Section 6.01 (other than with respect to subsection (i)).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required under GAAP to be disclosed, accrued or provided for in a consolidated balance sheet of the Company and its Subsidiaries, other than: (a) liabilities disclosed and provided for on the face of the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date (none of which is resulting from breach of contract, tort, misappropriation or violation of Applicable Law); (c) liabilities incurred in connection with the transactions contemplated hereby; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so disclosed in the Company SEC Documents.

Section 4.12. Compliance with Laws, Court Orders and Permits.

(a) The Company and each of its Subsidiaries is and for the past three (3) years has been, in compliance with and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Permits necessary for the ownership and operation of their businesses as currently conducted, and each such Permit is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with the terms of all such Permits; and (iii) for the past three (3) years neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Permit the substance of which has not been resolved.

Section 4.13. Litigation. There are, and for the past three (3) years there have been, no Legal Proceedings pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries, before (or, in the case of threatened Legal Proceedings, that would be before) or by any Governmental Authority, or any orders, injunctions, judgments, decrees, writs or rulings of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. The Company and its Subsidiaries do not own any real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease.

Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule lists all Owned Intellectual Property that is issued, registered or subject to a pending application as of the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, there is, and for the past three (3) years has been, no suit, order or Legal Proceeding pending or threatened by or against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has misappropriated or infringed any Intellectual Property rights of any Person.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Owned Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable, (ii) (x) the Company or one of its Subsidiaries exclusively owns all right, title and interest in the Owned Intellectual Property, and (y) the Company and its Subsidiaries have valid, enforceable and sufficient rights to all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries, in each case of (x) and (y), free and clear of all Liens, other than Permitted Liens, (iii) to the Knowledge of the Company, no Person is infringing or misappropriating any Owned Intellectual Property, (iv) none of the Company, any of its Subsidiaries, or the conduct of any of their respective businesses is or has in the past three (3) years infringed or misappropriated any Intellectual Property rights of any Person and (v) none of the Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or any of its Subsidiaries, and for the past three (3) years there have been no Legal Proceedings pending or threatened by the Company or any of its Subsidiaries challenging the validity, enforceability or ownership of any Intellectual Property rights.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past three (3) years, (i) the Company and its Subsidiaries have been in compliance with all Data Requirements, (ii) there have not been any Data Security Incidents and (iii) neither the Company nor any of its Subsidiaries has notified (or is has been required to notify) any Person of any Data Security Incident or in connection with any Data Requirement. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (w) the Systems are free from any malicious code, (x) the Company and its Subsidiaries have taken commercially reasonable precautions designed to protect the confidentiality, integrity and security of the Systems and all information stored or processed thereby from theft, corruption, loss or unauthorized use, access or processing, (y) no software included in the Owned Intellectual Property is subject to any “open source” or similar license in a manner that would require or condition any grant of rights upon (i) the disclosure, distribution or licensing of any such software in source code form or (ii) a requirement that any disclosure, distribution or licensing of any such software be at no charge or any licensee be permitted to modify such software and (z) the source code included in the Owned Intellectual Property has not been disclosed, licensed, released, distributed, escrowed, or made available to any Person and no Person has been granted any rights thereto, and there has been no agreement regarding the same.

Section 4.16. Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries or any of the Sponsored Funds have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b) Each of the Company and its Subsidiaries and each of the Sponsored Funds has timely paid all Taxes due and payable and has withheld and remitted to the appropriate Governmental Authority all amounts for the payment of Taxes, except for Taxes for which adequate reserves have been established on the most recent financial statements contained in the Company SEC Documents of the Company in accordance with GAAP or the Fund Financial Statements of the applicable Sponsored Fund, as applicable.

(c) There is no claim, audit, action, suit, proceeding, deficiency, adjustment, or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries, or any Sponsored Fund, in respect of any Tax or Tax Returns of the Company or its Subsidiaries or of any Sponsored Fund, as applicable.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) No jurisdiction in which the Company or any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) None of the Company or any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (such as a loan or a lease or an agreement or obligation solely between or among the Company and its Subsidiaries), (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company or an Affiliated Group consisting solely of the Company or its Subsidiaries), or (iii) has any material liability for the Taxes of any Person other than the Company or any of its Subsidiaries pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, or otherwise by operation of Applicable Law.

Section 4.17. Employee Benefit Plans; Labor Matters. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject thereto) or (ii) other compensatory or health or welfare or other benefit plan, program, Contract, policy, arrangement or agreement, in each case that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (each such plan, program, Contract, policy, arrangement or agreement without regard to materiality, a “Company Plan”). Copies of such Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or otherwise has any current or contingent liability or obligation under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, including any multiemployer plan, as defined in Section 3(37) of ERISA and (ii) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) No Company Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such plan and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. Each Company Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as required by the terms of Section 2.05 of this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee or individual service provider of the Company or any of its Subsidiaries to any material payment or benefit, (ii) accelerate the time of payment, funding or vesting of any material compensation or benefits, (iii) materially increase the amount payable or trigger any other material obligation, in each case of clauses (i) through (iii), under any Company Plan or otherwise, or (iv) result in any payment or benefit that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (individually or in combination with any other payment or benefit).

(e) Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has any current or potential obligation to provide, any post-service health or other welfare benefits to any Person (other than coverage mandated by Section 4980B of the Code or similar state Applicable Law for which the recipient pays the full premium cost of coverage).

(g) The Company and its Subsidiaries have no obligation to provide (and no Company Plan or other agreement provides) any individual with the right to a gross-up, indemnification, reimbursement, or other payment for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Labor Agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization or employee representative with respect to their employment with the Company or its Subsidiaries. There is no, and in the past three (3) years there has not been any, labor strike, slowdown or stoppage, organizing activity, unfair labor practice charge, or other material labor dispute pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) There (i) is no Legal Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Plan, including before any Governmental Authority and (ii) have been no material allegations of sexual harassment, or other material harassment, discrimination or retaliation against any officers, directors or executive-level employees of the Company or its Subsidiaries, except as, in the case of each of (i) and (ii) above, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18. Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened in writing which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(c) the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.19. Material Contracts. Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company SEC Documents as of the date of this Agreement, any Company Plan set forth (or required to be set forth) in Section 4.17(a) of the Company Disclosure Schedule, or as set forth in Section 4.19 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract described by clause (a) through clause (l) of this Section 4.19 (each, a “Material Contract”):

(a) any Contract relating to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or any financial guaranty thereof in principal amount exceeding $2,500,000, except for (i) any Contract solely among or between the Company and any of its Subsidiaries, (ii) financial guarantees entered into in the ordinary course of business or (iii) a hedging, derivative, swap or other similar Contract;

(b) any collective bargaining agreement or other Contract with any labor union, workers council or other labor organization or similar body or other employee representative (each, a “Labor Agreement”);

(c) any material agreement or series of related material agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock, equity interests or portion of assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, under which the Company or any of its Subsidiaries has outstanding performance, payment or indemnification obligations;

(d) any agreement to which the Company or any of its Subsidiaries is a party that is material to the conduct of the business as currently conducted, (i) pursuant to which (x) the Company or such Subsidiary grants a license or right to any third Person to use any material Owned Intellectual Property (other than non-exclusive licenses granted by the Company and its Subsidiaries to customers for use of a Company product or service in the ordinary course of business), (y) any third Person grants a license or other right to the Company or such Subsidiary to any material Intellectual Property (other than off-the-shelf, shrink-wrap, clickwrap or other readily commercially available non-exclusive software licenses), or (ii) entered into in connection with the resolution of any claim or dispute related to material Intellectual Property;

(e) any agreement that (i) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Parent or its Affiliates or the Company or any of its Subsidiaries after the Closing, (ii) provides “most favored nation” or similar provisions where the pricing, discounts or benefits to any business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other business relations, (iii) grants a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries or (iv) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates after the Closing, except, in each case of clauses (i) through (iii), for any agreement made in the ordinary course of business that is not material to the business of the Company or its Subsidiaries taken as a whole;

(f) any material partnership, joint venture, strategic alliance or other similar agreement or arrangement with respect to profit-sharing that is material to the Company and its Subsidiaries, taken as a whole, or to which the Company or any of its Subsidiaries incurred or will incur payment obligations or received or will receive payments in excess of $2,500,000; and for the avoidance of doubt, the foregoing shall not include any marketing support agreements or other agreements with broker-dealers or advisors made in the ordinary course of business;

(g) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(h) any agreement (including any “take-or-pay” or keepwell agreement) under which (i) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(i) any stockholder, investor rights or registration rights agreement;

(j) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person pursuant to which the Company or one of its Subsidiaries has any material outstanding obligation;

(k) any material Contract (or group of related Contracts that, in the aggregate, are material) pursuant to which any Adviser Subsidiary provides Investment Services to any Advisor Client or Client that is not on a version of a standard form of Investment Services Contract or includes material deviations from any such standard form; and

(l) any other Contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act).

Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in violation of any material provision of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any violation or event of default thereunder.

Section 4.20. General Regulatory Compliance.

(a) Subject to Sections 4.21(a), 4.22(b) and 4.23(a)(i) and except as set forth in Section 4.20(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) is or is required to be or (ii) directly or indirectly holds any ownership interest in or controls (whether via contract or otherwise) any Person, with the exception of any holdings in any account of a Client or Sponsored Fund, that is or is required to be, in each case, registered, licensed, or qualified as, a bank, insured depository institution, credit union, trust company, money services business, investment adviser, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, futures commission merchant, swap execution facility, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company, insurance agency or producer, insurance broker or municipal securities dealer. Neither the Company nor any of its Subsidiaries has received any notice concerning any failure to obtain any such registration, license or qualification. Except as is disclosed in Section 4.20(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries provides services to any non-U.S. Person or any Person outside the U.S. in a manner or to an extent that requires registration in any such jurisdiction.

(b) Except for routine examinations conducted by the Arizona Department of Insurance and Financial Institutions, SEC, FINRA, CFTC, NFA or any other Governmental Authority in the ordinary course of business of the Transferred Trust Company, the Transferred Broker-Dealer and the Adviser Subsidiaries, (i) no Governmental Authority has, in the past three (3) years, formally initiated any Legal Proceeding with respect to the business or operations of the Transferred Trust Company, the Transferred Broker-Dealer or any Adviser Subsidiary, sent the Transferred Trust Company, the Transferred Broker-Dealer or any Adviser Subsidiary a written “wells notice,” other written indication of the commencement of an enforcement action from the Arizona Department of Insurance and Financial Institutions, SEC, FINRA, CFTC, NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of trust companies, broker-dealers, investment advisers or commodity pool operators. In the past three (3) years, none of the Transferred Trust Company, the Transferred Broker-Dealer or any Adviser Subsidiary has (A) settled any claim or proceeding of the Arizona Department of Insurance and Financial Institutions, SEC, FINRA, the CFTC, NFA or any other Governmental Authority, (B) had an order entered against it in connection with any Applicable Law governing the operation of trust companies, broker-dealers, investment advisers or commodity pool operators, (C) been subject to any cease and desist, censure or other disciplinary or similar order issued by any Governmental Authority, (D) been a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with any Governmental Authority or (E) been a recipient of any supervisory letter from any Governmental Authority.

Section 4.21. Broker-Dealer Matters.

(a) The Transferred Broker-Dealer, at all times in the past three (3) years, has timely filed and paid all fees and assessments due and payable in connection with, all material Filings required by the SEC or any other Governmental Authority, and, at the time of filing each such Filing, such Filing was materially accurate and correct and complied in all material respects with all Applicable Law, except for the failure to make any such payment, file or furnish any such Filing, or comply with such rules and regulations that in each case has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Transferred Broker-Dealer is, and at all times required pursuant to Applicable Law has been (i) duly registered, licensed and qualified as a broker-dealer with the SEC under the 1934 Act and each state or other jurisdiction where the conduct of its business requires such registration, license or qualification, (ii) a member in good standing of FINRA and such other Self-Regulatory Organizations in which its membership is required in order to conduct its business as now conducted and (iii) in compliance with its broker-dealer Membership Agreement with FINRA. The business undertaken by the Transferred Broker-Dealer is limited to those permitted under its FINRA Membership Agreement and Form BD.

(b) Except as disclosed in Section 4.21(b) of the Company Disclosure Schedule, neither the Transferred Broker-Dealer nor, to the Knowledge of the Company, any BD Associated Person, is (i) ineligible pursuant to Section 15(b) of the 1934 Act to act as a broker-dealer or as an associated person of a registered broker-dealer, (ii) subject to “heightened supervision” under the rules of FINRA, or any other restriction on activities or future activities as a broker-dealer or an associated person of a broker-dealer under Applicable Law, (iii) subject to any order that enjoins such Person from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with the purchase or sale of any security. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in (A) the Transferred Broker-Dealer or any BD Associated Person becoming subject to any of the circumstances in the preceding sentence or (B) the revocation, material limitation, suspension or material restriction of the

Transferred Broker-Dealer’s SEC registration or FINRA membership. Since January 1, 2021, each of the Service Providers employed, supervised or controlled by the Company or any of its Subsidiaries who is required to be licensed or registered as a “representative” (as such term is defined in FINRA Rule 1220(b)), a “principal” (as such term is defined in FINRA Rule 1220(a)) of the Transferred Broker-Dealer, or in a similar capacity (each, a “BD Associated Person”), with the SEC or any other Governmental Authority has been duly licensed or registered as such, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has provided or made available to Parent true, complete and correct copies of the Transferred Broker-Dealer’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to date. The information contained in each such form was true and complete at the time of filing, contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light or the circumstances under which they were made, not misleading, and the Transferred Broker-Dealer has made all amendments to such forms as it is required to make under any Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Transferred Broker-Dealer maintains, and, at all times since January 1, 2021 has maintained (i) a minimum amount of net capital in material compliance with the net capital requirements for brokers or dealers registered under all Applicable Law, (ii) such additional amounts, if any, required by (or as agreed with) FINRA and any other Governmental Authority, and (iii) such other amounts sufficient to ensure that it has not been required to file any early warning notice under Applicable Law.

(e) Since January 1, 2021, the Transferred Broker-Dealer has in effect, and at all required times has had in effect, and the Transferred Broker-Dealer and each of its BD Associated Persons and employees subject thereto have been in material compliance with, such written supervisory policies and procedures required by the SEC, FINRA, the 1934 Act and all other Applicable Laws (“BD Compliance Policies”) and has designated and approved such principals, managers and other supervisors as required by Applicable Laws. All BD Compliance Policies have been provided or made available to Parent. All such BD Compliance Policies comply in all material respects with Applicable Laws.

(f) Except as disclosed in Section 4.21(f) of the Company Disclosure Schedule, neither the Transferred Broker-Dealer, nor any BD Associated Person, is subject to a statutory disqualification as that term is used for purposes of Section 3(a)(39) of the 1934 Act.

(g) The receipt of any compensation or payments by the Transferred Broker-Dealer under any placement agreement or similar arrangement, 12b-1 Plan or any other solicitation, distribution or revenue sharing arrangement complies in all material respects with Applicable Law (including Rule 206(4)-1 under the Investment Advisers Act), and has been disclosed to all applicable Advisor Clients, Clients and Brokerage Clients, as required by Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22. Investment Adviser Matters.

(a) Each of the Company and its Subsidiaries that is required to be registered as an investment adviser with the SEC, or as a commodity pool operator with the CFTC, including the Adviser Subsidiaries, is and, since January 1, 2021, has been in compliance in all material respects with the Investment Advisers Act, the Commodity Exchange Act and all other Applicable Law relating to its provision of Investment Services.

(b) The Adviser Subsidiaries are, and at all times required pursuant to Applicable Law since January 1, 2021 have been, each duly registered as an investment adviser with the SEC under the Investment Advisers Act and, where required, as a commodity pool operator with the Commodity Futures Trading Commission, a member of the National Futures Association (the “NFA”) and each state or other jurisdiction where the conduct of its business requires such registration, license or qualification and has made notice filings in each state in which such filings are required to be made under Applicable Law, and such registrations and memberships are in full force and effect. At all times while employed or engaged by any Adviser Subsidiary since January 1, 2021, each of the Service Providers that are required to be registered or licensed with the SEC or other Governmental Authority as an investment adviser, an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Investment Advisers Act), a commodity trading advisor, commodity pool operator, an “associated person” (as such term is defined in CFTC Regulation 1.3) or a “principal” (as such term is defined in CFTC Regulation 3.1) of an Adviser Subsidiary, or in a similar capacity in connection with the services performed by that Person in connection with the business of the Company or its Subsidiaries (each, an “RIA Associated Person”), has been duly registered and licensed as such, except for any failure to be so registered which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except for the Sponsored Trusts and Sponsored Funds set forth on Section 4.23(a)(i) of the Company Disclosure Schedule, the Adviser Subsidiaries are not investment advisers or sub-advisers or sponsors to or of, and do not otherwise provide Investment Services to or on behalf of, any Person registered as an investment company under the Investment Company Act, and are not investment advisers or sub-advisers, general partners, managers or managing members or sponsors of, and do not otherwise provide Investment Services to or on behalf of, any Person who would be required to register as an investment company under the Investment Company Act were it not for the application of Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the Investment Company Act or Rule 3a-7 under the Investment Company Act.

(d) Since January 1, 2021, each of the Adviser Subsidiaries has had in effect all written policies and procedures necessary or required to comply with Applicable Law, including (i) a formal code of ethics complying in all material respects with Rule 204A-1 under the Investment Advisers Act and, where applicable, Section 17(j) and Rule 17j-1 under the Investment Company Act, (ii) where applicable, written supervisory policies and procedures complying in all material respects with NFA Rule 2-9 and (iii) written policies and procedures that are reasonably designed to prevent and detect any material violations under applicable securities, commodities or other investment-related or trading-related laws (including the Investment Advisers Act and the Commodity Exchange Act). Such code of ethics and policies and procedures comply, and at all times since January 1, 2021, have complied, in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act, Rule 206(4)-7 thereunder and Section 17(j) of the Investment Company Act and Rule 17j-1 thereunder, and none of the Adviser Subsidiaries or any of their respective RIA Associated Persons or employees is in violation of such code of ethics or policies and procedures. Since January 1, 2021, there has been no noncompliance by the Adviser Subsidiaries or any of their respective employees or RIA Associated Persons with such code of ethics or policies and procedures, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) None of the Adviser Subsidiaries, RIA Associated Persons or any other “affiliated person” (as defined in the Investment Company Act) of the Adviser Subsidiaries who is required to be eligible, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of the Adviser Subsidiaries, RIA Associated Persons or any other person “associated” (as defined in the Investment Advisers Act) with the Adviser Subsidiaries who is required to be qualified, is subject to disqualification pursuant to Section 203 of the Investment Advisers Act from serving as an investment adviser or as a person associated with an investment adviser or is subject to disqualification under Rule 206(4)-1 under the Investment Advisers Act and none of the Adviser Subsidiaries or any RIA Associated Person, is subject to any disqualifying event described in Sections 8a(2) or 8a(3) of the Commodity Exchange Act; in each case, except for any such disqualification (i) that would not reasonably be expected to have a Company Material Adverse Effect, or (ii) with respect to which any relevant Person has received exemptive relief from the SEC or another relevant Governmental Authority that has the effect of nullifying such disqualification, which are all set forth in Section 4.22(e) of the Company Disclosure Schedules; nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in any such ineligibility or disqualification, except for any such ineligibilities or disqualifications that would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) None of the Company, the Transferred Broker-Dealer, the Adviser Subsidiaries, the Sponsored Trusts, the Sponsored Funds or any of their respective general partners or managing members, or any of their respective directors or officers (together with the Adviser Subsidiaries, “Adviser Subsidiary Regulation D Covered Persons”) is subject to a conviction, order, judgment, decree, act or any other measure, determination or other disqualifying event described in paragraph (d)(1) of Rule 506 of Regulation D of the 1933 Act other than any such event covered by Rule 506(d)(2)(ii)-(iii) of Regulation D of the 1933 Act (a “Disqualifying Event”), and, to the Knowledge of the Company, there is no inquiry, investigation, proceeding or action pending against any Adviser Subsidiary Regulation D Covered Person that could reasonably be expected to result in a Disqualifying Event.

(g) The Adviser Subsidiaries have made available to Parent prior to the date of this Agreement correct and complete copies of (i) the current Uniform Application for Investment Adviser Registration on Form ADV as on file with the SEC as of the date of this Agreement relating to an Adviser Subsidiary and any Part 2B thereof, together with any Forms CRS, reflecting all amendments thereto to the date of this Agreement, and (ii) the currently effective Form 7-R on file with the National Futures Association as of the date of this Agreement relating to the registration of an Adviser Subsidiary as a commodity pool operator. Each of such Form ADV and Form 7-R is in compliance with the applicable requirements of the Investment Advisers Act and such other Applicable Laws, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and each such Filing contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light or the circumstances under which they were made, not misleading, except for such matters that have not had, and would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. Except for the forms described in the first sentence of this Section 4.22(g), the Adviser Subsidiaries are not required to file or to have filed any other similar applications, forms or Filings that are material to the investment adviser or commodity pool operator registration of the Adviser Subsidiaries as an investment adviser and commodity pool operator with a Governmental Authority under Applicable Law. Since January 1, 2021, each of the Adviser Subsidiaries has timely filed and paid all fees and assessments due and payable in connection with all material Filings required by the SEC or any other Governmental Authority. At the time of filing each such Filing, such Filing was materially accurate and correct and complied in all material respects with all Applicable Law, except for the failure to file or furnish any such Filing, make any such payment or comply with such rules and regulations that in each case has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Except as provided in Section 4.22(h) of the Company Disclosure Schedule, the Adviser Subsidiaries are not prohibited from providing investment advisory services, or from charging fees therefor, by the “pay-to-play” rules of any jurisdiction, including Rule 206(4)-5 under the Investment Advisers Act except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as provided in Section 4.22(h) of the Company Disclosure Schedule, (i) no Adviser Subsidiary, and no “covered associate” thereof, has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 under the Investment Advisers Act) that would disqualify or otherwise prohibit any Adviser Subsidiary from providing investment advisory services, or from charging fees therefor, to any Person for any period of time and (ii) the Transferred Broker-Dealer has not, directly or indirectly, made any “contribution” to any “official” of a “government entity” (as such terms are defined under FINRA Rule 2030) or other individual or entity where to do so would prohibit the Transferred Broker-Dealer from engaging in distribution or solicitation activities for any Person for any period of time, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) All deficiency letters and examination reports that the Transferred Broker-Dealer, any Adviser Subsidiary or any Sponsored Fund has received since January 1, 2021 from any Governmental Authority are listed on Section 4.22(i) of the Company Disclosure Schedule, true, correct and complete copies of which have been made available to Parent, along with all written responses thereto. All remedial actions necessary to cure in all material respects the deficiencies or violations set forth in such letters or reports have been taken by the Transferred Broker-Dealer, Adviser Subsidiaries and the Sponsored Funds, as applicable. The Adviser Subsidiaries have made available to Parent all material written correspondence relating to any material inquiry, examination or investigation by any Governmental Authority received since January 1, 2021, regarding such Adviser Subsidiary and any of its employees or associated persons in connection with the services performed by such employees or associated persons in connection with the business of the Company and its Subsidiaries or any Sponsored Fund.

(j) Since January 1, 2021, none of the Company, the Transferred Broker-Dealer, the Adviser Subsidiaries or any Sponsored Fund, nor any of their respective BD Associated Persons, RIA Associated Persons or other Service Providers (in their capacity as such on behalf of the Company, the Transferred Broker-Dealer, the Adviser Subsidiaries or the Sponsored Fund, as applicable), has (i) used any funds for contributions, gifts, entertainment or other expenses, in each case in violation of Applicable Law, or (ii) made any payment for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration, in each case as determined under Applicable Law, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) No Adviser Subsidiary or any of their respective “affiliated persons” (as that term is defined in the Investment Company Act as interpreted by the SEC or its equivalent under any Applicable Law) has taken any action that would be reasonably expected to, or has any express or implied understanding or arrangement that would, impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Sponsored Trust or Sponsored Fund as a result of the transactions contemplated by this Agreement or that would in any way make unavailable to the Company or any of its Subsidiaries the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any Applicable Law, with respect to such Sponsored Trust or Sponsored Fund.

Section 4.23. Investment Services.

(a) Sponsored Funds.

(i) The only Persons registered under the Investment Company Act that have series to which, or in respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services are: (A) GPS Funds I, a Delaware statutory trust and (B) GPS Funds II, a Delaware statutory trust (each, a “Sponsored Trust” and, collectively, the “Sponsored Trusts”). The only series of each of the Sponsored Trusts to which, or in respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services are those set forth on Section 4.23(a)(i) of the Company Disclosure Schedule (each, a “Sponsored Fund” and collectively, the “Sponsored Funds”). None of the Adviser Subsidiaries serve as an investment sub-adviser to any Person registered under the Investment Company Act.

(ii) The correspondingly labeled subsections of Section 4.23(a)(ii) of the Company Disclosure Schedule contain correct and complete listings, in all material respects, as of the Base Date, of (A) each Sponsored Fund, (B) the amount of Covered Assets of each Sponsored Fund and Sponsored Trust and (C) a schedule of investment management fees or other revenue attributable to each Sponsored Fund and Sponsored Trust.

(iii) Each of the Sponsored Trusts and Sponsored Funds is duly organized and validly existing in good standing under Applicable Laws of the jurisdiction under which it is organized and has the requisite corporate, trust or partnership power and authority to carry on its business as it is now being conducted and to own all its properties and assets, except for any failure to be so organized, existing and in good standing or absence of power or authority which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Sponsored Trusts and Sponsored Funds is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Sponsored Trust or Sponsored Fund. The Company has provided to Parent true and complete copies of all the organizational documents of the Sponsored Trusts and Sponsored Funds and each Contract pursuant to which the Adviser Subsidiaries render investment advisory, management, administration or any other services to a Sponsored Trust or Sponsored Fund (a “Sponsored Fund Investment Advisory Contract”), and all such documents are in full force and effect. Each Sponsored Fund Investment Advisory Contract currently in effect and any subsequent renewal has been duly authorized, executed and delivered by an Adviser Subsidiary and the applicable Sponsored Fund in compliance in all material respects with any Applicable Law (including Section 15 of the Investment Company Act), is a valid and binding agreement of the Adviser Subsidiaries and, to the Knowledge of the Company, each other party thereto, is in full force and effect and is in all material respects enforceable against the Adviser Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(iv) Each Sponsored Trust and Sponsored Fund is and, since January 1, 2021, has been in material compliance with all Applicable Laws and to the Knowledge of the Company, has not received written notice that it is under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

(v) Each Sponsored Trust and Sponsored Fund is and, since January 1, 2021, has been operated in all material respects in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectuses and registration statement, if any, for such Sponsored Fund.

(vi) The Company has provided to Parent true and complete copies of the audited financial statements of each Sponsored Trust and each Sponsored Fund for such Sponsored Trust’s or Sponsored Fund’s three most recently completed fiscal years and any interim unaudited financial statements for each Sponsored Trust and Sponsored Fund for any period thereafter (the “Fund Financial Statements”). Each of the statements of net assets contained in the Fund Financial Statements (including the related notes and schedules thereto, as applicable) fairly presents in all material respects the financial position of each of the Sponsored Trusts and the Sponsored Funds as of such statement’s date, and each of the statements of results of operations and changes in net assets contained therein (including any related notes and schedules thereto, as applicable) fairly presents in all material respects the results of operations and changes in net assets, as the case may be, of each of the Sponsored Trusts and Sponsored Funds for the periods to which they relate, in each case in accordance with GAAP, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(vii) Each of the Sponsored Trusts and Sponsored Funds has issued its shares or interests pursuant to an effective registration statement under the 1933 Act and such shares or interests are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law. The offering and sale of interests in the Sponsored Trusts and the Sponsored Funds complied in all material respects with all Applicable Laws, and each of the Sponsored Trusts and Sponsored Funds is duly registered and, at all times required by Applicable Law, has been duly registered or qualified as an investment company under the Investment Company Act. All shares of the Sponsored Funds have been duly authorized and are validly issued, fully paid and non-assessable (in each case except as set forth in their respective governing documents).

(viii) Each of the Sponsored Trusts and Sponsored Funds has timely filed all prospectuses, statements of additional information, registration statements, proxy statements, financial statements and any other material Filings, forms, reports, advertisements and documents required to be filed under Applicable Laws with any applicable Governmental Authority (the “Fund Reports”). As of their respective dates, the Fund Reports (A) had been prepared in all material respects in accordance with all Applicable Laws, and (B) did not, at the time they were filed and during the time of their effectiveness, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading, and were, in the event of any subsequent material misstatements or omissions, promptly amended or supplemented to correct any such misstatement or omission.

(ix) At least seventy-five percent (75%) of the members of each Fund Board are not “interested persons” (as defined in the Investment Company Act) of the Adviser Subsidiaries.

(x) To the Company’s Knowledge, each broker, dealer, placement agent, financial intermediary and other distribution partner (each, a “Distribution Partner”) that provides, directly or indirectly, brokerage services to a Sponsored Fund is duly registered as a broker-dealer pursuant to the 1934 Act and is a member in good standing of FINRA. To the Company’s Knowledge, as of the date hereof, no such Distribution Partner has provided written notice that it intends to terminate or materially reduce its relationship with the Company or its Subsidiaries or the applicable Sponsored Funds.

(xi) Except as set forth in Section 4.23(a)(xi) of the Company Disclosure Schedule, none of the Sponsored Funds or the Sponsored Trusts is a recipient of any exemptive order or no action letter upon which the Sponsored Fund or Sponsored Trust currently relies for the operation of its business.

(b) Business of the Adviser Subsidiaries.

(i) The correspondingly labeled subsections of Section 4.23(b)(i) of the Company Disclosure Schedule contain (A) a correct and complete listing of each investment adviser, bank, broker-dealer, insurance company or similar business (each, an “Advisor”) to which, or in respect of which, an Adviser Subsidiary has entered into an agreement (an “Advisor Agreement”) directly or indirectly to provide Investment Services related to managed account or practice management solutions, and in connection with which an Advisor in turn, pursuant to an agreement, provides Investment Services to its respective clients, as of the date of this Agreement, (B) a correct and complete listing, in all material respects, of the amount of Covered Assets of each such Advisor as of the Base Date and (C) a correct and complete schedule of fees paid to the Adviser Subsidiaries, the Company or its Subsidiaries pursuant to the Advisor Agreement with such Advisor from January 1, 2023 through the Base Date.

(ii) The correspondingly labeled subsections of Section 4.23(b)(ii) of the Company Disclosure Schedule contain a correct and complete listing of each Person to which, or in respect of which, an Adviser Subsidiary has entered into an agreement (“Referral Agreement”) directly or indirectly to solicit or refer persons to an Adviser Subsidiary to provide Investment Services, as of the date of this Agreement.

(iii) The correspondingly labeled subsections of Section 4.23(b)(iii) of the Company Disclosure Schedule contain a correct and complete listing of each Person (“Portfolio Strategist”) with whom an Adviser Subsidiary has entered into an agreement (“Portfolio Strategy Agreement”) to provide portfolio strategies or model portfolio services to an Adviser Subsidiary as of the date of this Agreement.

(iv) The correspondingly labeled subsections of Section 4.23(b)(iv) of the Company Disclosure Schedule contain (A) a correct and complete listing of each Person, other than a Sponsored Trust, Sponsored Fund or an Advisor, to which, or with respect of which, an Adviser Subsidiary directly or indirectly provides Investment Services (including managed account or related services) pursuant to a written investment management or investment advisory agreement between such Adviser Subsidiary and such client (an “Adviser Subsidiary Direct Client”) as of the date of this Agreement, (B) a correct and complete listing, in all material respects, of the amount of Covered Assets of each such Adviser Subsidiary Direct Client as of the Base Date and (C) a correct and complete schedule of fees paid to an Adviser Subsidiary, the Company or its Subsidiaries by each such Adviser Subsidiary Direct Client from January 1, 2023 through the Base Date.

(c) Except as set forth in any report, schedule, form, statement, registration statement, prospectus, statement of additional information, certification or other document filed with or furnished to the SEC by the Sponsored Funds since January 1, 2021 (including any exhibits (including exhibits incorporated by reference) and schedules thereto and other information incorporated therein) or in Section 4.23(c) of the Company Disclosure Schedule, no Sponsored Fund is party or subject to, or bound by, Sponsored Fund Investment Advisory Contracts, underwriting or distribution Contracts, Contracts between principal underwriters and dealers, bonus, profit sharing, pension or similar Contracts or arrangements, custody and depository Contracts, initial capital Contracts, or other material Contracts that are required to be filed with or furnished to the SEC under Applicable Law (each such Contract set forth on Section 4.23(c) of the Company Disclosure Schedule, a “Material Fund Agreement”).

(d) Correct and complete copies of all Material Fund Agreements, together with all modifications and amendments thereto, have been provided to Parent. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all such Contracts in the form provided to Parent are valid and in full force and effect and (ii) neither the Company, any of its Subsidiaries, any Sponsored Trust nor any Sponsored Fund, nor to the Company’s Knowledge any other party to a Material Fund Agreement, is in violation of any material provision of any Material Fund Agreement and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any violation or event of default thereunder or which would, or would reasonably be expected to give rise to, any right of notice, modification in any material respect, acceleration, payment, cancellation, rescission, avoidance, repudiation or termination of or by another party to, or in any manner release any party thereto from any liability under, any Material Fund Agreement.

(e) Each of the following, and any subsequent renewal thereof, has been duly authorized, executed and delivered by the relevant Adviser Subsidiary in compliance with any Applicable Laws and (assuming the valid authorization, execution and delivery by counterparties thereto) is a valid and binding agreement of the Adviser Subsidiary and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles): each written agreement, including the Advisor Agreements, pursuant to which the Adviser Subsidiaries, the Company or its Subsidiaries render Investment Services to an Advisor or Adviser Subsidiary Direct Client (the “Non-Fund Investment Services Contracts”), each Portfolio Strategy Agreement and each Referral Agreement.

(f) Since January 1, 2021, to the Knowledge of the Company, the Company has not received notice from any Sponsored Trust, Sponsored Fund, Advisor or Adviser Subsidiary Direct Client that has not been withdrawn or superseded indicating the intention of such Person to terminate any of its relationships with the Company or its Subsidiaries or otherwise to change such relationships in any materially adverse respect, in each case excluding withdrawals of assets from management or administration by the Adviser Subsidiaries in the ordinary course, except for such termination or change of relationships that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Since January 1, 2021, all services provided by the Adviser Subsidiaries, the Company or its Subsidiaries to or in respect of the Advisors, Adviser Subsidiary Direct Clients and Advisor Clients have been provided in accordance with Applicable Law and the terms of the applicable Non-Fund Investment Services Contract (if any), except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) No consent is required from any Portfolio Strategist, Advisor or Advisor Client (except in its capacity, if any, as an Adviser Subsidiary Direct Client) to the transactions contemplated under this Agreement by Applicable Law or any Investment Services Contract (including any Advisor Agreement, Portfolio Strategy Agreement or Referral Agreement), except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Advisor or Advisor Client is a party to an agreement with an Adviser Subsidiary pursuant to which such Adviser Subsidiary provides Investment Services to such Advisor or Advisor Client (except to the extent such Advisor or Advisor Client receives such Investment Services as an Adviser Subsidiary Direct Client), except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Advisor or Advisor Client (except in its capacity, if any, as an Adviser Subsidiary Direct Client) is an investment advisory client of an Adviser Subsidiary for purposes of the Investment Advisers Act, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.24. Certain ERISA Matters. Each of the Company and its Subsidiaries that provides (or has in the past six years provided) services to any Person subject to Title I of ERISA, Section 4975 of the Code or any federal, state, local or other laws that are substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”) (each, an “ERISA Client”), has conducted its activities and provided such services in compliance with all applicable requirements of ERISA, Section 4975 of the Code or Similar Law, and the applicable rules and regulations thereunder, and has not engaged in or caused an ERISA Client to engage in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of Similar Law, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company nor any of its Subsidiary is disqualified, or has been subject to disqualification, under (a) Section 411 of ERISA from holding the positions described under Section 411(a) of ERISA, (b) Part I(g) of Prohibited Transaction Class Exemption (“PTCE”) 84-14, or (c) Section III(a) of PTCE 2020-02, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.25. Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list of all insurance policies in effect as of the date hereof for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole (the “Company Insurance Policies”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance) and sufficient to comply with Applicable Law, (b) neither the Company nor any of its Subsidiaries is in material breach of, or material default under, any Company Insurance Policies and (c) no written notice of cancellation or termination has been received with respect to any Company Insurance Policies, other than in connection with ordinary renewals. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all Material Contracts of the Company and its Subsidiaries.

Section 4.26. Finders’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (such fees or commissions, “Finders’ Fees”). The aggregate amount of Finders’ Fees, shall not exceed the amount set forth on Section 4.26 of the Company Disclosure Schedule.

Section 4.27. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Stock (other than, to the extent applicable, (a) shares held by the Company (including shares held as treasury stock), Parent, Merger Sub or their respective Affiliates, or Majority Stockholder, or (b) shares as to which dissenters’ rights have been perfected) is fair, from a financial point of view to such holders.

Section 4.28. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger from, or otherwise render inapplicable to this Agreement, the Merger and any of the transactions contemplated hereby, the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law. Other than Section 203 of Delaware Law, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Law (each a “Takeover Law”) is applicable to the Company, the Merger or any of the transactions contemplated by this Agreement.

Section 4.29. Anti-Corruption Compliance. The Company and its directors, officers and employees and, to the Company’s Knowledge, its agents and representatives have at all times during the past three years complied with Anti-Corruption Laws in all material respects. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company and its directors, officers, employees, agents, and representatives with Anti-Corruption Laws. To the Company’s Knowledge, no Governmental Authority is investigating or has in the past three years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

Section 4.30. Sanctions. The Company and its directors, officers and employees and, to the Company’s Knowledge, its agents and representatives have at all times during the past three years complied with Sanctions in all material respects. Neither the Company nor any of its directors, officers, or employees, nor, to the Knowledge of the Company, its agents or representatives acting on its behalf: (a) has been or is a Sanctioned Person; (b) has been or is owned or controlled by or otherwise acting on behalf of a Sanctioned Person; (c) has been or is located, organized or resident in any Sanctioned Country; or (d) has in the past three years received from any Governmental Authority any notice, inquiry, or allegation regarding an actual or alleged violation of Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company and its directors, officers, employees, agents, and representatives with Sanctions.

Section 4.31. Anti-Money Laundering Laws. The Company and its Subsidiaries and their directors, officers, and employees, and, to the Company’s Knowledge, other Persons acting on behalf of the Company and its Subsidiaries, have at all times during the past three years complied with applicable Anti-Money Laundering Laws and all agreements or internal policies or procedures relating to Anti-Money Laundering Laws in all material respects. To the extent applicable, the Subsidiaries that are financial institutions under the BSA, including the Transferred Broker-Dealer, Transferred Trust Company, and any mutual fund, have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws.

Section 4.32. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, as modified by the Parent Disclosure Schedule, or in any certificate delivered in connection with this Agreement or in the Equity Commitment Letter or Guarantee, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Parent or Merger Sub to the Company, and the Company hereby fully disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 5, as modified by the Parent Disclosure Schedule, or in any certificate delivered in connection with this Agreement or in the Equity Commitment Letter or Guarantee, the Company also acknowledges and agrees that each of Parent and Merger Sub makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Surviving Corporation or any of its Subsidiaries or the future business, operations or affairs of the Surviving Corporation or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, including observation of any relevant statutory waiting periods, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) the FINRA Approval, (e) compliance with the regulatory requirements listed on Section 4.03 of the Company Disclosure Schedule and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Unfair Burden. None of Parent or any of its respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Sponsored Fund for purposes of Section 15(f) of the

Investment Company Act as a result of the transactions contemplated hereby or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable to the Company.

Section 5.06. Disclosure Documents. The information supplied by Parent for inclusion in the Information Statement or, if applicable, the Proxy Statement will not, at the time the Information Statement or Proxy Statement is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.06 do not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.07. Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

Section 5.08. Financing. (a) Parent has delivered to the Company true and complete copies of (i) fully executed commitment letters, including all annexes, exhibits and schedules thereto (as the foregoing may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.03, the “Debt Commitment Letters”), from the “Initial Lenders” (as defined in the Debt Commitment Letter) (the “Lenders”) confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) a fully-executed commitment letter (as the foregoing may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.03, the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from the Guarantor confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of each fee letter entered into in connection with the Debt Commitment Letters, subject to redaction solely of fees, “flex” and other economic provisions that are redacted therein (none of which redacted amounts or provisions could adversely affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Debt Financing at the Closing) (as the foregoing fee letters may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.03, a “Fee Letter”). There are no side letters, written understandings or other written agreements or written arrangements relating to the Equity Commitment Letter, Debt Commitment Letter or Fee Letter to which Parent or any of its Affiliates is a party directly or indirectly related to the Financing.

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect; provided that the existence or exercise of any “flex” provisions contained in the Debt Commitment Letter or Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter or Fee Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Parent or Merger Sub under any Financing Commitment Letter. As of the date hereof, there are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters, and assuming the satisfaction of the conditions contained in Section 9.01 and Section 9.02 Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions of the Financing Commitment Letters, the aggregate proceeds of the Financings will be sufficient and available to consummate the Merger upon the terms contemplated by this Agreement, effect any repayment or refinancing of debt contemplated or required in connection with the consummation of the Merger, and pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement (the “Required Amount”). Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Financing Commitment Letters to be paid which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitment Letters and will pay, after the date hereof, all such fees as they come due.

(c) Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement but subject to Section 11.13, the consummation of any debt or equity financing in connection with the transactions contemplated hereby shall not be a condition to the obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 5.09. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger and (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects without otherwise giving effect to materiality qualifications therein), and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, the payment of the aggregate amount in accordance with Section 2.05 for all Company Equity Awards and Company Cash Incentive Awards, any repayment or refinancing of debt contemplated in this Agreement (including the principal and interest on all loans outstanding under the Credit Agreement required to be repaid in connection with or as a result of the Merger) or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of equity capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.10. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee executed by the Guarantor. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions) and as of the date hereof no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

Section 5.11. Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the Knowledge of the Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. (a) The Parent and each of its Subsidiaries is in compliance with, and to the Knowledge of the Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of Parent or, to the Knowledge of Parent, persons associated with Parent (as defined in Section 3(a)(18) of the 1934 Act) (i) is subject to “statutory disqualification” pursuant to Section 3(a)(39) of the 1934 Act to serve as a broker-dealer or as a person associated with a registered broker-dealer, (ii) has committed a “Reportable Act,” as defined in Rule 69W-200.001 of the Florida Administrative Code, as amended, within the past 10 years, or (iii) has committed a “Reportable Event” as defined in 808-10:460 of the Kentucky Administrative Regulations, as amended, within the past 10 years.

Section 5.13. Ownership of Company Stock. Except as previously disclosed in writing to the Company, neither Parent nor Merger Sub nor any of their Subsidiaries beneficially owns any shares of Company Stock as of the date hereof.

Section 5.14. [Reserved].

Section 5.15. Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (a) agrees to vote to adopt this Agreement or approve the Merger or (b) agrees to vote against any Superior Proposal.

Section 5.16. Management Agreements. Other than this Agreement, as of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or its Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.17. Investment Adviser Matters. None of Parent, any officer, director or employee thereof or, to the Knowledge of Parent, any other “affiliated person” (as defined in the Investment Company Act) of Parent that would be required to be eligible upon consummation of the transactions contemplated by this Agreement, is ineligible, pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of Parent, any officer, director or employee thereof or, to the Knowledge of Parent, any other person that will be “associated with” (as defined in the Investment Advisers Act) any Adviser Subsidiary following the Closing that would be required to be qualified upon consummation of the transactions contemplated by this Agreement, is subject to disqualification pursuant to Section 203 of the Investment Advisers Act from serving as an investment adviser or as a person associated with an investment adviser or is subject to disqualification under Rule 206(4)-1 under the Investment Advisers Act, and none of Parent or any officer, director or employee thereof is subject to any disqualifying event described in Sections 8a(2) or 8a(3) of the Commodity Exchange Act; in each case, except for any such disqualification (x) that would not reasonably be expected to have a Parent Material Adverse Effect or (y) with respect to which Parent or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Authority that has the effect of nullifying such disqualification; nor is there any proceeding or investigation pending or, to the Knowledge of Parent, threatened by any Governmental Authority that would result in any such ineligibility or disqualification, except for any such ineligibilities or disqualifications that would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.18. Not a Foreign Person. Parent is not a foreign Person as defined at 31 CFR § 800.224 (a “Foreign Person”), and no Foreign Person will obtain any right that would make the transactions contemplated hereby a covered transaction (as defined at 31 CFR § 800.213).

Section 5.19. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, as qualified by the Company Disclosure Schedule and SEC Documents as

provided herein, or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby irrevocably and forever fully disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 4, as qualified by the Company Disclosure Schedule and SEC Documents as provided herein, or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or permitted by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule or (y) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business. Without limiting the generality of the foregoing (provided that, for the avoidance of doubt, the failure to take any action prohibited by a subsection of this Section 6.01 shall not be a breach of the preceding sentence), except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required or permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend the Company’s certificate of incorporation or bylaws or (ii) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company, in each case, (x) in a manner that would reasonably be expected to prevent or to impede or delay the consummation of the transactions contemplated hereby or (y) in a manner reasonably expected to be adverse to Parent or its Subsidiaries;

(b) (i) split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries to the Company or to another wholly owned subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except pursuant to and in accordance with the terms of any Company Equity Award in effect on the date hereof (or with respect to any Company Equity Award granted after the date hereof to the extent permitted by Section 6.01(c) of the Company Disclosure Schedule);

(c) (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise or settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the terms of those Company Equity Awards on the date of this Agreement or any Company Equity Awards granted after the date of this Agreement to the extent permitted by Section 6.01(c) of the Company Disclosure Schedules or (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security, except, in each case, as required by the terms of any Company Equity Award in effect on the date hereof (or with respect to any Company Equity Award granted after the date hereof to the extent permitted by Section 6.01(c) of the Company Disclosure Schedule);

(d) enter into or acquire any interest in any joint venture or similar arrangement or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing Material Contracts set forth in Section 4.19 of the Company Disclosure Schedule or (ii) the acquisition of inventory, supplies or materials in the ordinary course of business;

(e) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than such previously contemplated transactions disclosed to Parent among wholly owned Subsidiaries of the Company);

(f) sell, lease, license, pledge, abandon or otherwise transfer or dispose of any of its material assets, securities, properties, interests or businesses (including material Intellectual Property), other than (i) pursuant to existing Material Contracts set forth on Section 4.19 of the Company Disclosure Schedule, (ii) except for Intellectual Property, in the ordinary course of business, (iii) transfers among the Company and its wholly owned Subsidiaries, or (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(g) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $2,500,000 in the aggregate (other than (i) advances of business expenses to employees in the ordinary course of business, (ii) in the ordinary course of business and (iii) loans or advances between and among the Company and/or any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);

(h) incur or issue any indebtedness for borrowed money or guarantees thereof (or otherwise become liable for any indebtedness of any Person), other than (i) pursuant to any Contracts in effect as of the date hereof and set forth on Section 6.01(h) of the Company Disclosure Schedule, (ii) indebtedness for borrowed money incurred between or among the Company and/or any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company and (iii) incurrences and prepayments of indebtedness for borrowed money in the ordinary course of business under the Credit Agreement, provided that the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under the Credit Agreement, including by exercising any accordion options;

(i) other than as required by the terms of any Company Plan as in effect as of the date hereof, (i) grant or materially increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any current or former employee, executive officer, director, or other individual service provider of the Company or any Subsidiary; (ii) establish, adopt, enter into, terminate or materially amend any Labor Agreement or any material Company Plan (or any employee benefit plan, policy, agreement or arrangement that would be a Company Plan if in effect on the date hereof); (iii) take any action to accelerate the vesting, funding or timing of payment of any compensation or benefit payable to any current or former employee or individual service provider; or (iv) materially increase compensation, bonus, incentive compensation or other benefits payable to any current or former employee, executive officer, or other individual service provider of the Company or any of its Subsidiaries with a title of Senior Vice President or above (with materiality determined as more than 3% of the employee’s or individual service provider’s annual base compensation as of the date hereof);

(j) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to in good faith by its independent public accountants;

(k) settle, or offer or propose to settle, (i) any Legal Proceeding or threatened Legal Proceeding (excluding any Legal Proceeding or threatened Legal Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds and any payment obligations for which the Company reasonably expects to be indemnified) of the Company or any of its Subsidiaries in excess of $2,000,000 individually or $10,000,000 in the aggregate or that involves the admission of any criminal wrongdoing or any injunctive or other equitable relief against the Company or any of its Subsidiaries or any other restrictions on business activities of the Company or its Subsidiaries that could reasonably be expected to materially limit the Company or any of its Subsidiaries in the conduct of their businesses in any respect, or (ii) any Legal Proceeding or dispute that relates to the transactions contemplated hereby;

(l) with respect to the Company and its Subsidiaries, make or change any material Tax election, change any annual Tax accounting period (except as would not be material), adopt or change any method of Tax accounting (except as would not be material), enter into any material closing agreement, settle or compromise any material Tax claim, audit or assessment, file any material amended Tax Return, surrender any right to claim a material refund of Taxes, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business) or apply for any private letter ruling or similar guidance from any Governmental Authority;

(m) (i) engage or hire any employee or individual service provider who, upon hire, would have a title of Senior Vice President or above; or (ii) implement any personnel actions that would trigger the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law;

(n) incur or commit to incur any capital expenditures, that, individually or in the aggregate, exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent prior to the date hereof, or materially delay the funding or execution of any material capital expenditures in a manner that is inconsistent with such annual capital expenditure budget;

(o) engage in any transaction with, or enter into any Contract with, any Affiliate of the Company or the Majority Stockholder that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1934 Act;

(p) amend in any material respect or waive any of its material rights under any Material Contract, except in the ordinary course of business;

(q) disclose, release, distribute or make available any material source code, other than (i) pursuant to existing Contracts into which the Company or any of its Subsidiaries has entered or is otherwise bound as of the date hereof or (ii) subject to written non-disclosure and non-use obligations;

(r) take any action that would result in the Transferred Broker-Dealer maintaining an amount of capital less than the amount required to be maintained under Rule 15c3-1 of the 1934 Act, as agreed to with FINRA and any other Governmental Authority, or that would cause it to be not required to file notice under Rule 17a-11 under the 1934 Act;

(s) take any action that would result in any Adviser Subsidiary maintaining an amount of “net capital” or “adjusted net capital” less than the amount required to be maintained under the Commodity Exchange Act and NFA rules and by-laws or as agreed to with NFA and any other Governmental Authority;

(t) decrease, subsidize, rebate, discount, waive or defer any advisory fees chargeable by the applicable Adviser Subsidiary with respect to the Sponsored Funds, in each case, other than as required by the applicable

Sponsored Fund Investment Advisory Contract as in effect on the date hereof or any expense limitation agreement or fee waiver agreement currently in effect on the date hereof with respect to the Sponsored Funds; or

(u) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 10.01(c)(iii):

(a) Subject to the other provisions of this Agreement, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held promptly following the mailing of the Proxy Statement for the purpose of (i) obtaining the Company Stockholder Approval and (ii) if so desired and mutually agreed between the Company and Parent, a vote upon such other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement.

(b) Subject to Section 6.04, the Board of Directors of the Company shall (x) unless there has been an Adverse Recommendation Change in accordance with Section 6.04, recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (y) unless there has been an Adverse Recommendation Change in accordance with Section 6.04, use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all Applicable Law with respect to such meeting. The Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, (iv) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Stockholder Approval or (v) if otherwise required by Applicable Law or fiduciary duty.

Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the confidentiality agreement dated December 5, 2023 between the Company and GTCR LLC (the “Confidentiality Agreement”), the Company shall, in each case solely for purposes of consummating the Merger (including for integration planning) (but without limiting the Company’s obligations under Section 6.04 in respect of an Acquisition Proposal or Superior Proposal), (a) give to Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the personnel, offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request (provided that the foregoing shall not require the Company to disclose any information pursuant to this Section 6.03 that relates to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Acquisition Proposal or Superior Proposal, except as contemplated by Section 6.04) and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any activities pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All requests for information made pursuant to this Section 6.03 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege or attorney work product doctrine to the extent such privilege or work product cannot be protected by the Company through exercise of its reasonable efforts; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (i) or (ii).

Section 6.04. No Solicitation; Other Offers. (a) Subject to Section 6.04(b) and Section 6.04(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with, any Third Party, in each case, relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly announce its intention to withhold or withdraw (or so qualify or modify) the Company Board Recommendation (or publicly recommend an Acquisition Proposal), (B) adopt, approve or recommend, or publicly announce its intention to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer on Schedule 14D-9 within ten (10) Business Days after the commencement thereof (within the meaning of Rule 14d-2 under the Exchange Act), or (D) fail to include the recommendation of the Board of Directors in favor of approval and adoption of this Agreement and the Merger in any Proxy Statement (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any such agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”) (or announce publicly any intention to do so). Subject to Section 6.04(b) and Section 6.04(c), the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries and its and their Representatives to, promptly cease and cause to be terminated any and all existing discussions or negotiations in effect as of the date hereof, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal.

(b) Notwithstanding anything contained in Section 6.04(a) to the contrary, but subject to compliance with the other provisions of this Section 6.04, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company or any of its Representatives receives a bona fide unsolicited Acquisition Proposal from a Third Party that did not result from a material breach of this Section 6.04 and that the Board of Directors of the Company reasonably believes constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent.

(c) In addition, nothing contained herein shall prevent the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor its Board of Directors may make an Adverse Recommendation Change unless permitted by Section 6.04(e)), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof; provided, that the Company has provided Parent with the identity of such Person or group, the terms and conditions of such Acquisition Proposal and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal, in accordance with Section 6.04(d).

(d) The Board of Directors of the Company shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (and in any event within 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the personnel, business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case, that has indicated it is considering making, or has made, an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal, indication or request, the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to any financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof. Thereafter, the Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of, and material terms and conditions of, such Acquisition Proposal, indication or request (or any amendments thereto).

(e) Notwithstanding anything contained in this Agreement to the contrary, but subject to the following sentence, at any time prior to obtaining the Company Stockholder Approval, in response to the receipt of a bona fide unsolicited written Acquisition Proposal from a Third Party which did not result from a material breach of this Section 6.04, if, and only if, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may (i) make an Adverse Recommendation Change and/or (ii) cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i); provided that (x) the Company shall (A) promptly notify Parent in writing of the intention of the Board of Directors to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change) and (B) negotiate in good faith with Parent (if requested by Parent in writing) for four (4) calendar days following such notice (such period, the “Notice Period”) regarding any revisions to the terms of this Agreement proposed by Parent that would obviate the need for such Adverse Recommendation Change, (y) the Board of Directors of the Company shall not effect any Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i) unless, after the Notice Period, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law and (z) in determining whether to make any Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i), as applicable, the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed by Parent; provided, further, that any material revision to any Acquisition Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) shall be deemed a material revision) shall require a new written notice to be provided in accordance with clause (x) and the Company shall be required to comply again with the requirements of this Section 6.04(e); provided, further, that the new Notice Period shall be two (2) calendar days. The Board of Directors of the Company shall not make an Adverse

Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)) unless such Acquisition Proposal would, if consummated, constitute a Superior Proposal.

(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to Intervening Event, if, and only if, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change (provided, that in the case of this clause (f), such Adverse Recommendation Change must be of the type described in clause (A) or (E) of the definition thereof); provided that (i) the Company shall (A) promptly notify Parent in writing of the intention of the Board of Directors to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change) and (B) negotiate in good faith with Parent (if requested by Parent in writing) for the Notice Period regarding any revisions to the terms of this Agreement proposed by Parent that would obviate the need for such Adverse Recommendation Change, (ii) the Board of Directors of the Company shall not effect any Adverse Recommendation Change unless, after the Notice Period, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law and (iii) in determining whether to make any Adverse Recommendation Change the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed by Parent; provided, further, that any material change to the facts and circumstances associated with an Intervening Event shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.04(f); provided, further, that the new Notice Period shall be two (2) calendar days.

(g) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement (A) in effect on the date hereof or (B) that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction.

(ii) “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (but substituting “50%” for all references to “25%” in the definition of such term) for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account the likelihood of consummation of the transaction(s) contemplated by such Acquisition Proposal and any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal, which, if accepted by the Company, would be binding on Parent).

(iii) “Intervening Event” means any event, fact, circumstance, development or occurrence (other than any event, fact, circumstance, development or occurrence primarily resulting from a breach of this Agreement by the Company) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement and does not relate to (A) an Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) any changes after the date hereof in the market price or trading volume of Company Stock (it being understood that the underlying cause of any of such changes may be considered and taken into account) or (C) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause of any such events may be considered and taken into account), and in any case, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of the Company prior to receipt of the Company Stockholder Approval.

(h) Any breach of this Section 6.04 by any director or officer of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.05. Written Consent. Immediately after the execution of this Agreement the Company shall take all actions reasonably necessary to submit to, and in the absence of an Adverse Recommendation Change made in accordance with the terms of Section 6.04 seek and obtain from, the Majority Stockholders a written consent to approve and adopt this Agreement in the form attached hereto as Exhibit A by no later than 11:59 p.m., Pacific Time, on the date of this Agreement (the “Written Consent Delivery Time”). Immediately upon receipt of such written consent, duly executed by the Majority Stockholders (the “Written Consent”), the Company shall provide to Parent promptly (and in any event by the Written Consent Delivery Time) a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 and Section 262 of Delaware Law, and the Company’s certificate of incorporation and bylaws.

Section 6.06. Cooperation in Respect of the Debt Financing. (a) Prior to the Effective Time, the Company shall use its reasonable best efforts to provide (or in the case of clause (i) below, shall provide and shall cause its Affiliates to provide (without any “reasonable best efforts” or other qualifier)), and to cause its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to provide, to Parent, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary for financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Parent in writing in connection with the arrangement of the Debt Financing, including using such reasonable best efforts to:

(i) furnish Parent and the Lender-Related Parties (x) the Required Information and (y) other customary pertinent financial information of the Company reasonably requested by Parent to permit Parent to prepare the pro forma financial statements necessary for the Debt Financing; provided that, notwithstanding anything in this Section 6.06 to the contrary, neither the Company nor any of its Subsidiaries will be required to provide any assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto or (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing;

(ii) as promptly as reasonably practicable, inform Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to (A) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (B) result in any of the Required Information no longer being Compliant;

(iii) upon reasonable advance notice, assist in preparation for and participate (and use reasonable best efforts to cause senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, and due diligence sessions, and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing at reasonable and mutually agreed times;

(iv) assist Parent and the Lender-Related Parties with the preparation of customary rating agency presentations information memoranda, offering memoranda and packages and lender and investor presentations customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its Subsidiaries;

(v) (A) assist Parent in connection with the preparation, registration, execution and delivery (but in the case of registration, execution and delivery, solely to the extent any such registration, execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, and currency or interest hedging arrangements and (B) facilitate the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitate the pledging of collateral and granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect, and such deliveries may not be made, until the Closing;

(vi) provide customary representation and authorization letters to the Lender-Related Parties authorizing the distribution of information to prospective lenders (in each case, only to the extent necessary for financing of the type contemplated by the Debt Commitment Letter); provided, however, that such representation and authorization letters shall relate solely to information about the Company and not any information concerning the Parent and/or its Affiliates and its or their securities and/or businesses;

(vii) facilitate and assist in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates (including solvency certificates) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(viii) take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(ix) promptly furnish (but in no event later than three (3) Business Days prior to the Closing Date) Parent and the Lender-Related Parties with all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent or the Lender-Related Parties at least ten (10) days prior to the Closing and required pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230, to the extent requested in writing at least ten (10) days prior to the Closing Date, in each case to the extent required to satisfy the conditions set forth in Exhibit C to the Debt Commitment Letter; and

(x) deliver to Parent, prior to the Closing, a customary payoff letter and release documentation, each in form and substance reasonably satisfactory to Parent, from the agent under the Credit Agreement relating to the repayment in full of all obligations thereunder, the termination of the Credit Agreement and all commitments in connection therewith and the release of all Liens securing the obligations thereunder.

Nothing in this Section 6.06(a) shall require any action that would (a) conflict with or violate any Applicable Law or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a material violation or breach of, or default under, or require a waiver or amendment of the terms of, any Material Contract, (b) require providing access to or providing disclosure of information that could result in the loss of privilege (provided that in such instances the Company and its Subsidiaries shall inform Parent and the Lender-Related Parties of the general nature of the information being withheld and reasonably cooperate with Parent and the Lender-Related Parties to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege), (c) subject any Person to any personal liability or (d) other than customary representation and authorization letters referred to in Section 6.06(a)(vi), subject the Company or any of its Subsidiaries to liability, require it to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitment Letters, the definitive documents related to the Financing, the Financing or any information utilized in connection therewith prior to the Closing for which they are not expected to receive reimbursement or indemnity by or on behalf of Parent. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, certificate or other document with respect to the Debt Financing contemplated by the Debt Commitment Letter (other than customary representation and authorization letters referred to in Section 6.06(a)(vi)) that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company or its Subsidiaries that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Debt

Financing that would be effective prior to the Closing. If the Closing does not occur and this Agreement is terminated, upon written request by the Company, Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (other than, in each case, to the extent such costs and expenses relate to the preparation, review and audit of historical financial information (other than information referred to in Section 6.06(a)(i)(y) to the extent not prepared in the ordinary course of business) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in good faith in connection with the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.06(a) and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with the Company’s obligations under this Section 6.06 (such costs and expenses, “Financing Cooperation Costs”). Nothing contained in this Section 6.06 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Closing.

(b) The Company and its Subsidiaries consent to the reasonable use of their logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(c) All information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication and marketing of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(d) Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall be deemed to have complied with this Section 6.06 for purposes of Section 9.02(b) and for all other purposes of this Agreement, unless all of the following have occurred: (i) the Company has materially breached its obligations under this Section 6.06, (ii) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 6.06 in order to cure such breach, and such notice was delivered with sufficient advance notice to permit the Company and its Subsidiaries to cure such breach prior to the last date that would permit the Closing to occur prior to the End Date, (iii) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date to consummate the Debt Financing and (iv) the Debt Financing has not been consummated and the material breach by the Company is a proximate cause of such failure.

Section 6.07. FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a certificate and IRS notice in form and substance required under Treasury Regulations Section 1.897-2(h) and 1.1445-2(c) stating that the Company is not and has not been during the relevant period a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that Parent’s sole recourse with respect to the failure to provide the certificate under this Section 6.07 shall be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.07.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its controlling Affiliates not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including any financing thereof.

Section 7.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Applicable Law, in all cases, to the extent provided under the Company’s certificate of incorporation and bylaws or the comparable organizational documents of any of the Subsidiaries of the Company in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall cause the Surviving Corporation to advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation, to the maximum extent permitted under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws or the comparable organizational documents of any of the Subsidiaries of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers and directors and advancement of fees, costs and expenses that are no less advantageous (in the aggregate) to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an

Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than as provided in the Company’s existing policies as of the date hereof (pursuant to policies provided to Parent prior to the date hereof). Notwithstanding the foregoing sentences of this paragraph, in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to without Parent’s prior written consent) expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the premium amount per annum for the Company’s existing policies; provided, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05. Employee Matters. (a) For a period from the Effective Time until the latest of (x) December 31, 2025, and (y) the first anniversary of the Effective Time (in each case, or until the date of termination of the relevant Company Employee, if sooner) (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Subsidiary immediately prior to the Effective Time and who remains so employed as of immediately following the Effective Time (each, a “Company Employee”), (i) base salary which is no less favorable than that provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, (ii) short-term cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than to those listed in Section 7.05 of the Company Disclosure Schedules, and (iv) other employee benefits (excluding long-term incentive or equity or equity based opportunities, nonqualified deferred compensation, retention, change in control, transaction, defined benefit pension and retiree welfare benefits (such excluded benefits, collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time (other than the Excluded Benefits).

(b) In addition, and without limiting the generality of the foregoing, each Company Employee shall be immediately eligible to participate, without any waiting time (subject to meeting any service-based waiting time after giving effect to the provisions of Section 7.05(d)), in any and all plans of Parent, the Surviving Corporation or their respective Affiliates other than any Excluded Benefits (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Company Employee participates immediately prior to the Effective Time and in the year in which the Effective Time occurs.

(c) With respect to all Surviving Corporation Plans, for all purposes (other than for benefit accrual under any defined benefit plan or vesting under any equity compensation plan), including for determining eligibility to participate, level of paid time off benefits, and vesting of 401(k) contributions, the Surviving Corporation shall cause each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary of the Company, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary of the Company) to be treated as service with the Surviving Corporation or any of its Subsidiaries to the same extent and for the same purpose as such Company Employee was entitled to credit for such service under the corresponding Company Plan immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(d) With respect to any Surviving Corporation Plan that is a group health plan in which any Company Employee is eligible to participate after the Effective Time, for the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding group health Company Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid during the portion of the plan year prior to the Effective Time under the Company Plan that is a group health plan in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under the corresponding Surviving Corporation Plan during the plan year that includes the Effective Time.

(e) Annual bonuses for the year in which the Closing occurs shall be treated in accordance with the terms set forth in Section 7.05(e) of the Company Disclosure Schedule.

(f) With respect to any Company Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.05 shall be modified to the extent necessary to comply with Applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees primarily perform their duties.

(g) From and after the Closing, except as otherwise agreed between the parties to such Contracts, Parent shall assume and honor the Contracts set forth on Section 7.05(g) of the Company Disclosure Schedule.

(h) The provisions of this Section 7.05 are solely for the benefit of the Parties to this Agreement, and no Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 11.06 with respect to Section 7.04), and no provision of this Section 7.05 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries. Nothing herein (i) shall be construed as establishment of or an amendment to any Company Plan or any other compensation or benefit plan, program, agreement, arrangement or policy of, (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time or (iii) create of confer any right of employment or engagement, or any particular term of employment or engagement, for any Company Employee or any other Person.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The Parties hereto agree that:

Section 8.01. Regulatory Undertakings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken (including by causing their Subsidiaries and Affiliates to take), all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably possible (and in any event prior to the End Date), including (i) preparing and filing, and causing any applicable controlling Affiliates to prepare and file, as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, expirations of waiting periods, and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the foregoing shall not require Parent to cause its Affiliates to agree to or make any Regulatory Concession or any similar concession except as expressly provided in the next sentence. The parties hereto understand and agree that the obligations of Parent under this Section 8.01 include taking, and causing its Subsidiaries to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any Applicable Law (including Competition Law and other Applicable Law with respect to the Required Statutory Approvals) so as to enable the consummation of the transactions contemplated by this Agreement to occur as soon as reasonably possible (and in any event prior to the End Date), including: (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent or those of the Company or its Subsidiaries; (C) terminating existing relationships, contractual rights or obligations of Parent or its Subsidiaries (including those of the Company and its Subsidiaries after the Closing); (D) otherwise taking or committing to take actions that after the Closing would limit Parent’s or its Subsidiaries (including, after the Closing, the Company’s or its Subsidiaries’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Parent or its Subsidiaries (including, after the Closing, the Company or its Subsidiaries) (each of the foregoing described in any of Section 8.01(a), clauses (A) through (D), a “Regulatory Concession”); (E) defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or any other agreements entered into in connection herewith or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or any other agreements entered into in connection herewith, in each case, by a Governmental Authority; and (F) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. If requested by Parent, the Company and its Subsidiaries shall agree to any Regulatory Concession; provided that none of the Company or the Company’s Subsidiaries shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, no portfolio company (as such term is commonly understood in the private equity industry) of Parent or its Affiliates shall be required to (and Parent shall not be required to cause any such portfolio company to) make or agree to any Regulatory Concession.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof. Each of Parent and the Company shall make an appropriate response as promptly as practicable to any inquiries received from any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party hereto shall (i) notify the other parties of any substantive communication to that party from any Governmental Authority, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed substantive written communication to any Governmental Authority, (ii) promptly furnish the other parties with copies of all substantive correspondence, filings and substantive written communications between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (iii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the transactions contemplated hereby unless it reasonably consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties a reasonable opportunity to attend and participate thereat and (iv) furnish the other parties with copies of all substantive correspondence, filings, and substantive communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c) Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and lead all communications, timing, and strategy for dealing with any Governmental Authority with respect to seeking actions, consents, approvals, waivers, or expirations of waiting periods under the HSR Act; provided that Parent shall coordinate and consult with the Company with respect to aspects of strategy and substantive communications regarding such matters, including any litigation under any Competition Law; provided, further, that, subject to compliance with the terms of this Section 8.01, Parent shall be entitled to make the final determination as to the appropriate course of action with respect to such matters.

(d) Parent shall provide, as promptly as practicable, the Company, the Transferred Broker-Dealer, their counsel or FINRA, as applicable, with such information and documentation pertaining to Parent and its Affiliates as are reasonably requested in order to prepare the FINRA Application and the State BD Notices or to obtain FINRA Approval or notice of approval or non-objection in respect of the State BD Notices. The Company shall cause the Transferred Broker-Dealer to prepare and file (i) the FINRA Application and (ii) the State BD Notices, as promptly as practicable, and in any event within five (5) Business Days after the date upon which Parent shall have provided the Company, the Transferred Broker-Dealer or their counsel, as applicable, with such information and documentation pertaining to Parent and its Affiliates as are reasonably requested in order to prepare such filings. The Company shall use its reasonable best efforts, and Parent shall reasonably cooperate with the Company, to obtain the FINRA Approval, including by requesting that FINRA consider such application for its “fast track” review process.

(e) In furtherance and not in limitation of Section 8.01(a), each of Parent and the Company shall make or cause to be made all filings, certificates and notices, as applicable, with (i) the Arizona Department of Insurance and Financial Institutions, and (ii) any other banking or regulatory Governmental Authority listed on Section 4.03 of the Company Disclosure Schedule and, in each case, use reasonable best efforts to obtain the approval, exemption or waiver, as applicable, of such applications, filings and notices.

(f) In connection with any filing made pursuant to Sections 8.01(a), 8.01(b), 8.01(c), 8.01(d) or 8.01(e), Parent and the Company shall (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any such filing or submission,

(ii) subject to Applicable Laws, provide the other Party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission (in each case excluding any portions thereof that contain confidential information), and incorporate the other Party’s reasonable comments into such filing or submission (and, with respect to the FINRA Application, the Company shall not permit the Transferred Broker-Dealer to file an unapproved FINRA Application), (iii) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other Party, (iv) not have any substantive contact with any Governmental Authority in respect of any such filing or proceeding unless they have engaged in prior consultation with the other Party and, to the extent permitted by such Governmental Authority, given the other Party a reasonable opportunity to participate, (v) with respect to the FINRA Application, except with the prior written consent of the other Party, permit the Transferred Broker-Dealer to agree to any material restriction or condition imposed by FINRA in connection with FINRA Approval, and (vi) keep each other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, any Governmental Authority. Notwithstanding any other provision of this Agreement, the Parties will not make disclosures or take other action pursuant to this Agreement that would involve or require the disclosure of confidential supervisory information to the extent prohibited by Applicable Law.

(g) Anything to the contrary in this Agreement notwithstanding, nothing herein shall obligate or be construed to obligate or permit Parent, the Company or any of their respective Affiliates to make, or to cause to be made, any payment to any Third Party in order to obtain the consent or approval of such Third Party under any Material Contract.

(h) Subject to the terms and conditions of this Agreement, the Company shall cause the Majority Stockholder to make or cause to be made (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof, (ii) an appropriate filing or report of the Merger with the China Securities Regulatory Commission of the People’s Republic of China (the “PRC”) as soon as practicable after the date hereof and (iii) an appropriate submission of the application for approval with respect to the Merger with the Department of Finance of Jiangsu Province of the PRC (collectively, (i)-(iii), the “Majority Stockholder Regulatory Filings”) as soon as practicable after the date hereof, and the Company shall cause the Majority Stockholder to, as promptly as reasonably practicable, supply to the Company and Parent any information that may be reasonably required to enable the Company and Parent (x) to prepare the Majority Stockholder Regulatory Filings or (y) respond to any inquiries received from any Governmental Authority for additional information and documentary material that may be requested with respect to such Majority Stockholder Regulatory Filings.

(i) Parent shall pay the HSR filing fee. Subject to Section 11.04(f) hereof, the Company shall be responsible for all costs and expenses incurred by the Company or any of its Subsidiaries in connection with obtaining the Required Statutory Approvals (the “Regulatory Costs”).

(j) Anything to the contrary in this Section 8.01 notwithstanding, this Section shall not apply with respect to the consents of the Persons described in Section 8.02, which consents shall be governed by such Section.

(k) This Section 8.01 (and not any other provision of this Agreement) sets forth the Parties’ sole obligations with respect to the subject matter of this Section 8.01.

Section 8.02. Client Consent.

(a) The Company shall cause the applicable Adviser Subsidiary to use reasonable best efforts (i) to obtain the requisite approval by the board of trustees or other similar governing body of each Sponsored Trust and Sponsored Fund (each, a “Fund Board”) of a new Investment Services Contract (which, for the avoidance of doubt, shall not include any “interim contract” (pursuant to Rule 15a-4 under the Investment Company Act (an “Interim Contract”))) for each of the Sponsored Trusts and Sponsored Funds and (ii) to obtain the requisite approval of the shareholders of each of the Sponsored Trusts and Sponsored Funds of the foregoing, each in accordance with the provisions of the Investment Company Act, any other Applicable Laws and Section 8.02(d) below, to be effective on the Closing and such new Investment Services Contract shall be on substantially the same terms and conditions (and identical terms with respect to advisory fees) as in effect on the date of this Agreement. Subject to Section 11.04(f) hereof, the Company shall be responsible for all costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries related to such solicitations pursuant to this Section 8.02, including the preparation, printing and mailing of proxy statements, and other actions related to the solicitations (the “Adviser Proxy Costs”). Except with respect to information relating to Parent or its Affiliates that was provided by the Parent or its Affiliates for such purpose, the Company represents, warrants and agrees that the proxy solicitation materials distributed pursuant to this Section 8.02, at the time they are filed and at the time they are delivered to shareholders, shall comply with all Applicable Laws, provide all information necessary in order to make the disclosure or omission of information therein satisfy in all material respects the requirements of Applicable Law, including Section 14 of the 1934 Act and Section 20 of the Investment Company Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) For purposes of obtaining the shareholder approval of each Sponsored Trust and each Sponsored Fund described in Section 8.02(a) above, the Company shall cause each Adviser Subsidiary to use its reasonable best efforts (i) to request, as promptly as practical following receipt of the approval by any Fund Board of a new Investment Services Contract, such Fund Board to call a meeting of the shareholders of such Sponsored Trust or Sponsored Fund to be held as promptly as reasonably practical for the purpose of voting upon a proposal to approve (in the requisite manner) such new Investment Services Contract; (ii) to cause to be prepared and filed with the SEC and all other applicable Governmental Authorities, as promptly as practical following receipt of the approval by the Fund Board of a new Investment Services Contract, all proxy solicitation materials required to be distributed to the shareholders of such Sponsored Trust or Sponsored Fund with respect to the actions recommended for shareholder approval by such Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (iii) to request such Fund Board to submit, as promptly as practical following the mailing of such proxy materials, to the shareholders of such Sponsored Trust or Sponsored Fund for a vote at a shareholders meeting the proposal described in clause (ii) above. The Parent shall be provided a reasonable opportunity to review and comment on the proxy and related materials distributed in connection with the approvals described in this Section at least five (5) days prior to the preliminary filing of such materials with any Governmental Authority, and the Parent shall have the right to have its reasonable comments reflected therein subject to approval by the applicable Fund Board.

(c) The Parties agree that each Sponsored Trust or Sponsored Fund shall be deemed to have consented for all purposes under this Agreement if a new Investment Services Contract has been approved by the applicable Fund Board and shareholders of such Sponsored Fund in the manner contemplated by this Section 8.02 (each such consent, a “Sponsored Vehicle Consent”), unless at any time prior to the Closing the applicable Fund Board notifies the Company or any of its Subsidiaries that such Sponsored Fund has terminated or intends to terminate its Investment Services Contract prior to or following the Closing. Notwithstanding any other provision herein, approval of an Interim Contract by any Sponsored Fund’s Fund Board shall not constitute a “Sponsored Vehicle Consent” with respect to such Sponsored Trust or Sponsored Fund. As soon as possible following the date hereof, the Company shall (and shall cause the Adviser Subsidiaries to) use its reasonable best efforts to cause each Sponsored Trust and each Sponsored Fund, to the extent then engaged in a public offering of its shares, to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Sponsored Trust’s or Sponsored Fund’s affairs as a consequence of the consummation of the transactions contemplated by this Agreement, and (ii) make any other filing necessary under any Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of such Sponsored Trust or Sponsored Fund to continue. The Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 8.02(b) above.

(d) With respect to each Sponsored Fund, if requested by Parent, the Parties shall cooperate and use their reasonable best efforts to obtain the approval of the applicable Fund Board of an Interim Contract (pursuant to Rule 15a-4 under the Investment Company Act) so as to permit the applicable Adviser Subsidiary to continue to serve as investment adviser to such Sponsored Fund for the longest period permitted by Applicable Law following the Closing.

(e) Prior to the Closing, each of the Parties shall use its reasonable best efforts to ensure that the Sponsored Trusts and Sponsored Funds and the transactions contemplated hereby will be in compliance with Section 15(f) of the Investment Company Act at the Closing. Following the Closing, Parent shall, and shall cause its Affiliates to, use reasonable best efforts to ensure that the requirements of any of the provisions of Section 15(f) of the Investment Company Act are met in respect of the Sponsored Trusts and Sponsored Funds and the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent shall, and shall cause each of its Affiliates (for the avoidance of doubt, including the Surviving Corporation after the Effective Time), to use reasonable best efforts to ensure that, to the extent within its reasonable control:

(i) for the three-year period following the Closing Date, the composition of each Fund Board will be in compliance at such times with Section 15(f)(1)(A) of the Investment Company Act; and

(ii) there shall not be imposed on any Sponsored Trust or Sponsored Fund an “unfair burden” (for purposes of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto.

For the purposes of this clause (e), “Sponsored Fund” at any time includes any entity that is a Sponsored Fund immediately prior to the Closing, whether or not it continues to be a Sponsored Fund thereafter.

(f) The Company shall, and shall cause the applicable Adviser Subsidiaries to, use reasonable best efforts to obtain, in accordance with Applicable Law and the applicable Non-Fund Investment Services Contract, the consent, to the extent required by Applicable Law or such Non-Fund Investment Services Contract, of each Advisor or Adviser Subsidiary Direct Client to the assignment or deemed assignment resulting from the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, the Company and Parent have agreed to the form of notice set forth in Exhibit B hereto that the applicable Adviser Subsidiary shall send, substantially in those respective forms, to each Advisor or Adviser Subsidiary Direct Client, respectively, as soon as practicable after the date of this Agreement. Such notices shall, to the extent required by Applicable Law or the applicable Non-Fund Investment Services Contract, seek such Person’s consent (“Non-Fund Client Consent”) to the assignment or deemed assignment of the applicable Non-Fund Investment Services Contract resulting from the transactions contemplated by this Agreement. The Company and Parent agree that Non-Fund Client Consent shall be deemed given for any and all purposes under this Agreement and the transactions contemplated hereby and the applicable Non-Fund Investment Services Contract, as a result of the applicable notice described in the preceding sentence being sent to such recipient, unless such applicable Non-Fund Investment Services Contract requires affirmative written consent in the event of an assignment or deemed assignment or the recipient has (i) prior to three (3) Business Days prior to the Closing Date, affirmatively refused in writing to so consent, (ii) terminated the Non-Fund Investment Services Contract(s), (iii) withdrawn all of its assets under management or assets under administration that are managed or administered pursuant to the Non-Fund Investment Services Contract(s) or (iv) informed the Company or any of its Subsidiaries in writing that it intends to take any of the actions described in the preceding clauses (i), (ii) or (iii); provided that the notice to such recipient under this Section 8.02(f) is duly delivered to such recipient by regular mail and at least sixty (60) days shall have elapsed from the date of such notice until the Closing Date. In addition, at least sixty (60) days prior to the Closing Date, the applicable Adviser Subsidiary shall send written notice to all Advisor Clients (that are not also Adviser Subsidiary Direct Clients), either directly or through the respective Advisor, informing such Advisor Clients of the impending change of control of such Adviser Subsidiary resulting from the transactions contemplated hereby. Parent shall be provided a reasonable opportunity to review and comment on all consent solicitation materials and the foregoing notice to the Advisor Clients before their use. The Company shall provide Parent with regular updates on the status of the consent processes contemplated by Sections 8.02(a), 8.02(b), 8.02(c) and this 8.02(f).

(g) From and after the date hereof, prior to (x) any Adviser Subsidiary entering into a Non-Fund Investment Services Contract with a new Advisor or Adviser Subsidiary Direct Client, the Company shall use reasonable best efforts to cause the relevant Adviser Subsidiary to disclose to, and obtain consent from, each such prospective new Advisor or Adviser Subsidiary Direct Client to the “assignment” (as defined in the Investment Advisers Act) of such new Advisor or Adviser Subsidiary Direct Client’s Investment Services Contract(s) that will result upon the consummation of the transactions contemplated by this Agreement, in a manner consistent with Section 8.01(f) above, or (y) the Company or any Adviser Subsidiary acquiring any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), that is registered with the SEC as an investment adviser under the Investment Advisers Act (a “Prospective RIA Subsidiary”), the Company shall use reasonable best efforts to cause such Prospective RIA Subsidiary, in connection with such transaction, to disclose to, and obtain consent from, each of its advisory clients to the “assignment” (as defined in the Investment Advisers Act) of such advisory clients’ advisory contract(s) that will result upon the consummation of the transactions contemplated by this Agreement, in a manner consistent with Section 8.02(f) above.

(h) Notwithstanding anything to the contrary contained herein, in connection with obtaining the consent of any Advisor or Adviser Subsidiary Direct Client to the assignment of its Non-Fund Investment Services Contract, neither the Company nor any Adviser Subsidiary shall agree to any economic concessions or other material change to any Non-Fund Investment Services Contract without Parent’s prior written consent (which may be withheld in the sole discretion of Parent). Upon Parent’s reasonable request, the Company shall provide Parent (i) with access to all returned Non-Fund Client Consents or other evidence of Advisor or Adviser Subsidiary Direct Client consent to assignment, (ii) any written evidence from any Advisor or Adviser Subsidiary Direct Client declining to consent or withdrawing any consent, and (iii) a statement of any conditions requested by any Advisor or Adviser Subsidiary Direct Client(s) together with copies of any communications in connection with any consent hereunder.

Section 8.03. Financing. (a) Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Subsidiaries shall incur any liability to any Person under or with respect to, the Financing, or any cooperation provided pursuant to this Section 8.03, and Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all damages, losses, claims, costs or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties hereto) suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith except as a result of the gross negligence or willful misconduct of the Company or any of its Representatives or the material breach of Section 6.06 by the Company or its Subsidiaries (all such damages, losses, claims, costs or expenses, together with the Financing Cooperation Costs, the “Financing Costs”).

(b) Parent and Merger Sub shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to (i) arrange and obtain the proceeds of the Financing on the terms and conditions (including the “flex” provisions) not materially less favorable than those set forth in the Financing Commitment Letters, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment Letters (including the “flex” provisions thereof) or on other terms not materially less favorable to Parent than the terms and conditions (including the “flex” provisions) contained in the Financing Commitment Letters (the “Financing Agreements”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) satisfy on a timely basis all conditions applicable to Parent,

Merger Sub, the Guarantor or their respective Affiliates under the Financing Agreements (including the consummation of the Equity Financing) that are within their control (or, if necessary or deemed advisable by Parent, seek the waiver of conditions contained therein or such definitive agreements related thereto that are within control of Parent, Merger Sub or the Guarantor).

(c) Parent and Merger Sub shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to cause the Lenders and any other Persons providing Financing to fund, at the Closing, the full amount of the Financing required to consummate the transactions contemplated by this Agreement and the Financing Commitment Letters if all conditions to Closing contained in Section 9.01 and Section 9.02 are satisfied or waived (other than those conditions that (x) by their terms only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur, or (y) will be satisfied or waived upon funding).

(d) Subject to the following sentence, Parent and Merger Sub shall not, and shall cause their Affiliates not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of the Financing Commitment Letters without the written consent of the Company unless (in the case of the Debt Commitment Letters only) such amendment, alteration or waiver could not reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur. If any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, (i) Parent shall immediately so notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable, including by entering into one or more new debt commitment letters providing for such alternative financing and definitive agreements with respect to the alternative financing contemplated by such new debt commitment letters; provided that Parent shall not be required to (x) seek equity financing from any source, (y) pay any fees or any interest rates applicable to the Debt Financing materially in excess of those contemplated by the Debt Commitment Letter (including the “flex” provisions), or agree to any “flex” term less favorable to Parent or Company than such corresponding “flex” term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise) or (z) agree to economic terms that are materially less favorable than those contemplated by the Debt Commitment Letter as in effect on the date hereof. If and to the extent that the Financing is supplemented or superseded by any such alternative financing, the terms “Debt Financing,” “Financing,” “Financing Agreements,” “Debt Commitment Letter,” “Fee Letter” and “Financing Commitment Letters” shall each be deemed to be modified, mutatis mutandis, to refer to such alternative financing and any commitment letters or definitive agreements with respect thereto.

(e) Prior to Closing, Parent and Merger Sub shall comply, and shall use its and their reasonable best efforts to cause its Affiliates and their Representatives to comply, with the terms, and satisfy on a timely basis the conditions within Parent’s and Merger Sub’s control, of the Financing Commitment Letters and the Financing Agreements. Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) prior to Closing, give the Company prompt notice of any breach or threatened breach by any party to any of the Financing Commitment Letters, the Financing Agreements or any related fee or engagement letter of which Parent or Merger Sub becomes aware or any termination or threatened termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing, including upon request of the Company by promptly providing the Company with drafts and term sheets relating to the Financing Agreements and, if applicable, drafts and term sheets relating to any alternative financing.

Section 8.04. Certain Filings. (a) In the event the Written Consent is delivered to Parent by the Written Consent Delivery Time or is delivered to Parent after the Written Consent Delivery Time and Parent has not yet terminated this Agreement pursuant to Section 10.01(c)(iii):

(i) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement and in any event within twenty (20) Business Days of the date of this Agreement, the Information Statement.

(ii) The Company and Parent shall cooperate with one another (A) in connection with the preparation of the Information Statement, and (B) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement.

(iii) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly provide Parent and its counsel with (A) any comments or other communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Information Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given by the Company). Parent shall furnish to the Company the information relating to it required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. The Company shall cause the Information Statement to be mailed to holders of Company Stock as of the date the Written Consent is effective promptly (but in any event no more than five Business Days) after the later of (x) the tenth day after the Information Statement is filed with the SEC if the SEC has not informed the Company that it will review the Information Statement and (y) the receipt of confirmation by the SEC that the SEC has no further comments on the Information Statement.

(iv) If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by Applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (A) correct any information provided by it specifically for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect and (B) supplement the information provided by it specifically for use in the Information Statement to include any information that shall become necessary in order to make the statements in the Information Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Information Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by Applicable Law.

(b) In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 10.01(c)(iii):

(i) The Company and Parent shall cooperate with one another (A) in connection with the preparation of the Proxy Statement, (B) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (C) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(ii) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly provide Parent and its counsel with (A) any substantive comments or other material communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Proxy Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Stock as of the record date established for the Company Stockholders Meeting promptly (but in any event no more than five Business Days) after the later of (x) the tenth day after the Proxy Statement is filed with the SEC if the SEC has not informed the Company that it will review the Proxy Statement and (y) the receipt of confirmation by the SEC that the SEC has no further comments on the Proxy Statement.

Section 8.05. Public Announcements. Except in connection with actions taken pursuant to Section 6.04, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01, which shall be governed by such Section); and

(c) any Legal Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement;

provided that a Party’s good faith failure to comply with this Section 8.07 shall not provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.08. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other Party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement by the other Party or its Representatives, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such Party or (c) later lawfully acquired by such Party from sources other than the other Party (provided that the acquiring Party had no reason to believe that the source of such information owed an obligation of confidence to such other Party in respect of such information); provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents on a need-to-know basis in connection with the transactions contemplated by this Agreement and to Lenders or other Persons in connection with obtaining the Financing for the transactions contemplated by this Agreement so long as such Party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other Party, upon request and at the recipient Party’s option, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other Party in connection with this Agreement and that are subject to such confidence. All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent or its Representatives in connection with this Agreement shall be held confidential in accordance with the Confidentiality Agreement.

Section 8.09. Section 16 Matters. Prior to the Effective Time, each Party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.10. Litigation and Proceedings. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense or settlement of any litigation or other Legal Proceedings (other than any litigation or other Legal Proceeding in connection with or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.04) brought by a stockholder of the Company against the Company or any of its directors relating to this Agreement or the transactions contemplated by this Agreement (whether directly or on behalf of the Company or its Subsidiaries or otherwise); provided that the Company shall give Parent prompt written notice of any such litigation or other Legal Proceedings (including by providing copies of all pleadings with respect thereto) and a reasonable opportunity to participate, at Parent’s expense, in such litigation or other Legal Proceedings; and provided, further, that the Company agrees that it shall consult with Parent with respect to the defense, settlement and prosecution of any such litigation or other Legal Proceedings and shall not settle any such litigation or other Legal Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned (except that no prior written consent is required to the extent the settlement is fully covered by the Company Insurance Policies). For purposes of this Section 8.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation or other Legal Proceedings by the Company (in a manner designed to not undermine the attorney-client privilege between the Company and its counsel), and Parent may offer comments or suggestions with respect to such litigation or other Legal Proceedings (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such litigation or other Legal Proceedings except for the settlement or compromise consent set forth in the preceding sentence.

Section 8.11. Stock Exchange Delisting. The Surviving Corporation shall cause the Company Securities to be delisted from the NYSE as soon as practicable following the Effective Time and to be deregistered under the 1934 Act as promptly as practicable after such delisting in compliance with Applicable Law and the rules and regulations of the NYSE. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part with respect thereto.

Section 8.12. Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.13. Takeover Statutes. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained and, if obtained by Written Consent, the Information Statement shall have been mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing;

(b) no (i) injunction or order issued by any court of competent jurisdiction preventing the consummation of the Merger or (ii) Applicable Law enacted, entered, adopted or promulgated by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, or any of their respective Subsidiaries that, in any case, prohibits, enjoins or makes illegal the Merger, shall have taken effect after the date hereof and shall still be in effect;

(c) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority set forth on Section 9.01(d) of the Company Disclosure Schedule (the “Required Statutory Approvals”) shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated), in each case.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction of the following conditions:

(a) (i) the representations and warranties of the Company contained in the first two sentences of Section 4.05(a), the first sentence of Section 4.05(b) and the second sentence of Section 4.26, in each case, shall be true in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $15,000,000) at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01, Section 4.02, Section 4.04(a), Section 4.05(a) (only to the extent not addressed by clause (i) of this Section 9.02(a)), Section 4.05(b) (only to the extent not addressed by clause (i) of this Section 9.02(a)), the first sentence of Section 4.06(b) and Section 4.26 (only to the extent not addressed by clause (i) of this Section 9.02(a)) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true in all respects at and as of the Effective Time as if made at and as of such time, and (iv) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall not have breached or failed to perform or comply with in any material respect any of its obligations and covenants under this Agreement contemplated to be performed or complied with prior to the Effective Time;

(c) since the date hereof, there shall not have occurred a Company Material Adverse Effect or any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect; and

(d) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of Parent contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent shall not have breached or failed to perform or comply with in any material respect its obligations and covenants under this Agreement contemplated to be performed or complied with prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 1, 2025 (as such date may be extended pursuant to Section 11.03 or the written agreement of the Parties) (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party (including, in the case of Parent, Merger Sub) whose breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time;

(ii) there shall be any permanent injunction or other order issued by a Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of, or primarily resulted in, such injunction or other order; or

(iii) a copy of the Written Consent shall not have been delivered to Parent and at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c) by Parent, if:

(i) prior to the receipt of Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company shall not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to Section 10.01(c)(ii); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied at the time at which Parent would otherwise exercise such termination right; or

(iii) a copy of the Written Consent shall not have been delivered to Parent by the Written Consent Delivery Time;

(d) by the Company, if:

(i) prior to the receipt of Company Stockholder Approval, the Board of Directors of the Company authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that (1) concurrently with such termination, the Company pays to Parent or its designee the Company Termination Fee payable pursuant to Section 11.04 and enters into the definitive agreement with respect to such Superior Proposal and (2) the Company has complied with the terms of Section 6.04;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub shall not have cured such breach before the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to Section 10.01(d)(ii); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied at the time at which the Company would otherwise exercise such termination right; or

(iii) (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been and continue to be satisfied or waived (other than (x) those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur) and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Parent or Merger Sub of this Agreement), (B) Parent fails to consummate the Merger in accordance with Section 2.01 on the date on which the Closing should have occurred pursuant to Section 2.01(b), (C) following such failure by Parent to consummate the Merger in accordance with Section 2.01, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two (2) Business Day period immediately thereafter and (D) Parent fails to consummate the Merger within such two (2) Business Day period after delivery by the Company to Parent of the notice described in clause (C).

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided that:

(i) The Guarantee, the provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09, and the Confidentiality Agreement (and the definitions of any capitalized terms used in such sections and agreements), shall survive any termination hereof pursuant to Section 10.01.

(ii) Subject to the limitations set forth in Section 11.04(f), the Company shall not be relieved or released from any liabilities or damages arising out of any fraud or its willful and intentional breach of any provision of this Agreement occurring prior to the termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as no error message is generated or received) and shall be given, if to Parent or Merger Sub, to:

GTCR Everest Borrower, LLC

c/o GTCR LLC

300 North LaSalle, Suite 5600

Chicago, Illinois 60654

Attention: Collin E. Roche and Michael S. Hollander

E-mail: croche@gtcr.com

mike.hollander@gtcr.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Ted M. Frankel, P.C., Christopher M. Thomas P.C. and

Christopher B. Grady

E-mail: ted.frankel@kirkland.com

christopher.thomas@kirkland.com

christopher.grady@kirkland.com

if to the Company, prior to the Effective Time, to:

AssetMark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, California

Attention: Michael Kim and Ted Angus

E-mail: michael.kim@assetmark.com

ted.angus@AssetMark.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

Attention: Alan F. Denenberg; Michael Gilson

E-mail: alan.denenberg@davispolk.com

michael.gilson@davispolk.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in Section 8.03(a) and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination).

Section 11.03. Amendments and Waivers. (a) Subject to Section 11.14, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. No extension, waiver or termination of this Agreement by the Company shall require the approval of the Company’s stockholders unless such approval is required by Applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense whether or not the transactions contemplated hereby are consummated.

(b) [Reserved].

(c) Company Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i) then the Company shall pay (or cause to be paid on its behalf) to Parent (or its designees) in immediately available funds $80,760,870 (the “Company Termination Fee”). The Company Termination Fee shall be payable in the case of a termination (A) by Parent, within three (3) Business Days after such termination and (B) by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iii) or Section 10.01(c)(ii), (B) an Acquisition Proposal shall have been publicly announced (or solely in the case of a termination pursuant to Section 10.01(c)(ii), made to the Board of Directors of the Company) after the date of this Agreement and not withdrawn and (C) within twelve (12) months after the date of such termination, an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay (or cause to be paid on its behalf) to Parent (or its designees) in immediately available funds, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee.

In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) (or, in either case, by Parent or the Company pursuant to Section 10.01(b)(i) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii)) (in each case, without giving effect to any notice requirement or cure period or right set forth therein), then Parent shall pay or cause to be paid to the Company in immediately available funds $161,521,740 (the “Parent Termination Fee”), within two (2) Business Days after such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) Each Party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. Each Party further acknowledges that neither the Parent Termination Fee nor the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 11.04, is a penalty, but each is instead liquidated damages in a reasonable amount that will compensate the recipient of such fee in circumstances in which such fee is payable for the efforts and resources expended, and opportunities foregone, while negotiating this Agreement, and for such recipient’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 11.04, it shall also reimburse any documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the other Party in connection with a Legal Proceeding to enforce this Agreement that results in a final, non-appealable judgment against the paying Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (such costs and expenses, “Enforcement Costs”); provided, that in no event shall the Enforcement Costs of a paying Party (or Parent’s Reimbursement Obligations) exceed an aggregate amount equal to $10,000,000.

(f) The Parties hereto agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable by the Company or Parent, respectively, pursuant to this Section 11.04 and such Company Termination Fee or Parent Termination Fee is paid in full, the Party that receives such payment shall be precluded from any other remedy against the other Parties hereto, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Parties or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing shall not limit the ability of the Company or its Subsidiaries to (i) recover from Parent the amount of any Regulatory Costs paid by the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries is liable to pay for) under Section 8.01(h), (ii) recover from Parent the amount of any Adviser Proxy Costs paid by the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries is liable to pay for) under Section 8.02(a), (iii) recover any Financing Costs,

(iv) recover any Enforcement Costs under Section 11.04(e), and any such amounts recovered or received shall not reduce the amount of the Parent Termination Fee (collectively, (i)-(iv), “Reimbursement Obligations”); provided, further, that in no event shall the Reimbursement Obligations (including Enforcement Costs) exceed, in any case, an aggregate amount equal to $10,000,000; and provided, further, that nothing in this Section 11.04(f) shall restrict (A) the Company’s entitlement to seek and obtain specific performance (x) hereunder as and to the extent permitted by Section 11.13, (y) against the Guarantor under the Guarantee or (z) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein or (B) claims under the Confidentiality Agreement. Notwithstanding the foregoing, this Section 11.04(f) shall not relieve the Company from any liability for fraud or willful and intentional breach.

(g) Except as expressly provided in Section 11.13 and the Equity Commitment Letter, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Related Parties (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Guarantor or any of their respective Related Parties (collectively, the “Parent Related Parties”) or the Lender-Related Parties for all losses, damages, liabilities, obligations, costs or expenses in respect of or relating in any way to (i) any breach or threatened breach of this Agreement, the Financing Commitment Letters, the Guarantee and any other agreement, instrument, certificate or other document entered into among the Parties pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby (and the termination of this Agreement or failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder)), (ii) any failure or threatened or attempted failure of Parent or Merger Sub to comply with the obligations under this Agreement, the Financing Commitment Letters, the Guarantee or any other agreement, certificate or other document entered into among the Parties pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby, (iii) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder) or (iv) this Agreement, the Financing Commitment Letters, the Guarantee and any other agreement, instrument, certificate or other document entered into among the Parties pursuant to the terms of this Agreement, the Merger or the failure of the Merger or any of the other transactions contemplated hereby or thereby to be consummated or the termination of this Agreement, in each case, including in any Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any Legal Proceeding, by virtue of any Applicable Law, pursuant to any theory of law or equity (whether for breach of contract, in tort or otherwise) (such agreements and related matters, collectively, the “Transaction-Related Matters”) shall be to terminate this Agreement and, solely to the extent payable in accordance herewith, receive payment of the Parent Termination Fee and any Reimbursement Obligations (not to exceed $10,000,000) (in each case, pursuant to this Agreement or the Guarantee). Upon payment of the Parent Termination Fee to the Company pursuant to Section 11.04(d) following a valid termination of this Agreement by the Company, solely to the extent payable in accordance herewith, none of the Parent Related Parties shall have any liability or obligation of any nature whatsoever to the Company or any other Company Related Party for any Transaction-Related Matter other than the Reimbursement Obligations. Further, under no circumstances shall (A) the maximum aggregate liability of Parent and Merger Sub (and the Guarantor in accordance with, and subject to the limitations in, the Guarantee) for all Transaction-Related Matters exceed an aggregate amount equal to the sum of the Parent Termination Fee plus any Reimbursement Obligations (not to exceed $10,000,000) (such sum, the “Parent Liability Cap”) or (B) any Company Related Party be entitled to recover any recovery or award or damages of any kind in excess of the Parent Liability Cap (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages); provided that the foregoing shall not limit the ability of the Company or its Subsidiaries to bring any Legal Proceedings for breach of the Confidentiality Agreement; and provided, further, that nothing in this Section 11.04(g) shall restrict the Company’s entitlement to seek and obtain specific performance hereunder as and to the extent permitted by Section 11.13 and under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein.

Section 11.05. Disclosure Schedule. The Parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such Party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, is not in the ordinary course of business, or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.04 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Equity Awards and Company Cash Incentive Awards to receive the payments contemplated by the applicable provisions of Section 2.05, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, and (iv) the rights of the Parent Related Parties under Section 11.04(g). The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Sub may, upon prior written notice to the Company, transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder, (ii) enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Sub or (iii) prevent, impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or delay the consummation of the Merger or the other transactions contemplated hereby. Any purported assignment, delegation or other transfer without such consent shall be void.

Section 11.07. Governing Law. This Agreement and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state (or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 11.08. Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) by all of the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule), any certificates delivered pursuant hereto, the Guarantee, the Financing Commitment Letters and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. (a) Subject to Section 11.13(b), the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if (i) any Party fails to take such actions as are required of it hereunder to consummate the Merger or (ii) the Merger were not consummated and the Company’s stockholders and holders of Company Equity Awards and Company Cash Incentive Awards did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, the Guarantee and/or the Equity Commitment Letter, or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ and holders of Company Equity Awards’ and Company Cash Incentive Awards’ right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 11.13(b), the Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason (other than on the grounds that such remedy is sought in violation of the terms hereof, including Section 11.13(b)), and not to assert that a remedy of monetary damages (including any fees payable pursuant to Section 11.04) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Subject to Section 11.13(b), the Parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy and that such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity. Each of Parent and each Merger Sub acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 11.13 and the payment of the Parent Termination Fee; provided that in no event shall the Company be permitted or entitled to receive both (A) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (B) the Parent Termination Fee.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to cause Parent to consummate the Closing in accordance with the terms and conditions hereof and to fully enforce the terms of the Equity Commitment Letter against the Guarantor and to cause the Equity Financing to be funded (including by causing Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely funded in accordance with the terms of the Equity Commitment Letter) on the terms and conditions of the Equity Commitment Letter if any only if (and only for so long as) each of the following is satisfied: (i) this Agreement has not been validly terminated, (ii) all conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived by Parent (other than those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied if the Closing were to occur and those conditions the failure of which to be satisfied is caused by or results from a breach by Parent of this Agreement), (iii) Parent fails to consummate the Closing at the time provided by Section 2.01(b), (iv) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 8.03(e)) has been funded in accordance with the terms of the Debt Commitment Letter or will be so funded in accordance with the terms of the Debt Commitment Letter at the Closing if the Equity Financing is funded at the Closing, and (v) the Company has irrevocably confirmed in writing to Parent that, if the Equity Financing and Debt Financing are funded, the Company would take such actions required of it by this Agreement to cause the Closing to occur. Without limiting the foregoing, it is understood and agreed by the Parties that only the Company (and not any of the other Company Related Parties) may exercise the rights and remedies set forth in this Section 11.13(b).

Section 11.14. Lenders. Notwithstanding anything in this Agreement to the contrary, the Company hereby: (a) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lender-Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any Legal Proceeding in respect of such matters to the exclusive jurisdiction of such court, and such Legal Proceeding (except to the extent otherwise provided in the Debt Commitment Letters) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender-Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than any federal or state court in the Borough of Manhattan, New York, New York (or any appellate court thereof), (c) agrees that service of process upon the Company in any such Legal Proceeding or proceeding shall be effective if notice is given in accordance with Section 11.01, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Legal Proceeding brought against any Lender-Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Lender-Related Parties will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided that the foregoing shall not preclude any liability of the Lender-Related Parties to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Lender-Related Parties pursuant to the definitive agreements relating to the Debt Financing, and (g) agrees that the Lender-Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 11.14 and such provisions and the definition of “Lenders” and “Lender-Related Parties” shall not be waived or amended in any way adverse to the Lender-Related Parties without the prior written consent of the Lenders.

Section 11.15. No Recourse.

(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (or parties to the Guarantee, Equity Commitment Letter or Confidentiality Agreement, to the extent set forth therein). No Parent Related Parties (other than (i) Parent and Merger Sub and (ii) the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.

(b) The Company (on behalf of itself and any Person claiming by through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, GTCR LLC pursuant to the Confidentiality Agreement or the Guarantor pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein). Without limiting the generality of the foregoing, to the maximum extent permitted under Applicable Law (and subject only to the specific contractual provisions of this Agreement or an agreement executed or delivered in connection herewith), the Company (on behalf of itself and any person claiming by, through or on behalf of the Company) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

Section 11.16. Miscellaneous. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The Parties have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any Party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (a) publicly available on the SEC EDGAR database at least one (1) Business Days prior to the date of this Agreement or (b) uploaded at least one (1) Business Day prior to the execution of this Agreement in the “Project Everest” dataroom hosted on Datasite and continuously available to Parent and its representatives.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:	/s/ Michael Kim
	Name:	Michael Kim
	Title:	Chief Executive Officer

GTCR EVEREST BORROWER, LLC

By:	/s/ Michael Hollander
	Name:	Michael Hollander
	Title:	Vice President and Treasurer

GTCR EVEREST MERGER SUB, INC.

By:	/s/ Michael Hollander
	Name:	Michael Hollander
	Title:	Vice President and Treasurer

Annex B

Written Consent

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF

ASSETMARK FINANCIAL HOLDINGS, INC.

(a Delaware corporation)

April 25, 2024

The undersigned holder (the “Stockholder”) of 50,873,799 shares of common stock, par value $0.001 per share (the “Common Shares”) of AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), which represents a majority of the aggregate Total Voting Power (as defined in the Certificate of Incorporation), hereby irrevocably consents in writing to the following actions and adopts the following resolutions by written consent (this “Action by Written Consent”) pursuant to Section 228 and Section 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Amended and Restated Certificate of Incorporation of the Company, effective as of July 5, 2019, as amended by the Certificate of Amendment, effective as of June 5, 2023 (the “Certificate of Incorporation”), and the Amended and Restated By-laws of the Company, effective as of July 17, 2019 (the “Bylaws”):

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of April 25, 2024 (the “Merger Agreement”), by and among GTCR Everest Borrower, LLC, a Delaware limited liability company (“Parent”), GTCR Everest Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, an executed copy of which is attached hereto as Annex A;

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, prior to the execution of the Merger Agreement, the Company’s Board of Directors has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, (c) authorized and approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions contained in therein and (d) resolved to recommend adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the stockholders of the Company;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration and all shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist;

WHEREAS, the consummation of the Merger in accordance with the terms of the Merger Agreement is conditioned on, among other things, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Company Stock outstanding as of the date hereof;

WHEREAS, the Common Shares held by the Stockholder represent (a) a majority of the aggregate Total Voting Power (as defined in the Certificate of Incorporation), which such voting power is permitted to act by written consent pursuant to Section 7.3 of the Certificate of Incorporation, and (b) a majority of the voting power of the Company entitled to vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, voting as a single class, and the Stockholder is therefore permitted, pursuant to the DGCL, the Certificate of Incorporation and the Bylaws, to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, pursuant to this Action by Written Consent, and no consent or vote of any other stockholder, or any other holder of any other security, of the Company is required with respect to such adoption or approval; and

WHEREAS, the Stockholder desires to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

WHEREAS, upon the execution and delivery of this Action by Written Consent, the Company Stockholder Approval shall have been obtained in accordance with Sections 228 and 251 of the DGCL, the Certificate of Incorporation and the Bylaws.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, including each of the annexes, exhibits and schedules attached thereto, and the transactions contemplated thereby, including the Merger, and any other documents, instruments and certificates required by, referenced in or related to the Merger Agreement, are hereby irrevocably adopted, approved and ratified in all respects, including for all purposes under the DGCL, the Certificate of Incorporation and the Bylaws, without prior notice and without a vote or a meeting;

RESOLVED FURTHER, that the Stockholder acknowledges and agrees that by executing and delivering this Action by Written Consent in accordance with Section 228 of the DGCL, the Stockholder irrevocably waives any appraisal or dissenters’ rights of the Stockholder in respect of the Common Shares under Section 262 of the DGCL or other applicable laws with respect to the Merger Agreement and the transactions contemplated thereby;

RESOLVED FURTHER, that this Action by Written Consent be delivered (by hand or by certified or registered mail, return receipt requested) to the Company by delivery to its registered office in the State of Delaware, the executive office of the Company or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders of the Company are recorded and filed with the minutes of the proceedings of the stockholders of the Company.

The actions taken by this Action by Written Consent shall have the same force and effect as if taken at a meeting of the stockholders of the Company, duly called and constituted pursuant to the DGCL, the Certificate of Incorporation and the Bylaws. This Action by Written Consent may be signed in any number of counterparts (including by facsimile, PDF, electronic mail or electronic signature) each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any copy, PDF or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, PDF or other reproduction be a complete reproduction of the entire original writing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Action by Written Consent on the date set forth below.

Huatai International Investment Holdings Limited

By:	/s/ Yi Zhou
Name: Yi Zhou Title: Authorized Signature of HIIHL

Date:	04/25/2024

Annex C

April 25, 2024

Board of Directors

AssetMark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, California 94520

Members of the Board:

We understand that AssetMark Financial Holdings, Inc. (the “Company”), GTCR Everest Borrower, LLC (the “Buyer”) and GTCR Everest Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 24, 2024 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than (i) shares held in treasury by the Company, (ii) shares held by the Buyer or Acquisition Sub, (iii) shares held by any subsidiary of the Buyer or the Company (other than shares of Company Common Stock held by any such person in a trustee, custodian or nominee capacity for the account of clients or customers of such persons) or (iv) shares as to which dissenters’ rights have been perfected (collectively (i)-(iv), “Excluded Shares”), will be automatically converted into the right to receive $35.25 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 68.4% of the outstanding shares of the Company Common Stock is owned by Huatai International Investment Holdings Limited (“Holding”).

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of Excluded Shares or Holding).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the draft equity commitment letter from GTCR Fund XIV/A LP, GTCR Fund XIV/C LP, GTCR Co-Invest XIV/A LP and GTCR Co-Invest XIV/B LP to Buyer dated April 24, 2024 and the draft debt commitment letter from certain lenders dated April 24, 2024 (the “Commitment

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Letters”), the draft limited guarantee provided by GTCR Fund XIV/A LP, GTCR Fund XIV/C LP, GTCR Co-Invest XIV/A LP and GTCR Co-Invest XIV/B LP dated April 24, 2024 and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the rendering of this opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services to GTCR LLC (the ultimate controlling equityholder of Buyer, “GTCR”) and certain of its affiliates and their affiliated funds’ respective portfolio companies (collectively, the “GTCR Related Entities”) and have received fees in connection with such services. Neither we nor any of our affiliates have been engaged in any financial advisory or financing assignments for the Company, nor have we received any fees for such services from the Company during the two years prior to the date hereof. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, GTCR and the GTCR Related Entities and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of GTCR, the GTCR Related Entities, Buyer, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

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This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting if such meeting were to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of Excluded Shares or Holding) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Xiaohui Dong
Xiaohui Dong Executive Director

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